SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the registrant [X]
Filed by party other than the registrant [_]

Check the appropriate box:

 [X] Preliminary proxy statement             [_]  Confidential, for Use of the
 [_] Definitive proxy statement                   Commission Only (as permitted
 [_] Definitive additional materials              by Rule 14a-6(e)(2))
 [_] Soliciting material pursuant to
     Rule 14a-11(c) or Rule 14a-12

   WACHOVIA CORPORATION (ON BEHALF OF REPUBLIC SECURITY FINANCIAL CORPORATION)*
-------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

-------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

 [_] No fee required.
 [X] Fee computed on table below per Exchange Act Rules 14a-6(i)4 and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF REPUBLIC SECURITY FINANCIAL CORPORATION (THE "COMMON STOCK")
          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          48,782,021 SHARES OF COMMON STOCK
          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          THE PER UNIT PRICE OF EACH SHARE OF COMMON STOCK IS $6.46875, THE AVERAGE OF THE HIGH AND LOW SALE PRICE FOR THE COMMON STOCK ON NOVEMBER 21, 2000.
          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          315,558,698.35
          ---------------------------------------------------------------------
     (5)  Total fee paid:
          $63,111.74
          ---------------------------------------------------------------------
 [_] Fee paid previously with preliminary materials.
 [_] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

----------
* Wachovia Corporation will ultimately file a Registration Statement on Form S-4

                     REPUBLIC SECURITY FINANCIAL CORPORATION
                           450 SOUTH AUSTRALIAN AVENUE
                         WEST PALM BEACH, FLORIDA 33401

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON ________, 2001


TO THE SHAREHOLDERS OF REPUBLIC SECURITY FINANCIAL CORPORATION:

     Notice is hereby given that a special meeting of shareholders of Republic Security Financial Corporation will be held at ________________________________ at _______ on ____________, 2001, for the following purposes:

     (1) To consider and vote upon an Agreement and Plan of Merger, dated as of October 29, 2000, by and between Republic Security Financial Corporation and Wachovia Corporation and the related Plan of Merger pursuant to which Republic will merge with and into a wholly owned subsidiary of Wachovia.

          In the merger, each share of Republic common stock issued and outstanding at the effective time of the merger will be converted into a number of shares of Wachovia common stock equal to $7.00 divided by the average closing price of Wachovia common stock for the fifteen trading days immediately preceding the effective time of the merger, subject to a minimum of 0.1245 of a share of Wachovia common stock for each share of Republic common stock and a maximum of 0.1521 of a share of Wachovia common stock for each share of Republic common stock. You can find a copy of the Merger Agreement and related Plan of Merger in Appendix A to the accompanying proxy statement/prospectus.

     (2) To transact other business, if any, that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Only shareholders of record at the close of business on ___________, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     Shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, please complete and promptly mail your proxy in the prepaid return envelope provided. This will not prevent you from voting in person, should you so desire. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

     THE REPUBLIC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

                                            By Order of the Board of Directors,



                                            Alissa E. Ballot
__________, 2000                            Secretary

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION,
                             DATED NOVEMBER 28, 2000


         [REPUBLIC LOGO]                              [WACHOVIA LOGO]

        PROXY STATEMENT OF                             PROSPECTUS OF
REPUBLIC SECURITY FINANCIAL CORPORATION            WACHOVIA CORPORATION

                                 --------------

     Your board of directors has approved unanimously the merger of Republic into a wholly owned subsidiary of Wachovia. This strategic transaction provides Republic with growth and strategic opportunities that would not have been available to us on a stand-alone basis. In addition, it provides you with the opportunity to participate as a shareholder in one of the nation's leading financial services companies.

     IN THE MERGER, EACH OF YOUR SHARES OF REPUBLIC COMMON STOCK WILL BE CONVERTED INTO BETWEEN 0.1245 AND 0.1521 OF A SHARE OF WACHOVIA COMMON STOCK. WE WILL DETERMINE THE EXACT EXCHANGE RATIO BY DIVIDING $7.00 BY THE AVERAGE CLOSING PRICE OF WACHOVIA COMMON STOCK FOR THE FIFTEEN TRADING DAYS BEFORE THE MERGER, SUBJECT TO A MINIMUM OF 0.1245 OF A SHARE OF WACHOVIA COMMON STOCK FOR EACH SHARE OF REPUBLIC COMMON STOCK AND A MAXIMUM OF 0.1521 OF A SHARE OF WACHOVIA COMMON STOCK FOR EACH SHARE OF REPUBLIC COMMON STOCK. THIS REPRESENTS A VALUE OF $______ BASED ON THE AVERAGE CLOSING PRICE OF WACHOVIA COMMON STOCK ON ____________, 2000. IN ADDITION, WE EXPECT THAT THE CONVERSION OF YOUR SHARES OF REPUBLIC COMMON STOCK INTO WACHOVIA COMMON STOCK GENERALLY WILL NOT BE SUBJECT TO U.S. FEDERAL INCOME TAX.

     To complete this merger, Republic needs your approval. This document is being furnished to you in connection with the solicitation of proxies by Republic's board of directors for its use at the special meeting of shareholders.

     The special meeting will be held at _____________________________________, at _____ on _______________, 2001. At the special meeting, you will be asked to consider and vote on the merger agreement and the related plan of merger.

     Your board of directors believes that the merger is in the best interests of Republic and its shareholders and strongly encourages you to vote "FOR" approval of the merger agreement and the related plan of merger. Republic's financial advisor, Sandler O'Neill & Partners L.P., has issued its opinion to the Republic board of directors that the exchange ratio in the merger is fair from a financial point of view to Republic shareholders.

     Wachovia common stock is traded on the New York Stock Exchange under the symbol "WB".

-------------------------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES THAT WACHOVIA IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF WACHOVIA, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
-------------------------------------------------------------------------------

                                 --------------

     The date of this proxy statement/prospectus is _____________, 2000, and it is being mailed or otherwise delivered to Republic shareholders on or about that date.

               REFERENCES TO ADDITIONAL INFORMATION ABOUT WACHOVIA

     This proxy statement/prospectus incorporates important business and financial information about Wachovia from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from Wachovia at the following addresses:

                              WACHOVIA CORPORATION

             P.O. Box 3099                           191 Peachtree Street, N.E.
        Winston-Salem, NC 27150          or            Atlanta, Georgia 30303
         Attention: Secretary                           Attention: Secretary
           (336) 732-2549                                  (404) 332-6661


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY ______________, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     See "Where You Can Find More Information" on page 53 for further information.

                                TABLE OF CONTENTS

REFERENCES TO ADDITIONAL INFORMATION ABOUT WACHOVIA..........................ii

QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/REPUBLIC MERGER......................1

SUMMARY.......................................................................2
     Comparison of Unaudited Per Share Data...................................8
     Selected Financial Data of Wachovia.................................... 10
     Selected Financial Data of Republic.....................................11

A WARNING ABOUT FORWARD-LOOKING STATEMENTS...................................12

SPECIAL MEETING..............................................................13
     Record Date.............................................................13
     Quorum; Effect of Abstentions and Broker Non-Votes......................13
     Proxies.................................................................13
     Vote Required...........................................................14
     Recommendation of Board of Directors....................................14

THE MERGER...................................................................15
     Overview................................................................15
     Background of the Merger................................................15
     Reasons of Republic for the Merger......................................19
     Opinion of Republic's Financial Advisor.................................21
     Effective Time of the Merger............................................28
     Distribution of Wachovia Stock Certificates.............................28
     Fractional Shares.......................................................28
     Federal Income Tax Consequences.........................................29
     Interests of Republic's Management and Directors in the Merger..........30
     Post-Merger Compensation and Benefits...................................33
     Noncompetition Agreements...............................................33
     The First Palm Beach Bancorp, Inc. Indenture............................33
     Conditions to Completion of the Merger..................................33
     Regulatory Approvals....................................................35
     Amendment, Waiver and Termination.......................................36
     Termination Fee Agreement...............................................36
     Conduct of Business Pending the Merger..................................38
     Management and Operations after the Merger..............................39
     Expenses and Fees.......................................................40
     Accounting Treatment....................................................40
     Resales of Wachovia Common Stock........................................40
     Dissenters' Appraisal Rights............................................40
     Shareholder Litigation..................................................41

DESCRIPTION OF WACHOVIA CAPITAL STOCK........................................41
     Authorized Stock........................................................41
     Preferred Stock.........................................................41
     Common Stock............................................................41
     Anti-Takeover Provisions................................................42

CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS AND REPUBLIC
SHAREHOLDERS.................................................................45
     Authorized Capital......................................................45
     Amendment of Articles of Incorporation..................................45
     Notice of Meetings of Shareholders......................................45
     Special Meetings of Shareholders........................................46
     Record Date.............................................................46
     Number of Directors; Classified Board of
       Directors.............................................................46
     Removal of Directors....................................................46
     Shareholder Proposals; Advance Notice of Director Nominations...........47
     Anti-Takeover Provisions; Restrictions on Certain Business
       Combinations..........................................................47
     Shareholder Rights Agreement............................................48
     Limitation on Director Liability; Indemnification ......................48
     Shareholder Inspection Rights; Shareholder Lists........................49
     Dissenters' Appraisal Rights............................................49

SHAREHOLDER PROPOSALS........................................................50

COMPARATIVE MARKET PRICES AND DIVIDENDS......................................51
     Wachovia................................................................51
     Republic................................................................52

EXPERTS......................................................................53

VALIDITY OF WACHOVIA COMMON STOCK............................................53

OTHER MATTERS................................................................53

WHERE YOU CAN FIND MORE INFORMATION..........................................53

APPENDICES:

Appendix A -- Agreement and Plan of Merger and Related Plan of Merger Appendix B -- Termination Fee Agreement
Appendix C -- Opinion of Sandler O'Neill & Partners L.P.

            QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/REPUBLIC MERGER


Q:   WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on _________, 2001.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Republic stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Wachovia will send you written instructions explaining how you should exchange your stock certificates.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect the merger to be completed during the first quarter of 2001. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Republic must approve the merger agreement and the related plan of merger and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A: You should contact Alissa E. Ballot, Secretary at Republic Security Financial Corporation, 450 South Australian Avenue, West Palm Beach, Florida 33401, telephone (561) 655-8511.

                                     SUMMARY

     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" on page 53 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

INFORMATION REGARDING WACHOVIA AND REPUBLIC (See page 53)

WACHOVIA CORPORATION
100 North Main Street
Winston-Salem, North Carolina 27101
(336) 770-5000

and

191 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 332-5000

     Wachovia is a North Carolina corporation, whose principal banking subsidiary is Wachovia Bank, National Association. As of September 30, 2000, Wachovia had 679 branches and 1,364 ATMs throughout the Southeast United States. Wachovia also has subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and brokerage services. Based on its consolidated asset size and market capitalization at September 30, 2000, Wachovia was ranked 15th and 19th, respectively, among domestic U.S. bank holding companies. At that date, Wachovia had consolidated assets of $72.020 billion, deposits of $44.262 billion and shareholders' equity of $6.090 billion.

REPUBLIC SECURITY FINANCIAL CORPORATION
450 South Australian Avenue
West Palm Beach, Florida 33401
(561) 655-8511

     Republic is a Florida corporation, whose principal subsidiary is Republic Security Bank, organized under the laws of Florida. As of September 30, 2000, Republic Security Bank had 99 branches of which 58 are traditional branches and 41 are in-store supermarket branches and all of which are located in Florida. At September 30, 2000, Republic had consolidated assets of $3.397 billion, deposits of $2.013 billion and shareholders' equity of $207 million.


MERGER CONSIDERATION WILL BE BETWEEN 0.1245 AND 0.1521 WACHOVIA SHARES FOR EACH REPUBLIC SHARE (see page 15)

     When the merger is complete, each of your shares of Republic common stock will be converted into between 0.1245 and 0.1521 of a share of Wachovia common stock. We will determine the exact exchange ratio by dividing $7.00 by the average closing price of Wachovia common stock for the fifteen trading days before the merger, subject to a minimum of 0.1245 of a share of Wachovia common stock for each share of Republic common stock and a maximum of 0.1521 of a share of Wachovia common stock for each share of Republic common stock. The minimum ratio of 0.1245 would apply when the average closing price of Wachovia common stock is $56.2375 or more and the maximum ratio of 0.1521 would apply when the average closing price is $46.0125 or less. In the case of fractional shares, you will receive cash instead of a fractional share.

     For example, if you hold 100 shares of Republic common stock, then:

     o Assuming the average price of Wachovia common stock for the fifteen trading days before the merger is $50, you will receive 14 shares of Wachovia common stock.

     o Assuming the average price of Wachovia common stock for the fifteen trading days before the merger is equal to or greater than $56.2375, you will receive 12 shares of

          Wachovia common stock, plus a cash payment equal to the value of 0.45 of a share of Wachovia common stock.

     o Assuming the average price of Wachovia common stock for the fifteen trading days before the merger is equal to or less than $46.0125, you will receive 15 shares of Wachovia common stock, plus a cash payment equal to the value of 0.21 of a share of Wachovia common stock.

     The average closing price used to calculate the exchange ratio is likely to be different from the closing price per share of Wachovia common stock at the time of merger. As a result, the value of the Wachovia common stock you receive for each of your shares of Republic common stock is likely to be different from $7.00. This will be particularly the case if the average closing price is less than $46.0125 or more than $56.2375, in which case the limits we have placed on the exchange ratio will cause the value of what you receive for each share of Republic common stock to be unrelated to $7.00.


SHARE INFORMATION AND MARKET PRICES OF WACHOVIA COMMON STOCK (see page  50)

     Wachovia common stock is traded on the NYSE under the symbol "WB". Republic common stock is traded on the Nasdaq National Market under the symbol "RSFC".

     The following table lists the closing price of Wachovia common stock, the closing price of Republic common stock and the equivalent value of a share of Republic common stock giving effect to the merger on

     o October 27, 2000, the last trading day before we announced the merger, and

     o _________, 2000, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

                                                            EQUIVALENT
                                                            PER SHARE
                                                              VALUE
                                WACHOVIA      REPUBLIC     OF REPUBLIC
                                 COMMON        COMMON         COMMON
                                 STOCK         STOCK          STOCK
                                --------      --------     -----------
October 27, 2000                $52.6875       $5.9375        $7.07
________, 2000                  $_______       $______        $____


     The "equivalent per share value of Republic common stock" on each of these two days represents the closing price of a share of Wachovia common stock on that day multiplied by the relevant exchange ratio. For each of these two days, we calculated the exchange ratio by dividing $7.00 by the average closing price of Wachovia common stock for the preceding fifteen trading days. Because the closing price was different from this average price, "equivalent per share value" differed from $7.00. As of October 27, 2000, the average closing price of Wachovia common stock was $52.1333 and as of _______, 2000, the average closing price of Wachovia common stock was $__________.

     The market price of Wachovia common stock may change at any time. Consequently, the value of the Wachovia common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.


GENERALLY, THE MERGER WILL BE A TAX-FREE TRANSACTION FOR REPUBLIC SHAREHOLDERS (see page 29)

     It is a condition to the merger that both Republic and Wachovia receive legal opinions that the federal income tax treatment will be as described in this document.

     Assuming that we receive these legal opinions, we expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of Wachovia common stock. Your holding period for the Wachovia common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Wachovia common stock, generally will include your holding period for the Republic common stock exchanged in the merger.

     This tax treatment may not apply to certain Republic shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

THE REPUBLIC BOARD UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT (see page 14)

The Republic board believes that the merger is in your best interests and has unanimously approved the merger agreement. The Republic board of directors recommends that you vote "FOR" approval of the merger agreement and the related plan of merger.


FINANCIAL ADVISOR SAYS EXCHANGE RATIO FAIR TO REPUBLIC SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW (see page 21)

     Sandler O'Neill & Partners L.P., the financial advisor to Republic in connection with the merger, has delivered an opinion to the Republic board that the exchange ratio in the merger is fair from a financial point of view to Republic shareholders. A copy of Sandler O'Neill & Partners L.P.'s opinion is attached to this document as Appendix C. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by Sandler O'Neill & Partners L.P. in providing this opinion.

     Republic has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent on completion of the merger. Based on the closing price of Wachovia common stock on ________, 2000 (the latest practicable date prior to the date of this Proxy Statement/Prospectus), Republic would pay Sandler O'Neill a transaction fee of approximately $_________, of which $150,000 has been paid and the balance will be paid when the merger is completed. Republic has also paid Sandler O'Neill a fee of $250,000 for rendering its fairness opinion. Republic has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement.

SPECIAL MEETING TO BE HELD ON ____________, 2001 (see page 13)

     The special meeting of Republic shareholders will be held at _____ on __________, 2001, at ____________________. At the special meeting, you will be asked to consider and vote to approve the merger agreement and the related plan of merger.

RECORD DATE SET AT ___________, 2000; MAJORITY VOTE OF SHARES ENTITLED TO VOTE ON THE MERGER AGREEMENT IS REQUIRED TO APPROVE MERGER (see page 13)

     You can vote at the special meeting if you owned Republic common stock at the close of business on _____________, 2000. As of that date, there were __________ shares of Republic common stock issued and outstanding and entitled to be voted at the special meeting.

     The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval. If you do not vote your shares of common stock, it will have the effect of a vote against the merger.

     The directors and executive officers of Republic beneficially owned, as of the record date, and are entitled to vote ________ shares of Republic common stock, which represents approximately ______% of the outstanding shares of Republic common stock. Each of them has indicated to us that they intend to vote "FOR" approval of the merger agreement and the related plan of merger.

     The merger does not need to be approved by Wachovia's shareholders.

DISTRIBUTION OF WACHOVIA STOCK CERTIFICATES (see page 28)

     Promptly after the effective time of the merger, you will receive transmittal materials for use in exchanging certificates representing shares of Republic common stock for shares of Wachovia common stock. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Wachovia is not required to pay you any dividends on Wachovia common stock with a record date after the merger until you have exchanged your Republic stock certificates for Wachovia stock certificates. Also, you will not be able to vote your converted Republic shares after the merger until your certificates are exchanged for Wachovia stock certificates. Wachovia will pay you all dividends on Wachovia common stock with a record date after the merger that have been paid to other Wachovia shareholders and an amount representing any fractional share interest when you exchange your certificates, in each case without interest.

INTERESTS OF REPUBLIC'S MANAGEMENT AND DIRECTORS IN THE MERGER (see page 30)

In considering the Republic board's recommendation that you vote "FOR" the merger agreement, you should know that Republic's directors and executive officers have some interests in the merger that are different from, or in addition to, their interests as shareholders of Republic generally.

o Most executive officers have one or more agreements with Republic that provide for severance or supplemental retirement payments on termination of employment after a change of control of Republic. To settle these agreements and to provide that each of these executive officers does not have an incentive to leave Republic as soon as the merger occurs, Republic will pay all of the severance payments provided by these agreements immediately before the merger. Republic estimates the total payment will be about $10.8 million, plus any "gross-up" payment that Republic is required to pay to compensate some of the executive officers for any "golden parachute" excise tax that is imposed on them.

o Republic also has retirement agreements with some of its non-employee directors, which provide for payments on a change of control of Republic. Republic will make these payments immediate before the merger and estimates that the total payment will be about $1.8 million.

o Options issued under Republic benefit plans will become fully vested. In addition, Republic has agreed to settle all outstanding stock appreciation rights before the merger. Republic estimates that the total payment to settle these stock appreciation rights will be about $3.6 million.

o Wachovia has required Rudy E. Schupp, Chairman and Chief Executive Officer of Republic, to enter into an employment agreement with it. The agreement provides for two years of employment after the merger and contains noncompetition and nonsolicitation provisions during Mr. Schupp's employment and for two years after his employment with Wachovia ends.

o Wachovia has determined to establish a local advisory board on which the non-employee directors of Republic will be permitted to serve. The minimum term of the advisory board is two years after the merger, and the minimum compensation for each director who attends all meetings is $1,200 annually. Each non-employee director also entered into a noncompetition agreement with Wachovia.

     The Republic board was aware of these interests and took them into account in approving the merger.

WACHOVIA COMMON STOCK IS FREELY TRANSFERABLE BY NON-AFFILIATES (see page 40)

     Wachovia common stock issued in the merger will be freely transferable by you unless you are deemed to be an "affiliate" of Republic under applicable federal securities laws. Generally, "affiliates" include directors, certain executive officers and 10% or greater shareholders.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (see page 34)

     Completion of the merger is subject to various conditions. These include:

o    approval of the merger agreement by Republic shareholders;

o receipt of all banking and other regulatory and non-regulatory consents and approvals necessary to permit the merger;

o receipt of the legal opinions concerning the tax implications of the merger;

o continuing effectiveness of the employment agreement with Mr. Schupp and the noncompetition agreements with the non-employee directors of Republic; and

o ability to defease the indenture relating to Republic's outstanding public debt securities, which it assumed in its acquisition of First Palm Beach Bancorp, Inc.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (see page 35)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Florida Department of Banking and Finance. Wachovia will soon file applications with both the Federal Reserve Board and the Florida Department for approval of the merger. In addition, the merger is subject to the approval of or notice to other regulatory authorities.

     We cannot be certain when or if we will obtain the regulatory approvals. However, we do not know of any reason why we should not obtain them in a timely manner.

TERMINATION OF THE MERGER AGREEMENT (see page 36)

     Republic and Wachovia can agree at any time to terminate the merger agreement, even if Republic shareholders have approved it. Also, either of our boards can decide, without the consent of the other, to terminate the merger agreement if any of the following occur:

o The other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days;

o    The merger has not been completed by June 30, 2001;

o A regulatory authority denies an approval necessary to complete the merger, in a final and nonappealable way; or

o    Republic's shareholders fail to vote for approval of the merger agreement.

     In addition, Wachovia may abandon the merger if the Republic board fails to make, withdraws or adversely modifies its recommendation to Republic shareholders to approve the merger agreement.

TERMINATION FEE AGREEMENT (see page 36)

     In connection with the merger agreement, Wachovia and Republic have entered into a termination fee agreement. This agreement provides that Republic is required to pay Wachovia a cash fee of $15 million if:

o the merger agreement is terminated because of a material breach by Republic or under circumstances related to a competing offer for Republic; and

o within 12 months of the termination a third party merges with Republic, buys substantially all of its assets or deposits or buys 30% or more of the voting power of its stock or Republic agrees to any of the preceding.

     The termination fee agreement is intended to increase the likelihood that the merger will be completed and to compensate Wachovia for its efforts and any related expenses, losses and opportunity costs if the merger is not completed and Republic enters into an alternative transaction. The termination fee agreement may discourage competing offers for Republic, even if someone may have been prepared to pay more to Republic shareholders than the market price of the Wachovia common stock to be received by Republic shareholders in the merger.


WACHOVIA WILL USE PURCHASE ACCOUNTING TREATMENT (see page 40)

     Wachovia will account for the merger as a purchase for financial reporting purposes.

SHAREHOLDER RIGHTS (see page 45)

     Currently, your rights as a Republic shareholder are governed by Florida law and Republic's articles of incorporation and by-laws. However, Wachovia shareholder rights are governed by North Carolina law and Wachovia's articles of incorporation and by-laws. After the merger, if you receive Wachovia common stock in the merger you will become a Wachovia shareholder and your rights as a shareholder will be governed by North Carolina law and Wachovia's articles of incorporation and by-laws.

DISSENTERS' APPRAISAL RIGHTS (see page 40)

     Republic shareholders are not entitled to appraisal rights under Florida law because Republic stock is listed on the Nasdaq National Market.

COMPARISON OF UNAUDITED PER SHARE DATA

     The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles, or GAAP.

     We used the exchange ratio of .1383 in computing the pro forma combined and equivalent pro forma combined per share data. The exchange ratio of .1383 represents the midpoint in the range of .1245 and .1521 stated in the the merger agreement.

     We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

     You should read the information in the following table together with the historical financial information that Wachovia and Republic have presented in their prior SEC filings. This material has been incorporated into this document by reference to those filings. See "Where You Can Find More Information" on page 53.

                                               NINE MONTHS ENDED           YEAR ENDED
                                               SEPTEMBER 30, 2000      DECEMBER 31, 1999
                                               ------------------      -----------------
WACHOVIA COMMON STOCK

Net income per basic common share
    Historical                                       $ 2.90                  $ 4.99
    Pro forma combined(1)                              2.85                    4.91

Net income per diluted common share
    Historical                                         2.87                    4.90
    Pro forma combined(1)                              2.83                    4.83

Dividends per common share
    Historical                                         1.68                    2.06
    Pro forma combined(2)                              1.68                    2.06

Book value per common share
    Historical                                        29.93                   28.04
    Pro forma combined                                30.97                   29.09


                                               NINE MONTHS ENDED           YEAR ENDED
                                               SEPTEMBER 30, 2000      DECEMBER 31, 1999
                                               ------------------      -----------------
REPUBLIC COMMON STOCK

Net income per basic common share
    Historical                                        $ .36                   $ .58
    Equivalent pro forma combined(3)                    .39                     .68

Net income per diluted common share
    Historical                                          .36                     .58
    Equivalent pro forma combined(3)                    .39                     .67

Dividends per common share
    Historical                                          .18                     .24
    Equivalent pro forma combined(3)                    .23                     .28

Book value per common share
    Historical                                         4.26                    4.02
    Equivalent pro forma combined (3)                  4.28                    4.02

------------------

(1) The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.

(2) Pro forma dividends per share represent historical dividends paid by Wachovia.

(3) Represents Wachovia's pro forma results multiplied by the exchange ratio of .1383.

                       SELECTED FINANCIAL DATA OF WACHOVIA

     The table below presents selected Wachovia historical financial data for the five years ended December 31, 1999, which is derived from its previously filed audited consolidated financial statements for those years. The table also presents selected Wachovia historical financial data for the nine months ended September 30, 2000 and 1999, which is derived from its previously filed unaudited consolidated financial statements for those interim periods. We note that results for interim periods do not necessarily indicate the results you should expect for any other interim or annual period.

     You should read the following table together with the historical financial information that Wachovia has presented in its prior SEC filings. Wachovia has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 54.

                                                     Nine Months Ended
                                                       September 30,                    Year Ended December 31,
                                                    -------------------   ----------------------------------------------------
                                                      2000       1999       1999       1998       1997       1996       1995
                                                    --------   --------   --------   --------   --------   --------   --------
                                                                        (Dollars in millions except per share amounts)
SUMMARY OF OPERATIONS
  Interest Income..................................   $3,941     $3,442     $4,667     $4,665     $4,262     $4,010     $3,790
  Interest Expense.................................    2,051      1,600      2,197      2,314      2,169      2,086      2,011
  Other Income.....................................    1,461      1,181      1,621      1,249      1,007        879        816
  Other Expense....................................    1,978      1,650      2,251      1,996      1,967      1,509      1,442
  Net Income.......................................      588        748      1,011        874        593        757        708

PER SHARE AMOUNTS
  Net Income, Basic................................    $2.90      $3.69      $4.99      $4.26      $2.99      $3.70      $3.40
  Net Income, Diluted..............................     2.87       3.62       4.90       4.18       2.94       3.65       3.36
  Weighted Average Shares Outstanding, Basic
       (thousands).................................  202,848    203,007    202,795    205,058    198,290    204,889    208,230
  Weighted Average Shares Outstanding, Diluted
       (thousands).................................  204,470    206,562    206,192    209,153    201,901    207,432    210,600
  Dividends........................................    $1.68      $1.52      $2.06      $1.86      $1.68      $1.52      $1.38

STATEMENT OF CONDITION (PERIOD END)
  Total Assets.....................................  $72,020    $65,806    $67,353    $64,123    $65,397    $57,229    $55,792
  Interest Earning Assets..........................   64,228     58,542     59,583     56,537     57,333     50,728     50,182
  Loans............................................   54,225     47,625     49,621     45,719     44,194     38,007     35,585
  Deposits.........................................   44,262     39,709     41,786     40,995     42,654     35,322     34,355
  Shareholders' Equity.............................    6,090      5,628      5,658      5,338      5,174      4,608      4,601

RATIOS
  Return on Average Assets(1)......................     1.14%      1.54%      1.55%      1.37%      1.03%      1.36%      1.37%
  Return on Average Equity(1)......................    13.45      18.52      18.62      16.92      13.08      16.99      17.00
  Dividend Payout Ratio............................    58.13      41.32      41.38      43.68      55.21      40.37      39.91
  Average Equity to Average Assets Ratio..........      8.44       8.30       8.30       8.08       7.87       8.02       8.05

-------------
(1)  Including non-recurring items.

                       SELECTED FINANCIAL DATA OF REPUBLIC

     The table below presents selected Republic historical financial data. Republic derived the historical financial data for the five years ended December 31, 1999 from its previously filed audited consolidated financial statements. The table also presents selected Republic historical financial data for the nine months ended September 30, 2000 and 1999, which is derived from its previously filed unaudited consolidated financial statements for those interim periods. We note that results for interim periods do not necessarily indicate the results you should expect for any other interim or annual period.

     You should read the following table together with the historical financial information that Republic has presented in its prior SEC filings. Republic has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 54.

                                                                                                                      Nine
                                     Nine Months Ended                                                            Months Ended
                                       September 30,                      Year Ended December 31,                  December 31
                                   ----------------------    ------------------------------------------------     ------------
                                      2000         1999       1999(2)      1998(2)      1997(2)      1996(2)         1995(1)
                                   ---------    ---------    ---------    ---------    ---------    ---------     ------------
                                                         (Dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
  Interest Income                  $ 173,570    $ 156,953    $ 210,525    $ 209,499    $ 198,525    $ 178,917        $116,038
  Interest Expense                   105,657       83,124      112,439      120,171      105,720       90,903          60,566
  Other Income                        27,533       21,357       28,151       25,830       18,976       20,111           9,327
  Other Expense                       65,988       59,620       78,189      105,397       86,509       78,292          45,057
  Net Income                          17,573       22,041       29,469      (10,456)      12,607        8,451          12,020

PER SHARE AMOUNTS
  Net Income, Basic                $    0.36     $   0.44    $   0.58      $  (0.22)    $   0.25     $   0.19        $   0.29
  Net Income, Diluted                   0.36         0.43         0.58        (0.22)        0.25         0.18            0.28
  Weighted Average Shares
    Outstanding,                      48,677       50,564       50,469       48,807       46,489       43,699          41,573
  Basic Weighted Average
    Shares Outstanding,
    Diluted                           49,063       51,191       51,047       48,807       48,147       45,854          43,633

  Dividends                        $    0.18     $   0.18    $    0.24     $   0.22     $   0.19     $   0.12        $   0.07

STATEMENT OF CONDITION
(PERIOD END)
  Total Assets                    $3,396,980   $3,052,135   $3,192,212   $3,081,225   $2,970,120   $2,541,610      $2,146,056
  Interest Earning Assets(3)       2,991,078    2,793,752    2,808,241    2,755,432    2,473,106    2,213,073       1,953,273
  Loans                            2,074,099    1,888,200    1,906,734    2,040,338    1,935,365    1,726,868       1,487,798
  Deposits                         2,013,253    2,131,110    2,064,936    2,368,360    2,160,715    2,010,311       1,659,438
  Shareholders' Equity               206,881      212,916      200,662      207,978      215,585      208,721         203,002

RATIOS
  Return on Average Assets              0.71%        1.09%         .98%        (.35)%        .47%         .36%            .78%
  Return on Average Equity             11.89        15.46        14.04        (4.72)        5.92         3.94            8.81
  Dividend Payout Ratio                   50           41           41           48           51           36              24
  Average Equity to Average
  Assets Ratio                          6.09         6.98         6.95         7.46         8.01         9.08            8.82

------------------

(1) Presented only for the nine months ended December 31, 1995 because of Republic's change from a March 31 fiscal year to December 31.

(2) Includes merger-related and one-time expenses of $2.4 million related to the Northside acquisition, $32.6 million related to the First Palm Beach Bancorp and Unifirst acquisitions and $6.5 million related to the Family and County acquisition, net of taxes, for the years ended December 31, 1999, 1998 and 1997, respectively and the effect of the reduction of the allowance for deferred tax assets of $1.1 million for the year ended December 31, 1997. Excludes a litigation settlement and FDIC assessment of $7.4 million, net of taxes, for the year ended December 31, 1996.

(3) Average interest earning assets are presented.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains and incorporates statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of Wachovia or Republic. These statements may be made directly in this document or may be "incorporated by reference" to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

     o costs or difficulties related to the combination of the businesses of Wachovia and Republic are greater than expected;

     o    retaining key personnel is more difficult than expected;

     o    post-merger revenues are lower than expected;

     o competitive pressure among financial institutions increases significantly;

     o effects of changes in interest rates on interest margins, loan volumes and asset valuations;

     o general economic conditions or conditions in securities markets are less favorable than expected; and

     o legislation or regulatory changes adversely affect the businesses of Wachovia or Republic.

                                 SPECIAL MEETING

     The Republic board is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of Republic shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at __________________________________ at _____ on __________, 2001. At the special meeting, you will be asked to consider and vote to approve the merger agreement and the related plan of merger, which provide for the merger of Republic with and into a wholly owned subsidiary of Wachovia.

     Wachovia is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by Wachovia of its shares of common stock as a result of Republic's proposed merger.

     Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

RECORD DATE

     The Republic board has fixed the close of business on ____________, 2000 as the record date for determining the Republic shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were _____________ issued and outstanding shares of Republic common stock held by approximately ____ holders of record. Only holders of record of Republic common stock as of the record date are entitled to notice of and to vote at the special meeting.

QUORUM; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present.

     Because approval of the merger agreement and the related plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Republic common stock, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. The proposal to approve the merger agreement and the related plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions.

PROXIES

     Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the Republic board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the merger agreement and the related plan of merger and any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

     Directors, officers and other employees of Republic or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Republic will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and Republic will reimburse these persons for their reasonable out-of-pocket expenses.

     Republic has also made arrangements with D.F. King & Co. to assist in soliciting proxies in connection with Republic's special meeting of shareholders. For its services, Republic will pay D.F. King & Co. a fee of $7,500, plus reimbursement of expenses. As of the date hereof, D.F. King & Co. does not own, beneficially or of record, any securities of Republic. The address of D.F. King & Co. is 77 Water Street, New York, New York 10005.

     Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

     o   giving written notice of revocation to the Secretary of Republic,

     o   properly submitting a duly executed proxy bearing a later date, or

     o   voting in person at the special meeting.

     You should address all written notices of revocation and other communications with respect to revocation of proxies to Republic Security Financial Corporation, 450 South Australian Avenue, West Palm Beach, Florida 33401, Attention: Alissa E. Ballot, Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with American Stock Transfer & Trust Company or other person responsible for tabulating votes on behalf of Republic, before the shares are voted.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Republic common stock is required for approval. Each share of Republic common stock is entitled to one vote on each matter submitted to the meeting. If you do not vote your shares, it will have the same effect as a vote "against" the Merger agreement.

     As of the record date, the directors and executive officers of Republic owned, and are entitled to vote _______ shares of Republic common stock, which represents approximately _____% of the outstanding shares of Republic common stock. Each of them has indicated to us that they intend to vote "FOR" approval of the merger agreement and the related plan of merger.[As of the record date, neither Wachovia nor any of its directors or executive officers or their affiliates held any shares of Republic common stock.]

RECOMMENDATION OF BOARD OF DIRECTORS

     The Republic board has unanimously approved the merger agreement, believes that the merger is in the best interests of Republic and recommends that you vote "FOR" approval of the merger agreement. See "The Merger -- Reasons of Republic for the Merger" on page 19.

                                   THE MERGER

     This section describes the material information pertaining to the merger and the merger agreement. The description is not complete and is qualified by the more detailed Appendices to this document which are incorporated by reference, including the merger agreement in Appendix A. We urge you to read the Appendices in their entirety.

OVERVIEW

     The merger agreement provides for a transaction in which Republic will merge with and into a wholly owned subsidiary of Wachovia organized under North Carolina law. The subsidiary will be the surviving corporation in the merger. At the time of the merger, each share of issued and outstanding Republic common stock will be converted into a number of shares of Wachovia common stock equal to $7 divided by the average closing price of Wachovia common stock for the fifteen trading days immediately preceding the merger, subject to a minimum of
0.1245 of a share of Wachovia common stock for each share of Republic common stock and a maximum of 0.1521 of a share of Wachovia common stock for each share of Republic common stock. The minimum ratio of 0.1245 would apply when such average sale price of Wachovia common stock is equal to or greater than $56.2375 and the maximum ratio of 0.1521 would apply when such average sale price of Wachovia common stock is equal to or less than $46.0125. Following the merger, Wachovia intends to merge Republic's principal subsidiary, Republic Security Bank, with and into its principal banking subsidiary, Wachovia Bank, National Association.

BACKGROUND OF THE MERGER

     Over the years the Republic board has regularly reviewed Republic's strategic alternatives, including periodic consideration of whether Republic should continue as an independent entity or combine with a larger financial institution. This review generally took into account a variety of factors, including Republic's historical and projected earnings, the merger and acquisition environment affecting financial institutions and Republic's competitive position relative to other banks and financial services institutions.

     Most recently, the Republic board undertook a strategic review over the course of several board meetings commencing in May 2000. The Republic board considered Republic's prospects in light of Republic's competitive position and determined that in order for Republic to remain competitive it would be necessary for Republic to enter new lines of business to diversify its sources of revenue and to invest in new technologies to improve efficiency and the delivery of products and services to customers. However, the Republic board believed that the cost of establishing or acquiring new businesses and investing in new technologies would have adversely affected Republic's operating results in the short term and could have adversely affected market prices for shares of Republic common stock.

     In addition, the Republic board considered a series of restructuring initiatives aimed at improving Republic's profitability. The restructuring initiatives considered by the Republic board included an expense reduction program, the closing of underperforming branches and the retail mortgage banking operation and the disposition of lower-yielding loans and investment securities. The Republic board noted that a number of banking companies had announced various restructuring initiatives, in many cases to address the impact of rising interest rates.

     The Republic board determined that continuing as an independent entity without a restructuring of Republic's balance sheet was not an attractive alternative because it would have resulted in Republic experiencing a reduced level of profitability for an uncertain period of time. The board's decision was made in light of the increase in Republic's cost of interest bearing liabilities resulting from a series of increases in interest rates instituted by the Board of Governors of the Federal Reserve System beginning in June 1999 and the impact such increased cost of funds was having, and was expected to continue to have, on Republic's results of operations. The Republic board also determined that implementation of the restructuring initiatives was not an attractive alternative in light of the significant restructuring charges that Republic would be required to incur in connection with the implementation of such initiatives, the execution risk that such initiatives would have entailed and the risk that, even assuming the success of such initiatives and an improved level of profitability, there might not be a sufficient increase in Republic's stock price in light of prevailing price/earnings multiples for mid-size banks such as Republic.

     At a meeting of the Republic board on August 23, 2000, the Republic board determined, based on its review of information presented by the management of Republic and an analysis prepared by Sandler O'Neill and the values that the Republic board believed might be obtainable in a business combination transaction, that it was likely that a business combination transaction would provide Republic shareholders with greater value than that obtainable by Republic through a course of continued independence, whether or not the restructuring and new business and technology-related initiatives described above were implemented. The Republic board therefore determined that Republic should seek indications of interest from third parties with respect to a potential business combination, authorized the engagement of Sandler O'Neill as financial advisor to Republic and directed Sandler O'Neill to seek such indications of interest.

     Sandler O'Neill contacted fifteen financial institution holding companies believed by it and Republic's management to be potentially interested in and financially and otherwise capable of engaging in a business combination with Republic. Seven of these companies, including Wachovia, requested information about Republic. Each of these companies received from Sandler O'Neill a package containing information about Republic and executed confidentiality and standstill agreements. In addition, Rudy E. Schupp, Chairman and Chief Executive Officer of Republic, and a representative of Sandler O'Neill met with representatives of five of these companies to familiarize them with Republic. Each of these companies was requested to deliver a written proposal by September 22, 2000 containing the proposed terms upon which such party would be willing to enter into a business combination with Republic.

     Although several companies expressed interest in a possible business combination, only one company submitted a proposal by the date specified by Sandler O'Neill. This proposal provided for a stock-for-stock merger with Republic in a transaction where Republic's shareholders would have received a fixed number of shares of common stock of the initial bidder in exchange for each Republic share, subject to an adjustment in the exchange ratio so that the value to be received for each Republic share would not be more than $8.24 or less than $6.74. The proposal was subject to conditions, including the satisfactory completion of due diligence with respect to Republic, the execution of definitive transaction documents, the execution of non-competition agreements by Republic's management and members of the Republic board and the execution of employment agreements by specified executives of Republic, including Mr. Schupp.

     Although Wachovia did not submit a proposal on the due date, it advised Sandler O'Neill that it might be interested in a business combination transaction with Republic but that Wachovia would not be in a position to submit a proposal until the following month.

     At a meeting of the Republic board on September 27, 2000, the Republic board reviewed with Republic management and Sandler O'Neill the financial terms of the initial proposal, the business, operations and prospects of Republic and the initial bidder, both independently and on a combined basis, and the strategic alternatives available to Republic, including the possibility of remaining independent, both with and without the implementation of the restructuring initiatives described above, as well as the possibility of engaging in a business combination transaction with the initial bidder. At the conclusion of this meeting, the Republic board authorized management to seek to negotiate a business combination transaction with the initial bidder.

     Shortly thereafter, legal representatives of Republic and the initial bidder commenced negotiations of the terms of definitive transaction documents, and during the week of October 2nd and continuing through the week of October 9th each of the companies conducted a due diligence review of the other. Negotiation of definitive transaction documents continued throughout this time.

     On October 11, 2000 Wachovia orally advised Sandler O'Neill that Wachovia would be prepared to enter into a stock-for-stock merger with Republic on terms which Sandler O'Neill advised would not be competitive with the proposal then under consideration.

     On October 18, 2000, Wachovia orally submitted to Sandler O'Neill a revised proposal, which contemplated two alternative pricing structures. Under the first alternative (the "fixed value alternative"), Republic shareholders would receive Wachovia common stock having a calculated value of $6.75 per Republic share, subject to a minimum exchange ratio of .1180 and a maximum exchange ratio of
 .1442. Under the second alternative (the "fixed exchange ratio alternative"), Republic shareholders would receive .12 shares of Wachovia common stock.

     In late afternoon on October 18, the Republic board met to consider the status of the initial proposal and the oral proposals submitted earlier that day by Wachovia. Based on the closing price of the common stock of the initial bidder on October 18, 2000, its proposal had an indicated value of $6.74 per Republic share. Based on the closing price of Wachovia common stock on October 18, 2000, Wachovia's fixed value alternative had an indicated value of $6.75 per Republic share and Wachovia's fixed exchange ratio alternative had an indicated value of $6.00 per Republic share. Management, together with its legal and financial advisors, reviewed for the Republic board the discussions and contacts with the initial bidder and Wachovia to date, the financial terms of the initial proposal and the alternative Wachovia proposals, the pro forma impact of each proposal on the holders of Republic common stock, the results of the due diligence review conducted by Republic and its advisors with respect to the initial bidder, and the terms of the various transaction documents that had been negotiated to date with the initial bidder. The Republic board was also advised that the board of directors of the initial bidder was scheduled to meet on October 20, 2000 to consider the proposed merger with Republic. On the basis of this review, including the facts that negotiations with the initial bidder appeared to be almost completed, that the indicated value of the initial bidder's proposal was comparable to the higher indicated value of Wachovia's two proposals, that Wachovia had not yet commenced its due diligence review of Republic, and that legal representatives of Republic and Wachovia had not yet commenced the preparation and negotiation of definitive transaction documents, the Republic board determined not to pursue either of the Wachovia proposals and to meet again on October 20, 2000 following the scheduled meeting of the board of directors of the initial bidder for the purpose of considering approval of the business combination transaction proposed by the initial bidder.

     The following day Sandler O'Neill advised Wachovia that its proposals were not sufficiently attractive to cause Republic to enter into formal negotiations with Wachovia but that, if Wachovia acted promptly to improve the terms of its proposals, such proposals would be reviewed by the Republic board. At the same time, counsel for Republic and the initial bidder reached agreement on what was believed to be the final form of the transaction documents between Republic and the initial bidder.

     In the morning of October 20, Wachovia submitted a written proposal containing two alternative pricing structures, both of which contemplated a stock-for-stock merger. One alternative contemplated a fixed exchange ratio of
 .1271 shares of Wachovia common stock for each Republic share (the "revised fixed exchange ratio alternative"). Under the other alternative (the "revised fixed value alternative"), Republic shareholders would receive Wachovia common stock having a calculated value (based on the average closing price) of $7.00 per Republic share, subject to a minimum exchange ratio of .1245 and a maximum exchange ratio of .1521. Accordingly, under the revised Wachovia fixed value alternative, Republic shareholders would receive Wachovia common stock having a calculated value of $7.00 per Republic share so long as the average closing price of Wachovia common stock was between $46.0125 and $56.2375.

     In the afternoon of October 20, the initial bidder's counsel contacted Republic's counsel to advise it that the board of directors of the initial bidder had determined to double the two-year non-competition provision contained in an employment agreement that the initial bidder had required from Mr. Schupp and which had been previously agreed to between Mr. Schupp and the initial bidder. The initial bidder's counsel also indicated that the initial bidder was not prepared to pay any additional consideration for the extended non-competition arrangement. After consulting with Mr. Schupp, Republic's counsel advised the initial bidder's counsel that the proposed change was not acceptable to Mr. Schupp. Counsel for Republic also advised counsel for the initial bidder that, insofar as the initial bidder's proposal was conditioned on obtaining a non-competition agreement from Mr. Schupp, the initial bidder should resolve this issue prior to the meeting of the Republic board scheduled later that day. However, no representative of the initial bidder contacted Mr. Schupp or any other representative of Republic to seek to resolve this issue.

     In late afternoon on October 20, the Republic board met to consider the initial proposal and the proposals contained in Wachovia's bid letter. Of the proposals then under consideration by the Republic board, the revised Wachovia fixed value alternative, providing a calculated value of $7.00 per Republic share, offered the highest nominal per share consideration to the holders of Republic common stock. Based on the closing price of the common stock of the initial bidder on October 20, the initial bid had an indicated value of $6.76 per Republic share, and based on the closing price of Wachovia common stock on October 20, Wachovia's revised fixed exchange ratio alternative had an indicated value of $6.61 per Republic share. Republic's management, together with its legal and financial advisors, reviewed for the Republic board the status of the negotiations with the initial bidder, the financial terms of the alternative Wachovia proposals, and the pro forma impact of each of the Wachovia proposals on the holders of Republic common stock. At the October 20 meeting, the Republic board authorized management to commence merger discussions with Wachovia with respect to the revised fixed value alternative, and also directed it to continue negotiations with the initial bidder. The Republic board determined to meet again on October 22 for the purpose of reconsidering Wachovia's proposal and the initial bid.

     Following the October 20th meeting, Sandler O'Neill advised Wachovia that Republic was prepared to enter into merger discussions with Wachovia with respect to the revised Wachovia fixed value alternative but that it required additional information about Wachovia's proposal. At roughly the same time, the initial bidder advised Sandler O'Neill that the initial bidder was withdrawing its merger proposal. On October 21 and 22, Wachovia and its legal advisors provided additional information concerning its proposal to Republic and its legal advisors, including that Wachovia was willing to agree to many of the arrangements previously negotiated with the initial bidder.

     At a meeting of the Republic board on October 22, the Republic board reviewed with management and its legal and financial advisors the financial and non-financial terms of Wachovia's proposal, the business, operations and prospects of Wachovia and the pro forma impact of the proposed merger on the holders of Republic common stock. At the conclusion of the October 22 meeting, the Republic board authorized continued negotiations with Wachovia.

     Following the October 22nd meeting, legal representatives of Republic and Wachovia proceeded to negotiate the terms of definitive transaction documents and representatives of each company conducted a due diligence examination of the other company.

     On October 27, 2000 the Republic board held a meeting to discuss and review, with the assistance of its legal and financial advisors, the merger agreement, the termination fee agreement and related matters, including the employment/non-competition agreement to be entered into between Wachovia and Mr. Schupp as required by Wachovia. See "- Interests of Republic's Management and Directors in the Merger" on page 31. Management and Republic's legal and financial advisors also reviewed with the Republic board their due diligence findings concerning Wachovia. Representatives of Sandler O'Neill reviewed financial information concerning Wachovia, Republic and the proposed transaction, and delivered to the Republic board Sandler O'Neill's oral opinion (which was subsequently confirmed in writing) that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to Republic shareholders. See "- Opinion of Republic's Financial Advisor" on page
22. Based upon the Republic board's review of the definitive terms of the transaction, the opinion of Sandler O'Neill and other relevant factors, the Republic board, by unanimous vote (with two directors absent) of all directors, authorized and approved the execution of the merger agreement and the termination fee agreement. The absent directors subsequently concurred in the Republic board's authorization and approval of the execution of the merger agreement and the termination fee agreement.

     On October 29, 2000, the parties entered into the merger agreement and termination fee agreement, and Wachovia entered into the employment/non-competition agreement with Mr. Schupp and the non-competition agreements with the non-employee directors of Republic.

REASONS OF REPUBLIC FOR THE MERGER

     In reaching its determination to approve and adopt the merger agreement, the Republic board consulted with Republic's management and its financial and legal advisors, and considered a number of factors. The following include all of the material factors considered by the Republic board:

     o the Republic board's familiarity with and review of Republic's business, operations, financial condition and earnings on an historical and a prospective basis, including:

          > the effect on Republic's operating margins of a higher interest rate environment in light of the composition of Republic's existing assets and liabilities and the Republic board's analysis of the risks in restructuring such assets and liabilities;

          > the relatively low price/earnings multiples at which the common stocks of mid-size depository institutions, including Republic, have recently traded and could continue to trade, and the effect of such trading prices on Republic's ability to bid at competitive price levels for attractive acquisition targets; and

          > the current and prospective economic and competitive environment facing the financial services industry generally, and Republic in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition;

     o the terms of the merger agreement and the merger, including the merger consideration, noting that it reflected a premium ranging from 42% to 47% over the average trading prices of the Republic common stock for the five, ten and fifteen-day trading periods prior to the publication of a newspaper story on September 29, 2000 reporting rumors that Republic may be in merger discussions with third parties, and that the structure of the merger consideration offered partial protection against a potential decline in the market prices for the Wachovia common stock before the merger and permitted the holders of Republic common stock to participate in the potential appreciation in the market prices for the Wachovia common stock before the merger to the extent that the average closing price exceeds $56.2375;

     o the pro forma impact of the merger on holders of Republic common stock, including the increase in 2001 pro forma earnings per share of 51.7% as compared to 2001 projected earnings per share on a stand-alone basis, and the increase in 2001 pro forma dividends per share of 24.6% as compared to 2001 projected dividends on a stand-alone basis (see the discussion of these projections in "-Opinion of Republic's Financial Advisor" on page 21);

     o the Republic board's review, based in part on presentations by its financial advisor and Republic's management, of the business, operations, financial condition and earnings of Wachovia on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance of the Wachovia common stock, and the resulting relative interests of Republic shareholders and Wachovia shareholders in the common equity of the combined company;

     o the presentations of Sandler O'Neill to the Republic board, the financial information reviewed by Sandler O'Neill at the meetings of the Republic board on September 27, October 18 and October 27, 2000, and the opinion of Sandler O'Neill, rendered on October 27, 2000, that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the exchange ratio in the merger was fair from a financial point of view to Republic shareholders (see "- Opinion of Republic's Financial Advisor" on page 21);

     o the process conducted by Republic's management and its financial advisor in exploring and determining the potential value which could be realized by Republic shareholders in a business combination transaction, including the contacts between Republic and/or its financial advisor and certain financial institution holding companies determined to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Republic, the fact that each of such selected holding companies which expressed interest in a business combination transaction with Republic was afforded an opportunity to submit proposals for such a transaction to Republic, and the terms of the proposals received by Republic from such holding companies (see "- Background of the Merger" on page 16);

     o the Republic board's review, based on the presentations of its management and Sandler O'Neill, of alternatives to the merger for enhancing shareholder value, the range of possible values to Republic shareholders obtainable through implementation of such alternatives, and the timing and likelihood of actually achieving such value, and the Republic board's belief, based upon such review, that such alternatives were not likely to result in greater value for Republic shareholders than the value to be realized in the merger. In this regard, the Republic board considered, among other things, Republic's ability to continue to generate revenue growth, improved profitability and superior shareholder returns on a stand-alone basis (both with and without the implementation of restructuring, new business and technology-related initiatives), and the availability of acquisition opportunities for Republic.

     o the general impact that the merger could be expected to have on the constituencies served by Republic, including its customers, employees and communities.

     o the expectation that the merger would constitute a "reorganization" under Section 368(a) of the Internal Revenue Code and that it would be accounted for as a "purchase" for accounting and financial reporting purposes (see "- Federal Income Tax Consequences" on page 30 and "- Accounting Treatment" on page 41);

     o the fact that the non-management members of the Republic board would enter into non-competition agreements with Wachovia and serve on a local advisory board of Wachovia for at least a two-year period following the merger. The Republic board also considered that Mr. Schupp would enter into an employment/non-competition agreement with Wachovia to be effective as of the effective time and that the directors and officers of Republic might be deemed to have interests in the merger other than their interests generally as Republic shareholders (see "- Interests of Republic's Management and Directors in the Merger" on page 31); and

     o the results of the due diligence investigation of Wachovia conducted by Republic's management and Sandler O'Neill, the Republic board's assessment, with the assistance of counsel, concerning the likelihood that Wachovia would obtain all requisite regulatory approvals required for the merger (see "- Regulatory Approvals" on page 36); and the terms of the termination fee agreement, including the risk that the termination fee agreement might discourage third parties from offering to acquire Republic by increasing the cost of such an acquisition, and recognizing that the execution of the termination fee agreement was a condition to Wachovia's willingness to enter into the merger agreement (see "- Termination Fee Agreement" on page 37).

     The foregoing discussion of the information and factors considered by the Republic board was not intended to be exhaustive but includes all of the material factors considered by the Republic board. In the course of its deliberations with respect to the merger, the Republic board discussed the anticipated impact of the merger on Republic, its shareholders and its various other constituencies, and no material disadvantages expected to result from the merger were identified during these discussions. In reaching its determination to approve and recommend the merger, the Republic board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

     The Republic Board believes the merger is fair to, and in the best interests of, Republic and the Republic shareholders. The Republic Board unanimously recommends that Republic shareholders vote "FOR" the approval and adoption of the merger agreement and the consummation of the transactions contemplated thereby.

OPINION OF REPUBLIC'S FINANCIAL ADVISOR

     On August 23, 2000, Republic retained Sandler O'Neill as an independent financial advisor in connection with Republic's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to Republic in connection with the merger and participated in some of the negotiations leading to the merger agreement. At the request of the Republic board, representatives of Sandler O'Neill attended the October 27, 2000 meeting of the Republic board at which the board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the Republic board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio in the merger was fair to Republic shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix C to this proxy statement/prospectus. The Sandler O'Neill opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The opinion is incorporated by reference into this description of the opinion and this description is qualified in its entirety by reference to the opinion. Republic shareholders are urged to read carefully the opinion in connection with their consideration of the proposed merger.

     Sandler O'Neill's opinion was directed to the Republic board and was provided to the board for its information in considering the merger. The opinion is directed only to the fairness of the exchange ratio in the merger to Republic shareholders from a financial point of view. It does not address the underlying business decision of Republic to engage in the merger or any other aspect of the merger and is not a recommendation to any Republic shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other related matter.

     In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Republic or Wachovia, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Republic or Wachovia and the companies to which they are being compared.

     The earnings projections for Republic and Wachovia relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon internal projections of Republic for the year ending December 31, 2001 and published First Call Corporation consensus earnings estimates for 2000 and 2001 for Republic and Wachovia. For periods after 2001, Sandler O'Neill assumed, with the consent of the management of Republic, an annual growth rate on earning assets of Republic of 7% and of 10% for Wachovia. Under these projections and analyses, earnings per share for Republic were forecast at $0.50 for 2001, $0.53 for 2002, $0.57 for 2003 and $0.61 for 2004. The 2001 earnings projections furnished to Sandler O'Neill were prepared by the senior management of

Republic for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Republic, Wachovia and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Republic Board at the October 27th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Republic common stock or Wachovia common stock or the prices at which Republic common stock or Wachovia common stock may be sold at any time.

     SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Wachovia common stock on October 26, 2000 of $51.1875 and a transaction value per share of $7.00, Sandler O'Neill calculated an implied exchange ratio of .1368 Wachovia common shares for each Republic common share. The implied aggregate transaction value was approximately $348 million, based upon 49,161,393 diluted shares of Republic common stock outstanding, which was determined using the treasury stock method at the implied value of $7.00, and included the consideration to be received for the Republic stock appreciation rights. Based upon the implied transaction value per share and Republic's September 30, 2000 financial information, Sandler O'Neill calculated the following ratios:

     Implied value/Book value                                     1.64x
     Implied value/Tangible book value                            1.84x
     Implied value/Last Quarter (9/30/00) EPS annualized         18.15x
     Implied value/Last Twelve Months (9/30/00) EPS              13.84x
     Implied value/Projected 2000 EPS                            15.22x
     Implied value/Projected 2001 EPS                            14.00x

For purposes of Sandler O'Neill's analyses, earnings per share were based on diluted earnings per share. Sandler O'Neill noted that the implied transaction value represented a 17.9% premium over the October 26, 2000 closing price of Republic common stock of $5.94 and a 41.1% premium to the closing price of Republic common stock on September 29, 2000, the day of publication of a newspaper story reporting rumors that Republic may be in merger discussions with third parties. Sandler O'Neill also noted that the implied transaction value represents a 46.4%, 47.2% and a 42.4% premium to the average trading prices of Republic common stock for the five, ten and fifteen day trading periods, respectively, ending on September 29, 2000.

     STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Republic common stock and Wachovia common stock, and the relationship between the movements in the prices of Republic common stock and Wachovia common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite group of publicly traded commercial banks of comparable sizes selected by Sandler O'Neill. During the one year period ended October 25, 2000, both the Republic common stock and the Wachovia common stock underperformed each of the indices to which it was compared.

     COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Republic and two groups of commercial banks selected by Sandler O'Neill, a Regional Group and a High Performing Group.

The Regional Group consisted of Republic and the following 11 publicly traded regional commercial banks:

     Alabama National BanCorp.              BancorpSouth Inc.
     F&M National Corp.                     First Charter Corp.
     Hamilton Bancorp Inc.                  Hancock Holding Co.
     National Commerce Bancorp.             Republic Bancshares Inc.
     Simmons First National Corp.           South Financial Group Inc.
     Trustmark Corp.

The High Performing Group consisted of the following 10 publicly traded commercial banks which had a return on average equity of greater than 15% (based on the last twelve months' earnings) and a price-to-tangible book value of greater than 200%:

     Chittenden Corp.                       East West Bancorp Inc.
     First Financial Bancorp.               Greater Bay Bancorp
     Pacific Capital Bancorp                Park National Corp.
     Silicon Valley Bancshares              Southwest Bancorp. of Texas
     TrustCo Bank Corp of NY                United Bankshares Inc.

     The analysis compared publicly available financial information for Republic and the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended September 30, 2000. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2000.

                                    Republic           Regional Group     High Performing Group
------------------------------------------------------------------------------------------
Total assets                           $3,396,980          $3,194,329           $3,666,729
Annual growth rate of total assets         11.30%              10.99%                9.96%
Tangible equity/total assets                5.43%               7.62%                7.63%
Intangible assets/total equity             11.24%               9.87%                0.88%
Net loans/total assets                     60.39%              64.32%               68.12%
Cash & securities/total assets             33.47%              32.42%               27.17%
Gross loans/total deposits                103.02%              88.15%               88.76%
Total borrowings/total assets              33.35%              12.24%               11.26%
Non-performing assets/total assets           .30%                .44%                 .34%
Loan loss reserves/gross loans              1.10%               1.32%                1.42%
Net interest margin                         3.12%               4.16%                4.74%
Loan loss provision/average assets           .10%                .26%                 .26%
Non-interest income/average assets          1.05%               1.39%                1.02%
Non-interest expense/average assets         2.61%               3.05%                2.81%
Efficiency ratio                           65.72%              59.81%               45.61%
Return on average assets                     .77%               1.03%                1.48%
Return on average equity                   12.52%              11.47%               19.27%
Price/tangible book value per share       146.29%             142.48%              312.35%
Price/earnings per share                   11.00x              11.97x               13.48x
Dividend yield                              4.31%               3.84%                2.86%
Dividend payout ratio                      46.15%              42.00%               42.63%


     Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Wachovia and a group of nationwide commercial banks. The Nationwide Group consisted of Wachovia and the following 10 publicly traded nationwide commercial banks:
                                       23

           Bank of New York Co.              BB&T Corp
           Comerica Inc.                     Fifth Third Bancorp
           Firstar Corp.                     Mellon Financial Corp.
           PNC Financial Services Group      Regions Financial Corp.
           SouthTrust Corp.                  State Street Corp.

     The analysis compared publicly available financial information for Wachovia with the median data for the Nationwide Group as of and for each of the years ended December 31, 1995 through 1999 and as of and for the twelve months ended September 30, 2000. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2000.

                                                         Wachovia    Nationwide Group
-------------------------------------------------------------------------------------
     Total assets                                     $72,020,000      $56,671,181
     Annual growth rate of total assets                     9.44%            7.12%
     Tangible equity/total assets                           7.08%            6.76%
     Intangible assets/total equity                        16.28%           16.10%
     Net loans/total assets                                74.18%           71.24%
     Cash & securities/total assets                        18.86%           24.07%
     Gross loans/ total deposits                          122.51%          104.21%
     Total borrowings/total assets (1)                     27.00%           26.64%
     Non-performing assets/total assets                      .64%             .49%
     Loan loss reserves/gross loans                         1.47%            1.41%
     Net interest margin                                    4.20%            3.78%
     Loan loss provision/average assets                      .78%             .25%
     Non-interest income/average assets                     2.70%            2.21%
     Non-interest expense/average assets                    3.55%            3.03%
     Efficiency ratio                                      54.38%           52.86%
     Return on average assets                               1.24%            1.64%
     Return on average equity                              14.77%           18.85%
     Price/tangible book value per share                  176.30%          326.83%
     Price/earnings per share                              12.68x           14.92x
     Dividend yield                                         4.22%            2.77%
     Dividend payout ratio                                 53.49%           42.96%

     -------------
     (1) Reflects data for Wachovia as of the period ending June 30, 2000.


     ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed certain transactions announced from January 1, 2000 to October 25, 2000 involving publicly traded commercial banks as acquired institutions with transaction values between $100 million and $500 million. Sandler O'Neill reviewed 13 transactions announced nationwide and 3 transactions announced in the Southeast region. Sandler O'Neill reviewed the multiples of transaction value to last four quarters' earnings, transaction value to book value, transaction value to tangible book value, tangible book premium to core deposits, transaction value to total assets, transaction value to total deposits and premium to market and computed high, low, mean and median multiples and premiums for the respective groups of transactions. Sandler O'Neill also analyzed certain relative pricing multiples for the same groups of transactions. The relative multiples were determined by dividing the absolute transaction multiples by the relevant trading multiples of the buyers. Sandler O'Neill then calculated relative implied price/earnings and price/book multiples by applying the relative multiples to Wachovia's trading multiples as of the close on October 26, 2000 of 9.69x last quarter annualized earnings and 171.02% of book value. These multiples were applied to Republic's financial information as of and for the quarter ended September 30, 2000. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Republic common stock of $4.50 to $14.99 based upon the median multiples for nationwide transactions and $4.03 to $12.10 based upon the median multiples for Southeast transactions. The assumed transaction value per share of Republic common stock in the merger was $7.00, which was within the range of values of the transactions reviewed.

                                            Nationwide Transactions        Southeast Transactions
                                            -----------------------       -----------------------
                                            Median         Implied        Median         Implied
                                            Multiple       Value          Multiple         Value
                                            --------       --------       --------      --------
Transaction value/EPS (1)                     19.29x         $7.52        16.07x          $6.27
Transaction value/Book value                   2.47x         10.53         1.75x           7.46
Transaction value/Tangible
  book value                                   2.79x         10.58         1.87x           7.10
Tangible book premium/
  Core deposits                               19.7%          11.35         11.9%           8.35
Transaction value/Total assets                21.6%          14.99         17.4%          12.10
Premium to market (2)                         41.0%           6.65         32.9%           6.27
Transaction value/Total deposits              26.3%          10.82         22.5%           9.24
Imputed transaction value/EPS (1)             11.54x          4.50         10.34x          4.03
Imputed transaction value/Book value           1.94x          8.25          1.63x          6.94
-------------------

(1) Utilizes Republic's annualized earnings for the quarter ended September 30, 2000.
(2) Reflects premiums to the seller's price one month before the announcement of the transaction and were applied to Republic's closing stock price as of September 26, 2000.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Republic through December 31, 2004 under various circumstances, assuming Republic's current dividend payout ratio and that Republic performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Republic common stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 6x to 22x and applied multiples of tangible book value ranging from 75% to 275%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Republic common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Republic common stock of $2.83 to $10.21 when applying the price/earnings multiples and $2.91 to $10.51 when applying multiples of tangible book value. The assumed transaction value per share of Republic common stock in the merger was $7.00, which was within the range of values as calculated above.

                     Price/Earnings Multiples     Tangible Book Value Multiples
                     ------------------------     -----------------------------
    Discount Rate        6x           22x            .75x        2.75x
    -------------        --           ---            ----        -----
         9 %           $3.48        $10.21          $3.57       $10.51
         11             3.24          9.48           3.33         9.76
         13             3.03          8.81           3.11         9.07
         15             2.83          8.20           2.91         8.44

     In connection with its analysis, Sandler O'Neill considered and discussed with the Republic board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the merger based upon the assumed exchange ratio of .1368 to Republic's projected March 31, 2001 tangible book value per share and projected nine months ending December 31, 2001 earnings per share and dividend. As illustrated in the following table, the analysis indicated that, from a Republic shareholder's perspective, as compared to the projected stand-alone performance of Republic, the merger would be accretive to Republic's projected earnings per share and dividend for the nine months ending December 31, 2001, but dilutive to the projected tangible book value per share as of the quarter ended March 31, 2001. The actual results achieved by Wachovia and Republic may vary from projected results and the variations may be material.

    Nine months ending December 31, 2001                   Republic
    ------------------------------------       ---------------------------------
                                               Stand-alone  Pro Forma Equivalent
                                               -----------  --------------------
         Projected 2001 EPS                      $  .37          $   .57
         Tangible book value as of 3/31/01         3.90             3.65
         Projected 2001 dividend                    .21              .26

     CONTRIBUTION ANALYSIS. Sandler O'Neill reviewed the relative contributions to be made by Republic and Wachovia to the combined institution based on data at and for the quarter ended June 30, 2000. The percentage of pro forma shares owned was determined using an assumed exchange ratio of 0.1368. This analysis indicated that the implied contributions to the combined entity were as follows:

                                         Republic       Wachovia
                                         --------       ---------
      Total assets                         4.56%          95.44%
      Total net loans                      3.74           96.26
      Goodwill                             2.20           97.80
      Total deposits                       4.39           95.61
      Total borrowings                     5.85           94.15
      Tangible equity                      3.49           96.51
      Total equity                         3.27           96.73
      Earnings for the twelve months
       ended September 30, 2000            3.04           96.96
      Percentage of pro forma
       shares owned                        3.17           96.83

     In connection with rendering its opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto; (2) the termination fee agreement; (3) certain publicly available financial statements and other historical financial information of Republic that they deemed relevant; (4) certain publicly available financial statements and other historical financial information of Wachovia that they deemed relevant; (5) certain internal financial analyses and forecasts of Republic for the years ending December 31, 2000 and 2001 prepared by management of Republic, consensus earnings per share estimates for Republic for the years ending December 31,

2000 and 2001 published by First Call Corporation and the views of senior management of Republic, based on limited discussions with members of senior management, regarding Republic's past and current business, financial condition, results of operations and future prospects; (6) consensus earnings per share estimates for Wachovia for the years ending December 31, 2000 and 2001 published by First Call Corporation and the views of senior management of Wachovia, based on limited discussions with members of senior management of Wachovia, regarding Wachovia's past and present business, financial condition, results of operations and future prospects; (7) the pro forma impact of the merger, including the relative contributions of Republic and Wachovia to the resulting institution;
(8) the publicly reported historical price and trading activity for Republic's and Wachovia's common stock, including a comparison of certain financial and stock market information for Republic and Wachovia with similar publicly available information for certain other companies the securities of which are publicly traded; (9) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

     In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Republic or Wachovia or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Republic or Wachovia, nor has it reviewed any individual credit files relating to Republic or Wachovia. With Republic's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Republic and Wachovia are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Republic or Wachovia. With respect to all financial projections and the published earnings per share estimates prepared by and/or reviewed with the management of Republic and Wachovia used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Republic and Wachovia and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

     Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Sandler O'Neill also assumed, with Republic's consent, that there has been no material change in Republic's or Wachovia's assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Republic and Wachovia will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

     Republic has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Based on the closing price of Wachovia common stock on _______ (the latest practicable date prior to the date of this proxy statement/ prospectus), Republic would pay Sandler O'Neill a transaction fee of approximately $_______, of which $150,000 has been paid and the balance will be paid when the merger is closed. Republic has also paid Sandler O'Neill a fee of $250,000 for rendering its fairness opinion. Republic has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has in the past provided other investment banking services to Republic and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Republic and Wachovia and may actively trade the equity or debt securities of Republic and Wachovia and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME OF THE MERGER

     The merger will be consummated if it is approved by Republic shareholders, and, unless waived, Wachovia and Republic obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that the articles of merger reflecting the merger are filed with the Secretary of State of Florida and the certificate of merger reflecting the merger is filed with the Secretary of State of North Carolina, or a later date or time that is indicated in the articles and certificate. Wachovia and Republic have generally agreed to cause the effective time to occur:

     o on the fifth business day to occur after the last of the conditions to the completion of the merger in the merger agreement has been satisfied or waived;

     o at the election of Wachovia, on the first business day of the month immediately after the month in which such day occurs; or

     o    any other date to which Wachovia and Republic agree.

     Wachovia and Republic each have the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by June 30, 2001, so long as the failure to consummate the merger by such date is not caused by a breach of the merger agreement by the party electing to terminate the agreement. See "The Merger -- Amendment, Waiver and Termination" on page 36 for further information.

DISTRIBUTION OF WACHOVIA STOCK CERTIFICATES

     Promptly after the effective time of the merger, Wachovia and Republic will cause EquiServe Trust Company, N.A., or another exchange agent selected by Wachovia, to mail transmittal materials to you for use in exchanging certificates representing shares of Republic common stock for shares of Wachovia common stock. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Wachovia will deliver certificates for Wachovia common stock and/or a check for any fractional share interest or dividends or distributions once it receives your Republic common stock certificates. Neither Wachovia, Republic, nor the exchange agent will be liable to any former Republic shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property law.

     Wachovia is not required to pay you any dividends on Wachovia common stock with a record date after the merger until you have exchanged your Republic stock certificates for Wachovia stock certificates. Also, you will not be able to vote your converted Republic shares after the merger until your certificates are exchanged for Wachovia stock certificates. Wachovia will pay you all dividends on Wachovia common stock with a record date after the merger that have been paid to other Wachovia shareholders and an amount representing any fractional share interest when you exchange your certificates, in each case without interest.

     There will be no transfers of shares of Republic common stock on Republic stock transfer books after the effective time. Until exchanged as set forth in the transmittal materials, the Republic stock certificates represent only the right to receive Wachovia common stock and cash for any amount to be paid for a fractional share interest.

FRACTIONAL SHARES

     Wachovia will not issue any fractional shares of Wachovia common stock in the merger. Instead, you will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by the closing price of Wachovia common stock reported by the New York Stock Exchange on the trading day immediately preceding the effective time of the merger. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

FEDERAL INCOME TAX CONSEQUENCES

     The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of Republic common stock as capital assets and is the opinion of Sullivan & Cromwell, special counsel to Wachovia, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Republic. This section does not address state, local or foreign tax consequences of the merger.

     This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     o    financial institutions;

     o    insurance companies;

     o    tax-exempt organizations;

     o    dealers in securities or currencies;

     o    traders in securities that elect to mark to market;

     o persons who hold Republic common stock as part of a hedge, straddle or conversion transaction;

     o    persons who are not for United States federal income tax purposes:

          >    a citizen or resident of the United States;

          >    a domestic corporation;

          > an estate whose income is subject to United States federal income tax regardless of its source; or

          > a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;

     o persons who acquired or acquire shares of Republic common stock pursuant to the exercise of employee stock options or otherwise as compensation;

     o    persons who exercise their dissenters' appraisal rights; and

     o persons who do not hold their shares of Republic common stock as a capital asset.

     In connection with the filing of this document, Wachovia will receive an opinion of its special counsel, Sullivan & Cromwell stating that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Also, at the time of the merger, Wachovia will receive an opinion of Sullivan & Cromwell and Republic will receive an opinion of its special counsel, Skadden, Arps, Slate, Meagher & Flom, LLP. Each opinion will state that the merger will be treated for U.S. federal tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     In addition, the opinion of Sullivan & Cromwell will state that:

     o no gain or loss will be recognized by holders of Republic common stock who exchange all of their Republic common stock solely for Wachovia common stock pursuant to the merger, except with respect to a Republic shareholder who receives cash instead of a fractional share of Wachovia common stock;

     o the aggregate adjusted tax basis of shares of Wachovia common stock received by holders of Republic common stock who exchange all of their Republic common stock solely for Wachovia common stock pursuant to the merger will be the same as the aggregate adjusted tax basis of the shares of Republic common stock exchanged therefor, reduced by any amount allocable to a fractional share interest for which cash is received; and

     o the holding period of shares of Wachovia common stock received by holders of Republic common stock who exchange all of their Republic common stock solely for Wachovia common stock pursuant to the merger, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the Republic common stock exchanged therefor, provided that such Republic common stock is held as a capital asset at the effective time of the merger.

     Cash received by a Republic shareholder instead of a fractional share of Wachovia common stock will be treated as received in redemption of the fractional share interest. The shareholder will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Republic common stock allocable to such fractional share interest. This capital gain or loss will be long-term capital gain or loss if the Republic shareholder's holding period for such Republic common stock is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     The opinions described above will be based upon the facts, representations and assumptions outlined in the opinions. Counsel will require and rely upon representations contained in letters to be received from Republic and Wachovia in rendering the opinions. Neither of these opinions is binding on the Internal Revenue Service. Neither Wachovia nor Republic has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     Each party's obligation to consummate the merger is conditioned upon the receipt of an opinion from its respective counsel, each dated the date of the merger, as described above, in form and substance reasonably satisfactory to Wachovia and Republic, respectively.

     The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.

INTERESTS OF REPUBLIC'S MANAGEMENT AND DIRECTORS IN THE MERGER

     In considering the Republic board's recommendation that you vote "FOR" approval of the merger agreement, you should know that Republic's directors and executive officers have some interests in the merger that are different from, or in addition to, their interests as shareholders of Republic generally. The Republic board was aware of these interests and considered them, among other matters, in making its recommendation.

     Severance, Employment and Supplemental Executive Retirement Agreements. Republic has employment agreements with each of Rudy E. Schupp, Richard J. Haskins, Louis J. Dunham, R. Michael Strickland and Carla H. Pollard and change of control agreements with each of Roger Savage, Bruce Keir, W. Andrew Kirkman and Alissa E. Ballot. Each of these agreements provides for a severance payment on termination of employment under the circumstances provided in the agreement, including:

     o in the case of Mr. Schupp, termination for any reason following shareholder approval of the merger and

     o in the case of the other executive officers, termination for any reason during the 90-day period following completion of the merger.

     The severance payment required under these agreements is equal to the salary, bonus and pension benefit that the executive officer would have received had the executive officer remained employed with Republic for an additional two years (three years in the case of Messrs. Schupp and Haskins). Messrs. Schupp and Haskins are also entitled to receive a "gross-up" payment to compensate the executive officer for any "golden parachute" excise tax that will be imposed on him. Severance payments made to the other executive officers are limited to the extent necessary to ensure that no "golden parachute" excise tax will be imposed. In addition, Republic has supplemental executive retirement agreements with each of Messrs. Schupp and Haskins.

     To settle these agreements and to provide that each of these executive officers does not have an incentive to leave Republic as soon as the merger occurs, Republic will pay all of the severance payments provided for under these agreements, including amounts in satisfaction of the supplemental executive retirement agreements, immediately before the merger. Republic estimates that the total amount of these payments will be about $10.8 million, not including any "gross-up" payments that may be made with respect to any excise tax.

     In addition to the severance payments, each executive officer is entitled to be covered under Republic's welfare benefit plans for two years (except for Mr. Haskins, who will be covered for three years, and Mr. Schupp, who will be covered by his employment agreement described below). In addition, on shareholder approval of the merger, so long as he is not covered under a subsequent employer's plans, Mr. Haskins will become entitled to receive health and medical benefits through the date on which he becomes eligible to receive Medicare and, after such eligibility date, Medicare supplemental insurance for life. However, the cost of such coverage and supplemental insurance cannot to exceed the amount of insurance which could be purchased with the funds accumulated at the rate of $7,700 per year beginning October 1, 1995.

     Director Retirement Agreements. Republic is party to retirement agreements with H. Gearl Gore, Eugene W. Hughes, Jr., Lennart E. Lindahl, Jr., Carol R. Owen, Richard C. Rathke, Dr. Bruce E. Wiita, Paula Berliner and Mary A. McCarty. The retirement agreements provide for payments based on annualizing board and committee fees paid with respect to meetings held during a board member's final calendar year of board service, and become fully vested and payable in a lump sum following a change of control. Based on the number of board and committee meetings held and expected to be held in 2000, Republic estimates that the total payments owed will be about $1.75 million. Republic will make these payments immediately before the merger.

     Stock Options and Stock Appreciation Rights. All unvested options held by Republic's executive officers will become vested if Republic's shareholders approve the merger agreement and the related plan of merger. As of the date of the special meeting, Republic's executive officers are expected to hold unvested options to buy a total of 445,845 shares of Republic common stock, of which options to buy a total of 47,500 shares have an exercise price of less than $7.00 per share. Any of these options and any other options granted under Republic's benefit plans that are not exercised before the merger will be converted into options for Wachovia common stock with equivalent terms.

     Some of Republic's executive officers and directors have been granted stock appreciation rights by Republic that would have continued after the merger. Each of these officers and directors has agreed to allow Republic to terminate their stock appreciation rights before the merger. As a result, each will receive, immediately before the merger, a cash payment equal to:

     o    the number of shares to which the agreement relates multiplied by

     o the excess of the "high water mark" (as defined in the stock appreciation right agreement - currently $13.625) over the exercise price specified in the agreement.

     As of the date of this proxy statement/prospectus, Republic's executive officers and directors held a total of 564,000 stock appreciation rights with an exercise price of $8.00 and 60,000 stock appreciation rights with an exercise price of $5.75.

     New Employment Agreement with Mr. Schupp. Wachovia has entered into an employment agreement with Mr. Schupp, effective on completion of the merger. The agreement provides that Mr. Schupp will serve Wachovia Bank, N.A. as Florida Banking Chairman for two years following the completion of the merger at an initial base salary of $435,000 per year, which is equal to his current base salary. Mr. Schupp will be eligible to earn an annual bonus of up to 100% of his base salary. If Mr. Schupp's employment is involuntarily terminated (including by reason of Mr. Schupp's resignation following certain breaches of the agreement by Wachovia) during the term of the agreement, Wachovia will continue to provide Mr. Schupp with his compensation and benefits for the remainder of the term of the agreement, and will pay Mr. Schupp a "gross-up" payment to compensate him for any "golden parachute" taxes imposed on him. Mr. Schupp will be subject to restrictive covenants (including non-competition and non-solicitation covenants) during his employment and for 24 months following termination of employment.

     Advisory Board. It is expected that the non-employee directors of Republic will continue to serve as directors of Republic Security Bank until sometime after the merger. In addition, Wachovia has determined to establish a local advisory board for Palm Beach, Florida. When Wachovia determines to replace the directors of Republic Security Bank, which is expected to be when it is merged with Wachovia Bank, N.A., Wachovia has agreed to appoint to the advisory board each former non-employee director of Republic who is willing to serve. Each such non-employee director of Republic will serve on the board of Republic Security Bank and the advisory board for at least two years following the completion of the merger and will receive fees of at least $1,200 per year. This service will be treated as service with Wachovia for purposes of Republic's equity incentive plans. Each non-employee director has also entered into a noncompetition agreement with Wachovia which continues for two years following termination of service on the Republic board and the advisory board.

     401(k) Plan. Under Republic's 401(k) retirement plan, all employer match accounts will become 100% vested upon shareholder approval of the merger. Of Republic's executive officers who participate in the plan, only two are not currently fully vested in their employer match accounts. The aggregate value of the acceleration of the match for these two executive officers is approximately $11,000.

     Indemnification Rights. Wachovia has also agreed that for a period of six years after the merger it will indemnify the present directors and officers of Republic and its subsidiaries against costs or expenses (including reasonable attorney's fees), judgments, fines, liens, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation (civil or criminal), administrative or investigative, arising out of actions or omissions occurring at or prior to the merger, to the fullest extent that Republic is permitted to indemnify (and advance expenses to) its directors and officers under the laws of Florida and Republic's articles of incorporation and by-laws in effect on the date of the merger agreement, provided any such director's or officer's conduct complies with the standards set forth under Florida law and Republic's articles of incorporation and by-laws, to be determined by independent counsel selected by Wachovia and reasonably acceptable to such officer or director. In addition, Wachovia has agreed that for a period of three years after the merger it will use its reasonable efforts to obtain directors' and officers' liability insurance for the benefit of Republic's and its subsidiaries' directors and officers, to provide insurance coverage that will reimburse the present and former directors and officers of Republic or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the merger. The coverage and policy limits will be no less advantageous than the coverage provided by Republic of the date of the merger agreement, subject to the cost for the insurance not exceeding 150 percent of the amount expended by Republic for similar insurance on the date of the merger agreement.

POST-MERGER COMPENSATION AND BENEFITS

     Under the merger agreement, Wachovia has agreed to provide employee benefits to officers and employees of Republic and its subsidiaries on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and its subsidiaries to similarly situated officers and employees. Prior to the time that these benefits are provided, the employees of Republic or Republic Security Bank who receive benefits under Republic employee benefit plans are deemed to receive benefits no less favorable than those provided by Wachovia or its subsidiaries. In addition, the merger agreement provides that these employees generally will receive credit for their service rendered with Republic or Republic Security Bank before the effective time, to the extent Republic or Republic Security Bank credited that service. This credit will count for purposes of determining vesting and eligibility to participate, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans. The merger agreement provides that Wachovia may amend, modify or terminate any employee benefit plan after the effective date of the merger.

NONCOMPETITION AGREEMENTS

     In connection with the merger, each non-employee director of Republic signed a noncompetition agreement with Wachovia. Under the agreements, each director agrees that, following the merger, while serving as a director of Republic Security Bank or as a local advisory board member of Wachovia Bank and for 2 years after termination of such services, they will not engage in activities competitive with Wachovia. Under the agreement, the directors also agree to exercise before the effective time of the merger all in-the-money options and warrants for Republic common stock.

THE FIRST PALM BEACH BANCORP, INC. INDENTURE

     Wachovia and Republic intend to defease the indenture relating to Republic's outstanding debt securities. The indenture relates to the 10.35% Senior Debentures Due 2002 of First Palm Beach Bancorp, Inc. and was assumed by Republic in its merger with First Palm Beach.

     Under the terms of the indenture, Republic may defease the indenture if it deposits with the indenture trustee an amount of money or U.S. Government obligations that is sufficient to cover all future interest and principal payments and fulfills other requirements. In the merger agreement, Republic has agreed to use all reasonable efforts to cause the defeasance of the indenture, but it will not be required to deposit the required funds unless Wachovia lends the funds to Republic.

     In order to complete the defeasance of the indenture, the trustee must receive an opinion of counsel as to the related tax effects. It is likely that Republic and the trustee will amend the indenture (in a manner that provides additional protection to debt holders) in order to facilitate this opinion.

     It is not a condition of the merger that the indenture has been defeased. However, it is a condition that no event or circumstance has occurred that would prevent the defeasance and that legal counsel has delivered, or is prepared to deliver, the necessary tax opinion.

CONDITIONS TO COMPLETION OF THE MERGER

     Republic's and Wachovia's obligations to complete the merger are both subject to the satisfaction or written waiver of the following conditions:

     o approval of the merger agreement and the related plan of merger by Republic's shareholders;

     o receipt of the required regulatory approvals described below under "Regulatory Approvals" and expiration of all relevant waiting periods, generally without any conditions, restrictions or requirements that would have a material adverse effect on Wachovia or Republic;


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

     o receipt of all other approvals and consents required for the merger, if the failure to receive the consent or approval is reasonably likely to have a material adverse effect on Wachovia or Republic, generally without any conditions, restrictions or requirements that would have a material adverse effect;

     o absence of any action by any court or governmental or regulatory authority prohibiting the completion of the merger;

     o continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order by the SEC being issued or threatened;

     o receipt of all approvals under state or federal securities laws necessary to complete the merger; and

     o approval for listing on the NYSE of the shares of Wachovia common stock issuable in the merger.

     The obligations of Wachovia and its subsidiary to complete the merger are also subject to the satisfaction or written waiver of the following other conditions:

     o continued accuracy of the representations and warranties of Republic in the merger agreement, subject to exceptions relating to materiality, and Wachovia's receipt of an officers' certificate to that effect;

     o performance by Republic in all material respects of all of the obligations required to be performed by it pursuant to the merger agreement and Wachovia's receipt of an officers' certificate to that effect;

     o continued effectiveness of the employment agreement with Rudy E. Schupp and the director noncompetition agreements;

     o receipt by Wachovia of an opinion of Sullivan & Cromwell as to tax matters related to the merger;

     o no event or circumstance having occurred that would prevent the defeasance of the indenture for Republic's outstanding public debt securities and legal counsel having delivered, or being prepared to deliver, the legal opinion required for defeasance of the indenture; and

     o Republic having delivered resolutions adopted by its board and its shareholders evidencing the taking of all action necessary to authorize the merger agreement and the merger.

     The obligation of Republic to complete the merger is also subject to the satisfaction or written waiver of the following other conditions:

     o continued accuracy of the representations and warranties of Wachovia in the merger agreement, subject to exceptions relating to materiality, and Republic's receipt of an officers' certificate to that effect;

     o performance by Wachovia in all material respects of all of the obligations required to be performed by it pursuant to the merger agreement and Republic's receipt of an officers' certificate to that effect;

     o receipt by Republic of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters related to the merger; and

     o Wachovia having delivered resolutions adopted by its board evidencing the taking of all action necessary to authorize the merger agreement and the merger.

     We cannot predict if or when the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. However, as of the date of this proxy statement/prospectus, neither Wachovia nor Republic has any reason to believe that any of these conditions will not be satisfied.


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


REGULATORY APPROVALS

     Federal Reserve Board. The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company ("BHC") Act of 1956. The BHC Act requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

     The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Pursuant to the BHC Act, the merger may not be consummated until 30 days after Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Wachovia and Republic believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Wachovia or Republic.

     Florida Department Approval. The Florida Department of Banking and Finance must approve the change of control of Republic Security Bank which would be effected by the merger. Under Section 658.28 of the Florida Banking Code, the Florida Department will issue a certificate of approval for a change of control of a Florida state bank only after it has made an investigation and has determined that the proposed new owner of a controlling interest is qualified by reputation, character, experience and financial responsibility to control and operate the bank in legal and proper manner and that the interest of the other shareholders, if any, and the depositors and creditors of the bank and the interest of the public generally will not be jeopardized by the proposed change in ownership, controlling interest or management.

     In addition, under Section 658.295 of the Florida Banking Code, the Florida Department will not permit the merger unless the bank has been in existence and continuously operating, on the date of its acquisition, for more than three years. Also, the Florida Department will not permit the merger if, upon consummation of the transaction, Wachovia, including all of its insured depository institutions that would be "affiliates," as defined in the BHC Act, would control 30% or more of the total amount of deposits held by all insured depository institutions in the State of Florida.

     Other Requisite Approvals and Consents. Approvals or notices are also required from or to the NYSE and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

     Status of Regulatory Approvals. Wachovia will soon file applications with both the Federal Reserve Board and the Florida Department for approval of the merger.

     The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.


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


AMENDMENT, WAIVER AND TERMINATION

     To the extent permitted by applicable law, the merger agreement may be amended in a writing signed by each of the parties upon the approval of the Board of Directors of each of the parties, whether before or after the merger agreement has been approved by the Republic shareholders. The provisions of the merger agreement relating to the manner in which shares of Republic stock will be exchanged for Wachovia stock, however, may not be amended after the shareholders' meeting without the requisite approval of the Republic shareholders.

     Before the merger, Wachovia and Republic each has the right to waive the performance of any term of the merger agreement, to waive or extend the time for the compliance or fulfillment by the other party of any of its obligations under the merger agreement, and to waive any of the conditions to the completion of the merger, except any condition which, if not satisfied, would result in the violation of any law. Once the merger is completed, any unfulfilled conditions will be deemed to have been waived at the effective time of the merger.

     The merger agreement may be terminated at any time before the merger by the agreement of Republic and Wachovia. In addition, the merger agreement may be terminated by either Wachovia or Republic if:

     o the other party materially breaches a representation, warranty, covenant or other agreement contained in the merger agreement, provided that such party is not itself in material breach of the merger agreement, and the breach cannot be or has not been cured within 30 days after notice to the breaching party of such breach;

     o    the merger is not completed by June 30, 2001;

     o a governmental or regulatory authority denies a necessary approval for completion of the merger by final nonappealable action; or

     o    the Republic shareholders fail to approve the merger agreement.

     In addition, Wachovia may terminate the merger agreement if Republic's board of directors fails to make, withdraws, or adversely modifies or changes its recommendation to approve the merger agreement.

TERMINATION FEE AGREEMENT

     As an inducement to Wachovia's entering into the merger agreement, Republic and Wachovia entered into a termination fee agreement, dated as of October 29, 2000. The following description of the termination fee agreement is qualified in its entirety by reference to the text of the termination fee agreement. For a more complete description, we urge you to read carefully the termination fee agreement, which is attached as Appendix B to this proxy statement/prospectus.

     Under the termination fee agreement, Republic is required to pay Wachovia a cash fee of $15 million if:

     o    the merger agreement is terminated either:

          >    by Wachovia because of a material breach by Republic; or

          > by either party for any reason permitted in the merger agreement and, prior to or concurrently with such termination, a "first trigger event", as defined below, has occurred; and

     o prior to, at the same time or within 12 months after such termination, an "acquisition event", as defined below, occurs.

Under the termination fee agreement, "first trigger event" means:


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


     o Republic's board fails to make, withdraws or adversely modifies its recommendation that Republic's shareholders approve the merger agreement;

     o Republic or any significant subsidiary enters into an agreement with respect to or authorizes or approves any "acquisition proposal";

     o the merger agreement is not approved by Republic's shareholders and, prior to the vote, any other person has made, or disclosed an intention to make, an "acquisition proposal";

     o any person or group has acquired beneficial ownership of 10% or more of Republic's voting securities;

     o any person makes an "acquisition proposal" and Republic breaches any covenant or agreement in the merger agreement; or

     o any person other than Wachovia makes an "acquisition proposal" and such proposal is publicly announced.

     Under the termination fee agreement, "acquisition proposal" means any publicly announced proposal, regulatory application or notice, agreement or disclosure of an intention to make a proposal with respect to any of the following transactions by Republic or its subsidiaries with any person other than Wachovia:

     o    merger or consolidation;

     o purchase, lease or other acquisition of substantially all of the assets or deposits; or

     o    purchase of 10% or more of the voting power.

     Under the termination fee agreement, "acquisition event" means:

     o the execution by Republic of a definitive agreement that provides for any of the transactions described above under the definition of "acquisition proposal", except that the purchase of 30% or more of the voting power will be an "acquisition event", rather than 10% or more as under the definition of "acquisition proposal".

     o the acquisition by any person or group of beneficial ownership, or the right to acquire beneficial ownership, of 30% or more of the outstanding voting shares of Republic. As of the date of this proxy statement/prospectus, neither Republic nor Wachovia are aware of any "first trigger event" or "acquisition event" having occurred.

     The termination fee agreement is intended to increase the likelihood that the merger will be completed and to compensate Wachovia for its efforts and any related expenses, losses and opportunity costs if the merger is not completed and Republic enters into an alternative transaction. The termination fee agreement may discourage competing offers for Republic, even if someone may have been prepared to pay more to Republic shareholders than the market price of the Wachovia common stock to be received by Republic shareholders in the merger.

     If the Republic shareholders do not approve the merger agreement, either Republic or Wachovia may terminate the agreement. At that time, Wachovia's potential right to a termination fee will expire unless a "first trigger event" occurs before the termination. If a first trigger event has occurred, or if Wachovia was to terminate the merger agreement because of a breach by Republic, Wachovia would be entitled to a termination fee if an "acquisition event" occurs within 12 months of termination.


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


CONDUCT OF BUSINESS PENDING THE MERGER

     The following is a summary of the agreements Republic and Wachovia have made regarding actions before the merger.

     Republic.  Republic has agreed that it and its subsidiaries will:

     o    operate their businesses in the ordinary course;

     o preserve intact their business organization and assets and maintain their rights and franchises; and

     o use their reasonable efforts to maintain current employee relationships.

In addition, it has agreed that it and its subsidiaries will not:

     o issue any additional shares of its stock or any rights for its stock, except pursuant to the merger agreement or pre-existing rights;

     o repurchase, redeem or otherwise acquire any shares of its stock or make any distributions with respect to its stock. Republic is permitted, however, to make quarterly cash dividends on Republic common stock in an amount not to exceed $0.06 per share and wholly owned subsidiaries of Republic may also pay dividends. After December 31, 2000, Republic is required to cause its regular dividend record dates and payment dates to be the same as Wachovia's;

     o adjust, split or reclassify any of its capital stock, or sell, encumber or otherwise transfer any capital stock of its subsidiaries, or any asset or deposit other than in the ordinary course of business;

     o enter into, amend or renew any employment related agreements, grant any salary or wage increase or increase any employee benefits except for normal increases in the ordinary course of business, as previously disclosed to or agreed with Wachovia, or grants to newly hired employees consistent with past practice or as required by law;

     o enter into, adopt or amend any employee benefit plan or take any action to accelerate the vesting or exerciseability of any benefits payable under any employee benefit plan, except as may be required by law, as may be necessary or advisable to maintain the tax qualified status of the plan, or as previously disclosed by Republic;

     o except for purchases of U.S. Treasury or U.S. Government agency securities with maturities of three years or less, purchase or invest in any material amount of securities or make any material investment in any other person or entity;

     o amend Republic's articles of incorporation, Republic's by-laws or the articles of incorporation, by-laws or similar governing documents of any of Republic's subsidiaries;

     o make any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable regulatory requirements;

     o enter into, terminate or amend any material contract, or waive, release or assign any material rights, except in the ordinary course of business;

     o commence any claim, proceeding or litigation, except as necessary for the operation of its business or as Republic deems necessary to enforce its rights under the merger agreement, or settle any claim, proceeding or litigation, except for those that solely involve an immaterial amount of money damages or that do not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material;


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


     o except as required by law, change materially its interest rate and other risk management policies, procedures or practices or fail to follow its existing policies or practices on managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

     o borrow money or incur indebtedness in excess of an aggregate of $500,000, other than in the ordinary course of business consistent with past practices;

     o make or change any material tax-related practice other than in the ordinary course of business or as required to conform to changes in the tax laws;

     o knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect, any of the conditions to the merger not being satisfied, a material violation of any provision of the merger agreement, or a delay in the effective time beyond June 30, 2001, except, in each case, as may be required by law; or

     o    agree or commit to do any of the foregoing.

     Republic has also agreed that it will not, nor ask anyone to, initiate or solicit any inquiries or any offer relating to a merger, consolidation or similar transaction involving Republic or Republic Security Bank or any other subsidiary of Republic. In addition, Republic will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an inquiry or offer of this type, except if Republic's board determines, consistent with its fiduciary duties, that the inquiry or offer would be likely to result in a proposal more favorable to Republic shareholders and that is reasonably capable of being completed. Prior to providing confidential information, Republic agrees to execute a confidentiality agreement with the other party. Republic has also agreed to promptly advise Wachovia following the receipt by Republic of any inquiry or offer of this type and to immediately advise Wachovia of the material terms and conditions relating to it.

     Wachovia. Wachovia has agreed that it and its subsidiaries will not knowingly take any action intended or reasonably likely to result in:

     o any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at or prior to the effective time;

     o    any of the conditions to the merger not being satisfied;

     o    a material violation of any provision of the merger agreement; or

     o    a delay in the effective time beyond June 30, 2001.

     Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book value and, therefore, some dilution of Wachovia's book value and net income per share may occur in connection with any future transactions.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Wachovia's wholly owned subsidiary will be the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time until otherwise amended or repealed.

     The directors and officers of Wachovia's wholly owned subsidiary before the merger will continue to be the directors and officers of the surviving corporation after the merger, together with such additional persons as may thereafter be elected.

EXPENSES AND FEES

     Each party generally will be responsible for all expenses incurred by it in connection with the merger, except that Wachovia will pay the SEC filing fees in connection with this proxy statement/prospectus and that Wachovia and Republic will share equally the printing expenses in connection with this proxy statement/prospectus.

ACCOUNTING TREATMENT

     Wachovia expects to account for the merger as a "purchase," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Republic as of the effective time will be recorded at their respective fair values and added to those of Wachovia. Any excess of the value of Wachovia common stock issued for Republic common stock over the fair value of Republic's net assets will be recognized as goodwill. Financial statements of Wachovia issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Republic.

RESALES OF WACHOVIA COMMON STOCK

     The shares of Wachovia common stock to be issued in the merger will be freely transferable under the Securities Act of 1933. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of Republic for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock. These affiliates may not sell their shares of Wachovia common stock acquired in the merger except pursuant to an effective registration statement under the securities law or other applicable securities law exemptions from the registration requirements.

     This proxy statement/prospectus does not cover resales of Wachovia common stock received by any person who may be deemed to be an affiliate of Republic. Republic has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an "affiliate" of Republic to execute and deliver to Wachovia an affiliate agreement. As provided for in these agreements, Republic's affiliates have agreed not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Wachovia may place restrictive legends on certificates representing Wachovia common stock issued to all persons who are deemed to be "affiliates" of Republic under Rule 145.

DISSENTERS' APPRAISAL RIGHTS

     Appraisal rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances and exceptions to such rights are set forth in the laws of Florida with respect to the rights of Republic shareholders.

     Republic shareholders are not entitled to appraisal rights under Florida law in connection with the merger because shares of Republic common stock are listed on the Nasdaq National Market. Florida law states that shareholders of a company whose stock is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. are not entitled to appraisal rights.


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


SHAREHOLDER LITIGATION

     On November 1, 2000, George Apelian ("Plaintiff") filed a class action complaint against Republic and the members of Republic's board of directors (and one former director) in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida. Plaintiff alleges that, among other things, the defendants have breached their fiduciary duties in connection with the merger and that the consideration to be paid by Wachovia in the merger is inadequate. Plaintiff seeks to prevent the completion of the merger and to recover damages. Republic believes the claims are entirely without merit and intends to defend against them vigorously.


                      DESCRIPTION OF WACHOVIA CAPITAL STOCK

     The descriptive information below outlines certain provisions of Wachovia's articles of incorporation and by-laws and the North Carolina Business Corporation Act. The information is not complete and is qualified by the more detailed provisions of Wachovia's articles of incorporation and by-laws, which are incorporated by reference as exhibits to this document, and the North Carolina Business Corporation Act. See "Where You Can Find More Information" on page 54 for information on how to obtain copies of these incorporated documents.

AUTHORIZED STOCK

     Wachovia's articles of incorporation authorize 1,000,000,000 shares of Wachovia common stock and 50,000,000 shares of preferred stock. As of September 30, 2000, there were 203,463,756 shares of Wachovia common stock outstanding and no shares of Wachovia preferred stock outstanding. In addition, at September 30, 2000, 31,674,606 shares of Wachovia common stock were reserved for issuance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan.

PREFERRED STOCK

     The Wachovia board is authorized to fix the preferences, limitations and relative rights of any Wachovia preferred stock and may cause Wachovia to issue any preferred stock without the approval of the holders of Wachovia common stock. The board may also establish one or more series of Wachovia preferred stock and determine the variations between series. Holders of Wachovia preferred stock may have greater rights than holders of Wachovia common stock. For example, holders of Wachovia preferred stock may receive dividends first and may also receive assets of Wachovia ahead of common stock holders in a liquidation of Wachovia. Wachovia preferred shareholders may also rank ahead of common shareholders if the capital stock of Wachovia is redeemed.

COMMON STOCK

     Dividends. The holders of Wachovia common stock are entitled to their proportionate share of dividends declared by the Wachovia board from funds legally available for paying dividends.

     Voting Rights. Each holder of Wachovia common stock has one vote for each share held on matters presented for consideration by the shareholders.

     Classification of Board of Directors. The Wachovia board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia board and could impede a change in control of Wachovia.

     Preemptive Rights. The holders of Wachovia common stock have no preemptive rights to acquire any additional shares of Wachovia common stock.


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


     Issuance of Stock. Wachovia's articles of incorporation authorize the Wachovia board to issue authorized shares of Wachovia common stock and Wachovia preferred stock and any other securities without shareholder approval. However, Wachovia common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia common stock in some circumstances.

     Liquidation Rights. In the event of voluntary or involuntary liquidation, dissolution or winding-up of Wachovia, the holders of Wachovia common stock will be entitled to their proportionate share of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities and after preferences given to any outstanding Wachovia preferred stock.

ANTI-TAKEOVER PROVISIONS

     Some provisions of Wachovia's articles of incorporation and by-laws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia board to issue Wachovia preferred stock may enable the Wachovia board to prevent a change in control despite a shift in ownership of the Wachovia common stock. In addition, the Wachovia board's power to issue additional shares of Wachovia common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia common stock to elect its designees to a majority of the seats on the Wachovia board. The following provisions also may deter any change in control of Wachovia.

     Fair Price Provisions. The fair price provisions of Wachovia's articles of incorporation limit the ability of an interested shareholder to enter into certain transactions involving Wachovia. An "interested shareholder" is defined in Wachovia's articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder. The transactions limited by the fair price provisions are referred to below collectively as a "business combination." They include:

     o any merger with or consolidation into an interested shareholder or an affiliate of an interested shareholder;

     o any sale or other disposition of $25 million or more in assets to an interested shareholder or an associate or affiliate of an interested shareholder;

     o any issuance or transfer to any interested shareholder, or an associate or affiliate of an interested shareholder, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more; or

     o any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an interested shareholder or an associate or affiliate or any proposal for liquidation or dissolution of Wachovia.

     Under the fair price provisions, a business combination must either (1) be approved by the holders of at least 66 2/3% of the outstanding voting shares of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia common stock not owned by the interested shareholder or (2) comply with either the continuing director approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a business combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the continuing director requirement, the business combination must be approved by 66 2/3% of the "continuing directors," which consist of (1) directors elected by shareholders of Wachovia prior to the interested shareholder's acquisition of more than 10% of the voting securities and (2) any directors recommended to join the Wachovia board by a majority of the directors mentioned in clause (1). These approval provisions are less stringent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see " -- Anti-takeover Legislation" on page 45), but are more stringent than the standard North Carolina law provisions, which would apply in the absence of the fair price provisions.

     Under the price requirements of the fair price provisions, the price per share paid in a business combination must be at least equal to the greater of:

     o the fair market value per share of Wachovia common stock on the date of the first public announcement of the proposed business combination or on the date on which the interested shareholder became an interested shareholder, whichever is higher, multiplied by the ratio of:

          > the highest per share price paid by the interested shareholder for any shares of Wachovia common stock acquired by it during the two-year period immediately prior to the first public announcement date; to

          > the fair market value per share of Wachovia common stock on the first day during such two-year period on which the interested shareholder acquired any shares of Wachovia common stock; and

     o the highest per share price paid by such interested shareholder in acquiring any shares of Wachovia common stock.

     In addition, the consideration paid for Wachovia common stock in a business combination must be either cash or the same form of consideration paid by the interested shareholder to acquire its shares of Wachovia common stock. Moreover, the interested shareholder must not:

     o have, directly or indirectly, acquired, after having become an interested shareholder, additional shares of newly issued Wachovia capital stock from Wachovia, other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the fair price provisions;

     o have received the benefit, directly or indirectly, of financial assistance from Wachovia; or

     o have made any major changes in Wachovia's business or equity capital structure.

     The fair price provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In these two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

     Federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction. However, the financial terms will not necessarily be fair to shareholders and the shareholders may not be able to effectively prevent consummation of the transaction. The fair price provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of factors such as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's length rather than dictated by the purchaser.

     The fair price provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an interested shareholder in the initial step of an unwanted takeover attempt. Indeed, they assure that at least the same price and form of consideration are paid to these shareholders as were paid in the initial step of the acquisition.

     The fair price provisions generally may discourage attempts to obtain control of Wachovia given the difficulties of complying with their requirements. As a result, holders of Wachovia common stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the fair price provisions would give veto power to the holders of a minority of the shares of Wachovia common stock with respect to a business combination which is opposed by more than 33 1/3% of the continuing directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, the minimum price provisions of the fair price provisions could be arbitrary and not indicative of value although they provide objective pricing criteria in a business combination not receiving the supermajority approval required of shareholders or of continuing directors.

     Removal of Directors. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by interested shareholders.

     Amendment of Wachovia Articles. Except in specified circumstances, the provisions of the Wachovia articles of incorporation concerning (1) their amendment, (2) the duration of the corporation, (3) the authorized capital stock, (4) the number, classification, election and removal of directors, (5) the absence of pre-emptive rights for shareholders and (6) the approval of business combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by interested shareholders.

     Anti-takeover Legislation. The North Carolina Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control of the shares, under certain circumstances, unless a majority in interest of the disinterested shareholders of the corporation votes to give voting power to those shares.

     The corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares under the North Carolina Control Share Acquisition Act in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or by-laws adopted by the shareholders prior to the occurrence of a control share acquisition. Wachovia's articles of incorporation and by-laws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

     Control Acquisitions. The federal Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board receives 60 days' prior written notice of the proposed acquisition and the Federal Reserve Board has not issued within that time period a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. The Federal Reserve Board presumes that the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act constitutes the acquisition of control. This presumption can, under certain circumstances, be challenged.

     In addition, federal banking law requires any company to obtain the approval of the Federal Reserve Board before acquiring 25%, or 5% in the case of an acquiror that is a bank holding company, or more of the outstanding shares of Wachovia common stock, or such lesser number of shares that may constitute control over Wachovia.

           CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS
                            AND REPUBLIC SHAREHOLDERS

     You will automatically become a Wachovia shareholder at the effective time of the merger. After the merger, your rights as a Wachovia shareholder will be determined by Wachovia's articles of incorporation, Wachovia's by-laws and North Carolina law. The following is a summary of the material differences in the rights of shareholders of Wachovia and Republic. This summary is general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, North Carolina law, Republic's articles of incorporation, Wachovia's articles of incorporation and the by-laws of each corporation.

AUTHORIZED CAPITAL

     Wachovia. Wachovia is authorized to issue 1,000,000,000 shares of common stock with par value of $5 per share and 50,000,000 shares of Preferred Stock with par value of $5 per share. As of September 30, 2000, 203,463,756 shares of Wachovia common stock were issued and outstanding and no shares of Wachovia preferred stock were issued.

     Republic. Republic is authorized to issue 500,000,000 shares of common stock with par value of $0.01 per share and 20,000,000 shares of preferred stock with par value $0.01 per share. The preferred stock consists of 5,000,000 shares of Series B Junior Participating Preferred Stock, none of which is currently outstanding, and 15,000,000 shares authorized for designation into series. As of the record date, _________ shares of Republic common stock were issued and outstanding.

AMENDMENT OF ARTICLES OF INCORPORATION

     Wachovia. The affirmative vote of at least 66 2/3% of outstanding voting shares of Wachovia, including a majority of the shares held by a person other than an interested shareholder, is required under Wachovia's articles of incorporation to amend or repeal provisions of the articles of incorporation that relate to (1) the duration of the corporation, (2) the authorized capital stock, (3) the number, classification, election and removal of directors, (4) preemptive rights of shareholders, (5) business combinations and (6) amendment of Wachovia's articles of incorporation.

     However, the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any amendment of this kind if (1) there is no interested shareholder and the amendment is approved by a majority of the Wachovia board of directors or (2) an interested shareholder exists, but the amendment is approved by at least 66 2/3% of the continuing directors. For the definition of an "interested shareholder" and a "continuing director", see "Description of Wachovia Capital Stock -- Anti-Takeover Provisions" on page 43.

     Republic. Republic's articles of incorporation state that the articles may not be amended unless the Republic Board of Directors first adopts a resolution setting forth the proposed amendment and directs that such proposed amendment be submitted to a vote at a meeting of shareholders. At such meeting, the proposed amendment will generally be adopted upon receiving a majority of the votes entitled to be cast that are represented at the meeting and entitled to vote on such amendment. The affirmative vote of not less than 80% of the votes entitled to be cast by the holders of Republic common stock is required to amend the provisions of the articles dealing with shareholder meetings and amendments to the articles of incorporation.

NOTICE OF MEETINGS OF SHAREHOLDERS

     Wachovia. The Wachovia by-laws provide that Wachovia must notify the shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. Wachovia must briefly describe the purpose or purposes of a special or substitute annual meeting or any meeting where required to do so by law.

     Republic. The Republic by-laws provide that Republic must notify the shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting, and, for special meetings, the purpose for hich the meeting is called.

SPECIAL MEETINGS OF SHAREHOLDERS

     Wachovia. A special meeting of the shareholders of Wachovia may be called only by its chief executive officer or by the Wachovia board of directors. Shareholders have no power to call a special meeting of shareholders.

     Republic. Special meetings of the shareholders may only be called by the Republic board of directors. Shareholders have no power to call a special meeting of shareholders. Florida law provides that special meetings of shareholders can be called at the request of the holders of at least 10% of all votes entitled to be cast on any issue, unless a greater percentage, not to exceed 50%, is required by the corporation's articles of incorporation.

RECORD DATE

     Wachovia. The board of directors or the chief executive officer may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days before a meeting or action requiring a determination of shareholders.

     Republic. The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days and, in the case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

NUMBER OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

     Wachovia. The number of directors must be between 9 and 25 under Wachovia's by-laws. The exact number of directors is set by resolution of the Wachovia board of directors. The Wachovia board of directors must be divided into three classes to serve staggered three-year terms under Wachovia's by-laws. Only approximately one-third of the members of the Wachovia board of directors are elected each year since Wachovia has a classified board; consequently, two annual meetings are required for Wachovia's shareholders to change a majority of the members of the Wachovia board of directors.

     Republic. Under Republic's by-laws, the board of directors consists of 13 directors. Directors are divided into three classes, of as equal size as possible and serving a term of three years. As the case with Wachovia, only approximately one-third of the members of the Republic board of directors are elected each year; consequently, two annual meetings are required for Republic's shareholders to change a majority of the members of the Republic board of directors.

REMOVAL OF DIRECTORS

     Wachovia. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an interested shareholder.

     Republic. A director of Republic may be removed only for cause and only by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of Republic common stock.

SHAREHOLDER PROPOSALS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     Wachovia. Business conducted at meetings of shareholders is limited to business that is properly submitted to the meeting under Wachovia's by-laws. Matters are properly submitted by the board of directors, or by any other holder of voting securities of the corporation who is entitled to vote at the meeting and who complies with the notice requirements of applicable law, or those requirements outlined in Wachovia's articles of incorporation or by-laws. Under the by-laws, director nominations by the Wachovia board must include the chief executive officer and the chairman, if the chief executive officer is not the chairman and the nominee is not a director or his or her term as a director is set to expire. Director nominations may also be made by shareholders. All shareholder proposals must be made in writing and delivered or mailed to the Secretary of Wachovia between 90 and 120 days before any meeting of shareholders; however, if less than 100 days' notice of the meeting is given to shareholders, the notification must be mailed or delivered no later than the close of business 10 days after notice of the meeting was mailed.

     Republic. Business conducted at meetings of shareholders is limited to the election of directors and other business specified by the board or properly brought before the meeting. The Republic by-laws provide that for business to be properly brought before the annual meeting, all shareholder proposals must be in writing and delivered or mailed to the Secretary of Republic between 60 and 90 days prior to the anniversary of the preceding year's annual meeting; however, if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not later than the later of the 60th day prior to the annual meeting or the 10th day following the day on which the public announcement of the date of the meeting is first made by Republic, and no earlier than the close of business on the 90th day prior to the annual meeting. All director nominations made by a shareholder must be in writing and delivered or mailed to the Secretary of Republic between 30 and 60 days prior to the annual meeting of shareholders at which directors are to be elected; however, if less than 30 days notice of the annual meeting is given to the shareholders, the nomination must be delivered or mailed to the Secretary not later than the close of the seventh day following the day on which notice of the annual meeting was mailed to shareholders.

ANTI-TAKEOVER PROVISIONS; RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     Wachovia. Wachovia's articles of incorporation have restrictions that discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The fair price provisions of the articles of incorporation are described under "Description of Wachovia Capital Stock -- Anti-Takeover Provisions -- Fair Price Provisions" on page 43.

     For a description of the North Carolina Control Share Acquisition Act, see "Description of Wachovia Common Stock -- Anti-takeover Provisions -- Anti-Takeover Legislation" on page 45.

     Republic. Republic's articles of incorporation provide that if the board of directors determines that an acquisition offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, advising shareholders not to accept the offer, litigation against the bidder, filing complaints with all governmental and regulatory authorities, acquiring its securities, selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto, acquiring a company to create an antitrust or other regulatory problem for the offeror, or obtaining a more favorable offer from another entity.

     The Florida control-share acquisition statute provides that when a purchaser of shares of a public corporation crosses one of three voting thresholds with respect to the election of directors (20%, 33%, or 50%) such shares have the same voting rights as were accorded the shares before the control-share acquisition only to the extent granted by resolution approved by the shareholders of the issuing public corporation. The resolution must be approved by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series and by each class or series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all interested shares.

     If authorized in a corporation's articles of incorporation or bylaws before a control-share acquisition has occurred, control shares acquired in a control-share acquisition with respect to which no acquiring person statement has been filed with the issuing public corporation may, at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person, be subject to redemption by the corporation at the fair value thereof pursuant to the procedures adopted by the corporation. Control shares acquired in a control-share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders.

SHAREHOLDER RIGHTS AGREEMENT

     Wachovia.  Wachovia does not have a shareholder rights plan.

     Republic. Republic is party to a shareholder rights agreement with The Bank of New York, which succeeded IBJ Schroder Bank & Trust Company, as rights agent. Pursuant to this agreement, on April 14, 1995, Republic's board of directors declared a dividend granting shareholders one right for each outstanding common share of Republic. On October 27, 2000, Republic amended the rights agreement to ensure that the shareholder rights agreement does not apply to the transactions contemplated by the merger agreement. In addition, the amendment provides that the shareholder rights agreement will terminate when the merger is completed.

     The rights agreement has the effect of deterring potential acquirors, other than Wachovia, from acquiring control of Republic. If Republic, however, were to terminate the merger agreement in order to accept an unsolicited takeover proposal from a third party as permitted under the merger agreement, Republic could further amend its rights agreement to exempt from its effects the new transaction. See "The Merger Agreement and Related Agreements -- The Merger Agreement -- Conduct of Business Pending the Merger" on page 38.

     For a more complete description of the shareholder rights agreement, as amended, see Republic's Form 8-A filed with the Securities and Exchange Commission on April 23, 1995, incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 54.

LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

     Wachovia. Wachovia's articles of incorporation provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by, or on behalf of, Wachovia or otherwise. North Carolina law generally provides for limitation on directors' liability. However, no provision limiting director liability shall be effective with respect to:

     o acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

     o    any liability for unlawful distributions;

     o any transaction from which the director derived an improper personal benefit; or

     o acts or omissions occurring prior to the date the provisions became effective.

     Wachovia's by-laws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia.

     Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified were at the time taken not known or believed by the person to be indemnified to be clearly in conflict with the best interest of Wachovia. This determination will be made: (1) by a majority of disinterested directors (if there are at least two such directors); (2) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion; (3) by a majority of the shareholders; or (4) in accordance with any reasonable procedures prescribed by the Wachovia board of directors prior to the assertion of the claim for which indemnification is sought. If the person to be indemnified is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

     Republic. Republic's by-laws provide that any person who is or was serving at the request of the corporation as a director, officer, employee, or agent will be indemnified against expenses, judgments, fines and amounts paid in settlement (to the extent permitted by law), including any appeals thereof, but if found liable, he or she will only be indemnified if the court in which such proceeding was brought determines that such person is fairly and reasonably entitled to indemnification. Indemnification will be authorized if such person acted in good faith and in a manner he or she believed to be in the best interests of the corporation. With regard to expenses, such person will be indemnified for expenses actually and reasonably incurred to the extent that he or she has been successful on the merits or otherwise. No indemnification provided by the by-laws will be in addition to the indemnification rights provided by the Florida Business Corporation Act and will not be deemed exclusive of any other rights to seek indemnification. In any event, Florida law generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless: (1) the director breached or failed to perform his duties as a director and (2) the director's breach of or failure to perform those duties constitutes:

     o a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

     o a transaction from which the director derived an improper personal benefit;

     o    an unlawful distribution;

     o conscious disregard for the best interest of the corporation or willful misconduct; or

     o recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting willful disregard of human rights, safety or property.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     Wachovia. Qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. The shareholder must give Wachovia at least five business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. However, Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may adversely affect Wachovia in the conduct of its business or may constitute material non-public information. Additionally, the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months or hold at least five percent of the outstanding shares of any class of Wachovia stock.

     Republic. Under Florida law, upon five days written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of stockholder meetings and communications directed to shareholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.

DISSENTERS' APPRAISAL RIGHTS

     Wachovia. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets, certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors entitle shareholders to dissent. However, North Carolina law does not provide dissenters' rights for North Carolina corporations which have over 2,000 record holders or whose voting stock is listed on a national securities exchange and therefore holders of Wachovia's common stock do not have dissenters' rights.

     Republic. Under Florida law, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things, (a) consummation of a plan of merger to which the corporation is a party, if either (i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the articles of incorporation that materially and adversely affects rights in respect of the dissenter's shares in specified ways; (e) in the event of a control share acquisition as discussed in Section 607.0902 of the FBCA; or (f) any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation provide that dissenters' rights shall apply. However, Florida law does not have appraisal rights for Florida corporations whose voting stock is listed on a national securities exchange or an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 shareholders and therefore holders of Republic's common stock do not have dissenters' rights.

                             SHAREHOLDER PROPOSALS

     In the event that the merger is not completed prior to Republic's 2001 annual meeting, any proposal which a shareholder wishes to have presented at the next annual meeting of shareholders and included in Republic's proxy materials must have been received at the main office of Republic, 450 South Australian Avenue, West Palm Beach, Florida 33401, no later than November 24, 2000. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in Republic's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if applicable.

     Republic's by-laws provide an advance notice procedure for a shareholder to properly bring business before the 2001 annual meeting or to nominate any person for election to the Board. For business other than nominating directors, the shareholder must give written advance notice to Republic's Secretary not less than 60 nor more than 90 days before April 26, 2001. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after April 26, 2001, notice by the shareholder must be delivered by the 60th day prior to such annual meeting or the 10th day following the public announcement of the date of such meeting. The advance notice by shareholders must include the shareholder's name and address, as they appear on Republic's record of shareholders, the class and number of shares of Republic's capital stock that are beneficially owned by such shareholder, a brief description of the proposed business, and any material interest of such shareholder in the proposed business. In the case of nominations for election to the Board, such nominations must be made in writing and delivered by registered or certified mail, postage prepaid, return receipt requested, to Republic's Secretary not less than 30 nor more than 60 days prior to the annual meeting. Information regarding the nominee must also be provided. Nothing in this paragraph will be deemed to require Republic to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received or any shareholder nomination is made.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

WACHOVIA

     Wachovia common stock is traded on the NYSE under the symbol "WB." The following table lists the high and low sale prices for Wachovia common stock for the indicated periods as reported by the NYSE, and the cash dividends declared per share of Wachovia common stock.

                                                                                    CASH
                                                                                  DIVIDENDS
                                                                                 DECLARED PER
                                                         HIGH          LOW          SHARE
                                                         ----          ---          -----
1998:
         First Quarter................................    $85.75       $72.75       $0.44
         Second Quarter...............................   90.1875       77.375        0.44
         Third Quarter................................   90.9375       72.875        0.49
         Fourth Quarter...............................   96.8125       80.875        0.49

1999:
         First Quarter................................        91           79        0.49
         Second Quarter...............................   92.3125      80.5625        0.49
         Third Quarter................................     85.25      75.3125        0.54
         Fourth Quarter...............................    88.875      65.4375        0.54

2000:
         First Quarter................................   68.9375       53.625        0.54
         Second Quarter...............................     75.25      53.5625        0.54
         Third Quarter................................    60.375       53.375        0.60
         Fourth Quarter (through ___________, 2000)...                               0.60




     On October 27, 2000, the last trading day before public announcement of the merger, the closing price per share of Wachovia common stock on the NYSE was $52.6875. On ________________, 2000, the last practical day to obtain share price information before the date of this proxy statement/prospectus, the closing price per share of Wachovia common stock on the NYSE was $__________. Past price performance is not necessarily indicative of likely future price performance. You should obtain current market quotations for shares of Wachovia common stock.

     The holders of Wachovia common stock receive dividends if and when declared by the Wachovia board out of funds legally available therefor. Wachovia expects to continue paying quarterly cash dividends on Wachovia common stock. However, it cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia board's consideration of other relevant factors.

REPUBLIC

     Republic common stock is traded on the Nasdaq National Market under the symbol "RSFC". The following table lists the high and low sale prices for Republic common stock for the indicated periods as reported by the Nasdaq National Market, and the cash dividends declared per share of Republic common stock.


                                                                                       CASH DIVIDENDS
                                                                                        DECLARED PER
                                                                   HIGH        LOW         SHARE
                                                                  ------      -----        -----
      1998:
                    First Quarter..............................    $11.50      $8.25       $0.05
                    Second Quarter.............................    13.875     10.625        0.05
                    Third Quarter..............................    11.625       7.50        0.06
                    Fourth Quarter.............................   12.4375       6.50        0.06

      1999:
                    First Quarter..............................     12.00       8.00        0.06
                    Second Quarter.............................    10.875       8.00        0.06
                    Third Quarter..............................    9.9375     8.0312        0.06
                    Fourth Quarter.............................    9.0625     6.5625        0.06

      2000:
                    First Quarter..............................      8.50       5.75        0.06
                    Second Quarter.............................    6.9062      3.875        0.06
                    Third Quarter..............................     5.625       4.00        0.06
                    Fourth Quarter (through _________, 2000)...                             0.06


     On October 27, 2000, the last trading day before public announcement of the merger, the closing price per share of Republic common stock on the Nasdaq National Market was $5.9375. On _____________, 2000, the last practical day to obtain share price information before the date of this proxy statement/prospectus, the closing price per share of Republic common stock on the Nasdaq National Market was $___________. Past price performance is not necessarily indicative of likely future price performance. You should obtain current market quotations for shares of Republic common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Wachovia's consolidated financial statements included in Wachovia's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Wachovia's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited Republic's consolidated financial statements included in Republic's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Republic's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                        VALIDITY OF WACHOVIA COMMON STOCK

     William M. Watson, Jr., Senior Vice President, Counsel & Secretary of Wachovia, will pass upon the validity of the shares of Wachovia common stock being offered pursuant to the merger.


                                  OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Republic board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting as determined by a majority of Republic's board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.


                       WHERE YOU CAN FIND MORE INFORMATION

     Wachovia has filed with the SEC a registration statement under the Securities Act that registers the shares of Wachovia common stock to be issued and distributed to Republic shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia and Wachovia common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, Wachovia and Republic both file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Wachovia, who file electronically with the SEC. The address of the site is http://www.sec.gov. Wachovia also maintains an Internet worldwide web site that contains company information; its address is http://www.wachovia.com and Republic maintains an Internet worldwide web site that contains information about it and Republic Security Bank; its address is http://www.republicsecuritybank.com.

     You can also inspect reports, proxy statements and other information about Wachovia at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows Wachovia and Republic to "incorporate by reference" information into this proxy statement/prospectus. This means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Wachovia or Republic has previously filed with the SEC. They contain important information about Wachovia or Republic and each of their financial conditions.

         WACHOVIA SEC FILINGS                  PERIOD
         --------------------                  ------

         Annual Report on Form 10-K ...........Year ended December 31, 1999
         Quarterly Reports on Form 10-Q........Quarters ended March 31, 2000,
                                               June 30, 2000 and
                                               September 30, 2000
         Current Reports on Form 8-K...........April 20, 2000, June 15, 2000,
                                               July 24, 2000 and
                                               August 28, 2000

         The description of Wachovia common stock set forth in the Wachovia's registration statement on Form 8-B filed pursuant to
         Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

         REPUBLIC SEC FILINGS                  PERIOD
         --------------------                  ------
         Annual Report on Form 10-K............Year ended December 31, 1999
         Quarterly Reports on Form 10-Q........Quarters ended March 31, 2000,
                                               June 30, 2000 and
                                               September 30, 2000
         Current Reports on Form 8-K           April 18, 2000, July 14, 2000,
                                               October 17, 2000 and
                                               November 8, 2000

         The description of Republic's shareholder rights agreement in Republic's registration statement on Form 8-A filed pursuant to Section 12 of the Exchange
         Act, including any amendment or report
         filed with the SEC for the purpose of
         updating such description.

     Each of Wachovia and Republic incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Wachovia has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Wachovia, as well as all pro forma financial information, and Republic has supplied all information contained in this proxy statement/prospectus relating to Republic.

     Documents incorporated by reference are available from Wachovia or Republic without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Wachovia at the following addresses:

                              WACHOVIA CORPORATION

          P. O. Box 3099                             191 Peachtree Street, N.E.
Winston-Salem, North Carolina 27150       or           Atlanta, Georgia 30303
     Telephone: (336) 732-2549                       Telephone: (404) 332-6661


                     REPUBLIC SECURITY FINANCIAL CORPORATION
                           450 South Australian Avenue
                         West Palm Beach, Florida 33401
                            Telephone: (561) 655-8511

     If you would like to request documents, please do so by ________________, 2001 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 29, 2000, by and between REPUBLIC SECURITY FINANCIAL CORPORATION ("Republic"), a corporation organized and existing under the Laws of the State of Florida, with its principal office located in West Palm Beach, FL; and WACHOVIA CORPORATION ("Buyer"), a corporation organized and existing under the Laws of the State of North Carolina, with its principal offices located in Winston-Salem, NC and Atlanta, GA.


                                    PREAMBLE

         The Boards of Directors of Republic and Buyer are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Republic by Buyer pursuant to the merger of Republic with and into a wholly owned subsidiary of Buyer to be organized under the laws of the State of North Carolina ("Newco"). At the effective time of the merger, the outstanding shares of the capital stock of Republic shall be converted into shares of the common stock of Buyer (except as provided herein). As a result, stockholders of Republic shall become stockholders of Buyer, and each of the subsidiaries of Republic shall continue to conduct its business and operations as an indirect subsidiary of Buyer. The transactions described in this Agreement are subject to the approvals of the stockholders of Republic, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Internal Revenue Code. As conditions and inducements to Buyer's entering into this Agreement, Republic has entered into a Termination Fee Agreement with Buyer, the President and Chief Executive Officer of Republic has entered into an Employment Agreement with Buyer and the non-employee directors of Republic have entered into Noncompetition Agreements with Buyer.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Republic shall be merged with and into Newco in accordance with the provisions of Section 607.1107 of the FBCA and Section 55-11-07 of the NCBCA and with the effect provided in Section 607.1106 of the FBCA and Section 55-11-06 of the NCBCA, respectively (the "Merger"). Newco shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Republic and Buyer and will be approved and adopted by the Board of Directors of Newco upon its formation.

         1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 6:00 P.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

         1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida and the North Carolina Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by Buyer within the fifth business day to occur after the last of the conditions set forth in
Article 9 (other than the conditions relating to items to be delivered on the day of the Closing) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Buyer, on the first business day of the month immediately succeeding the month in which such day occurs).

         1.4 INTEGRATION. Following the Effective Time, the Parties currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of Republic Security Bank with that of Wachovia Bank, National Association. Subject to the terms of this Agreement, Republic agrees to cooperate with Buyer and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably requested by Buyer to effect the Subsidiary Combination. Subject to the terms of this Agreement, Republic also agrees to cooperate with Buyer and to take all reasonable restructuring steps for regulatory purposes, as may be reasonably requested by Buyer to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

         1.5 PLAN OF MERGER. The Parties agree to enter into (and Buyer agrees to cause Newco to enter into) a separate plan of merger, in substantially the form of Exhibit 1 (the "Plan of Merger"), for purposes of any filing requirement.

                                   ARTICLE 2
                                 TERMS OF MERGER

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Newco in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.2 BYLAWS. The Bylaws of Newco in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.3 DIRECTORS AND OFFICERS. The directors of Newco in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Newco in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Newco or Republic, or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Republic Common Stock (including any associated stock purchase rights but excluding shares held by any Republic Company or any Buyer Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $5.00 per share of Buyer ("Buyer Common Stock"), rounded to the nearest ten-thousandth of a share, determined by dividing 7.00 by the Average Closing Price (as defined below); provided that (i) if the Average Closing Price is equal to or greater than $56.2375, the Exchange Ratio shall be .1245 (the "Minimum Exchange Ratio") and (ii) if the Average Closing Price is equal to or less than $46.0125, the Exchange Ratio shall be .1521 (the "Maximum Exchange Ratio").

         3.2 ANTI-DILUTION PROVISIONS. In the event Republic changes the number of shares of Republic Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio, the Minimum Exchange Ratio and the Maximum Exchange Ratio shall be proportionately adjusted. In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the formula for calculating the Minimum Exchange Ratio and the Maximum Exchange Ratio shall be adjusted appropriately.

         3.3 SHARES HELD BY REPUBLIC OR BUYER. Each of the shares of Republic Common Stock held by any Republic Company or by any Buyer Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of Republic Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of Buyer Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         3.5 CONVERSION OF STOCK RIGHTS.

(a) Except as provided in Section 3.5 (d), at the Effective Time, each award, option, or other right to purchase or acquire shares of Republic Common Stock pursuant to stock options, stock appreciation rights ("SAR's"), or stock awards and awards or other rights the value of which is determined by reference to the value of shares of Republic Common Stock ("Republic Rights"), in each case granted by Republic under the Republic Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Republic Right, in accordance with the terms of the Republic Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Buyer and its Compensation Committee shall be substituted for Republic and the Committee of Republic's Board of Directors (including, if applicable, the entire Board of Directors of Republic) administering such Republic Stock Plan, (ii) each Republic Right assumed by Buyer may be exercised solely for shares of Buyer Common Stock (or cash in the case of stock appreciation rights),
(iii) the number of shares of Buyer Common Stock subject to such Republic Right shall be equal to the number of shares of Republic Common Stock subject to such Republic Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Republic Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Republic Right by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Republic Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. At or prior to the Effective Time, Republic shall take all action, if any, necessary with respect to the Republic Stock Plans to permit the foregoing provisions of this Section 3.5(a) and the proviso to the first sentence of Section 3.5(b).

(b) At the Effective Time, Buyer shall assume the Republic Stock Option Plans; provided that such assumption shall be only in respect of the Republic Rights assumed pursuant to Section 3.5(a) and that Buyer shall have no obligation to make any additional grants or awards under assumed Republic Stock Plans. As soon as reasonably practicable after the Effective Time, Buyer shall deliver to the participants in each Republic Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and Republic Rights pursuant to such Republic Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) after giving effect to the Merger), and Buyer shall comply with the terms of each Republic Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Republic Stock Plan, that Republic Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Buyer shall take all corporate action necessary to reserve for issuance sufficient shares of Buyer Common Stock for delivery upon exercise of Republic Rights assumed by it in accordance with this Section 3.5. As soon as reasonably practicable (but in no event more than 15 days) after the Effective Time, Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Buyer Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the 1934 Act, where applicable, Buyer shall administer the Republic Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act, to the extent it has been so administered through the Effective Time.

(c) All restrictions or limitations on transfer with respect to Republic Common Stock awarded under the Republic Stock Plans or any other plan, program, or arrangement of any Republic Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Buyer Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

(d) Notwithstanding any other provision in this Section 3.5, (i) Republic shall take all of the actions set forth in paragraph 2 of Section 7.2(b) of the Republic Disclosure Memorandum with respect to SAR's of Republic at the time set forth in that paragraph and (ii) at the Effective Time each of the SAR's of Republic referred to in such paragraph shall have been fully satisfied and shall have ceased to exist.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer and Republic shall cause EquiServe Trust Company, N.A. or another exchange agent selected by Buyer (the "Exchange Agent") to mail to the former stockholders of Republic appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Republic Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, together with properly completed transmittal materials, shall receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Republic Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of Republic Common Stock shall be deemed for all purposes, other than as provided below with respect to voting and the payment of dividends or other distributions, to represent the consideration into which the number of shares of Republic Common Stock represented thereby prior to the Effective Time shall have been converted. Buyer shall not be obligated to deliver the consideration to which any former holder of Republic Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Republic Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Republic Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, Republic, nor the Exchange Agent shall be liable to a holder of Republic Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 RIGHTS OF FORMER REPUBLIC STOCKHOLDERS. At the Effective Time, the stock transfer books of Republic shall be closed as to holders of Republic Common Stock immediately prior to the Effective Time and no transfer of Republic Common Stock by any such holder shall thereafter be made or recognized. Until exchanged in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. Former stockholders of record of Republic shall not be entitled to vote after the Effective Time at any meeting of Buyer stockholders until such holders have exchanged their certificates representing Republic Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Republic Common Stock issued and outstanding at the Effective Time until such certificate is exchanged as provided in Section 4.1 of this Agreement. However, upon exchange of such Republic Common Stock certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Republic Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate, the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF REPUBLIC

         Republic hereby represents and warrants to Buyer as follows:

         5.1 ORGANIZATION, STANDING, AND POWER. Republic is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Republic is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         5.2 AUTHORITY; NO BREACH OF AGREEMENT.

(a) Republic has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Termination Fee Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Termination Fee Agreement, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement and the Termination Fee Agreement by Republic's duly constituted Board of Directors) in respect thereof on the part of Republic, subject in the case of consummation of the Merger to the approval of this Agreement by the holders of a majority of the shares of Republic Common Stock entitled to vote thereon, which is the only stockholder vote required for consummation of the Merger by Republic. Assuming due authorization, execution, and delivery of this Agreement by Buyer, this Agreement represents a legal, valid, and binding obligation of Republic, enforceable against Republic in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Except as set forth in Section 5.2 of the Republic Disclosure Memorandum, neither the execution and delivery of this Agreement by Republic, nor the consummation by Republic of the transactions contemplated hereby, nor compliance by Republic with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Republic's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Republic Company under, any Contract, Order or Permit of any Republic Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, or
(iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Republic Company or any of their respective Material Assets.

(c) Other than as disclosed in Section 5.2 of the Republic Disclosure Memorandum, and other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, no notice to, filing with, or Consent of, any public body or authority or self-regulatory authority is necessary for the consummation by Republic of the Merger and the other transactions contemplated in this Agreement or the Termination Fee Agreement.

         5.3 CAPITAL STOCK.

(a) The authorized capital stock of Republic consists, as of the date of this Agreement, of (i) 500,000,000 shares of Republic Common Stock, of which 48,614,060 (exclusive of treasury stock) shares are issued and outstanding as of the date of this Agreement and not more than 52,228,654 (exclusive of treasury stock) shares will be issued and outstanding at the Effective Time, and (ii) 20,000,000 shares of Republic Preferred Stock, none of which is outstanding. All of the issued and outstanding shares of Republic Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Republic Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Republic (and are not subject to any preemptive rights). Republic has reserved not more than 5,800,000 shares of Republic Common Stock for issuance on the exercise of outstanding stock options and warrants.

(b) Except as set forth in Section 5.3(a) of this Agreement (with respect to shares of capital stock) or Section 5.3(b) of the Republic Disclosure Memorandum or as provided in the Republic Rights Agreement, there are no shares of capital stock or other equity securities of Republic outstanding and no outstanding Rights relating to the capital stock of Republic. The number of shares of Republic Common Stock (or other capital stock of Republic) that are issuable upon exercise of any outstanding Rights as of the date of this Agreement is set forth in Section 5.3(b) of Republic's Disclosure Memorandum.

         5.4 REPUBLIC SUBSIDIARIES. Republic has disclosed in Section 5.4 of the Republic Disclosure Memorandum all Republic Subsidiaries. Except as set forth in
Section 5.4 of the Republic Disclosure Memorandum, Republic or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock of each Republic Subsidiary. No equity securities of any Republic Subsidiary are or may become required to be issued (other than to Republic or a wholly owned Republic Subsidiary) by reason of any Rights, and there are no Contracts by which any Republic Subsidiary is bound to issue (other than to Republic or a wholly owned Republic Subsidiary) additional shares of its capital stock or Rights or by which any Republic Company is or may be bound to transfer any shares of the capital stock of any Republic Subsidiary (other than to Republic or a wholly owned Republic Subsidiary). There are no Contracts relating to the rights of any Republic Company to vote or to dispose of any shares of the capital stock of any Republic Subsidiary. All of the shares of capital stock of each Republic Subsidiary held by a Republic Company are fully paid and nonassessable (except pursuant to 12 U.S.C. ss.55) and are owned by the Republic Company free and clear of any Lien. Each Republic Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Republic Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Each Republic Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund to the fullest extent permitted by Law. The minute book and other organizational documents (and all amendments thereto) for Republic and each Republic Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been made available to Buyer for its review, and are true and complete as in effect as of July 31, 2000. No Material actions have been taken by the Board of Directors of Republic or any such Republic Subsidiary since such date, other than such actions taken to authorize the execution of this Agreement and the consummation of the transactions contemplated herein, and to authorize actions described in the Republic Disclosure Memorandum. Republic does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than equity securities or interests (i) of Republic Subsidiaries, (ii) of any entity acquired through foreclosure in the ordinary course of business or (iii) that are owned or controlled in a fiduciary capacity in the ordinary course of business

         5.5 SEC FILINGS; FINANCIAL STATEMENTS.

(a) Republic has filed and made available to Buyer all of Republic's SEC Documents required to be filed with the SEC since December 31, 1995 (collectively, the "Republic SEC Reports"). The Republic SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Republic SEC Reports or necessary in order to make the statements in such Republic SEC Reports, in light of the circumstances under which they were made, not misleading. Except for any Republic Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Republic Subsidiaries, none of Republic's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b) Each of the Republic Financial Statements (including, in each case, any related notes) contained in the Republic SEC Reports, including any Republic SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Republic and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be Material in amount or effect.

         5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Republic Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Republic as of June 30, 2000 or included in the Republic Financial Statements filed after such date but before the date of this Agreement (or reflected in the notes thereto), Liabilities incurred in the ordinary course of business subsequent to June 30, 2000, Liabilities to be incurred in connection with the transactions contemplated by this Agreement or the Termination Fee Agreement (in each case in accordance with the terms of this Agreement and the Termination Fee Agreement), and except as set forth in Section 5.6 of the Republic Disclosure Memorandum. No Republic Company has incurred or paid any Liability since December 31, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as disclosed in the Republic Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the Republic Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         5.8 TAX MATTERS. Except as set forth in Section 5.8 of the Republic Disclosure Memorandum:

(a) Since December 31, 1994, all Material Tax Returns required to be filed by or on behalf of any of the Republic Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1999, and all Material Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on

Republic, except to the extent reserved against in the Republic Financial Statements dated prior to the date of this Agreement. All Material Taxes and other Material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Republic Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Material Taxes due or to become due for any of the Republic Companies for the period or periods through and including the date of the respective Republic Financial Statements has been made and is reflected on such Republic Financial Statements.

(d) Each of the Republic Companies is in Material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(e) None of the Republic Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

(f) There are no Material Liens with respect to Taxes upon any of the Assets of the Republic Companies.

(g) There has not been an ownership change, as defined in Internal Revenue Code
Section 382(g), of the Republic Companies (other than with respect to Republic Companies acquired directly or indirectly by Republic) that occurred during or after any Taxable Period in which such Republic Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1999.

(h) No Republic Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

(i) No Republic Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country, including any operation for which a provision in any applicable tax treaty or convention between the United States and such foreign country corresponding to the provision on permanent establishments in the U.S. Model Income Tax Treaty applies to such operation.

         5.9 ASSETS. Except as set forth in Section 5.9 of the Republic Disclosure Memorandum, the Republic Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and liens which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Republic. All tangible properties used in the businesses of the Republic Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Republic's past practices. All Assets which are Material to Republic's business on a consolidated basis, held under leases or subleases by any of the Republic Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Republic Companies currently maintain insurance (that is in full force and effect) in amounts, scope and coverage reasonably necessary for their operations. Except as set forth in Section 5.9 of the Republic Disclosure Memorandum, none of the Republic Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth in Section 5.9 of the Republic Disclosure Memorandum, there are no claims pending under such policies of insurance and no notices have been given by any Republic Company under such policies. No Republic Company is in Material Default under such policies of insurance. The Assets of the Republic Companies include all Material Assets required to operate the business of the Republic Companies as presently conducted.

         5.10 ENVIRONMENTAL MATTERS. Except as disclosed in Section 5.10 of the Republic Disclosure Memorandum:

(a) Each Republic Company, its Participation Facilities, and, to the Knowledge of Republic, its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

(b) There is no Litigation pending or, to the Knowledge of Republic, threatened before any court, governmental agency, or authority, or other forum in which any Republic Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Republic Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

(c) There is no Litigation pending, or to the Knowledge of Republic, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Republic in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

(d) To the Knowledge of Republic, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

(e) To the Knowledge of Republic, during the period of (i) any Republic Company's ownership or operation of any of their respective current properties,
(ii) any Republic Company's participation in the management of any Participation Facility, or (iii) any Republic Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Prior to the period of (i) any Republic Company's ownership or operation of any of their respective current properties, (ii) any Republic Company's participation in the management of any Participation Facility, or
(iii) any Republic Company's holding of a security interest in a Loan Property, to the Knowledge of Republic, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

         5.11 COMPLIANCE WITH LAWS. Republic is duly registered as a bank holding company under the BHC Act. Each Republic Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. None of the Republic Companies:

(a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; and

(b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Republic Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, or
(iii) requiring any Republic Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends (and no Republic Company has entered into, consented to or adopted any of the preceding). To Republic's Knowledge, no grounds for any of the foregoing in this Section 5.11(b) exist.

         5.12 LABOR RELATIONS. No Republic Company is the subject of any Litigation asserting that it or any other Republic Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Republic Company to bargain with any labor organization as to wages or conditions of employment, nor is any Republic Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Republic Company, pending or, to the Knowledge of Republic, threatened, or to the Knowledge of Republic, is there any activity involving any Republic Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13 EMPLOYEE BENEFIT PLANS.

(a) Republic has disclosed in Section 5.13 of the Republic Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement correct and complete copies in each case of, all Republic Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Republic Benefit Plans and all amendments thereto. For purposes of this Agreement, "Republic Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other compensation or incentive plan, all other employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Republic Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Republic Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Republic ERISA Plan." Any Republic ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or
Section 302 of ERISA is referred to herein as a "Republic Pension Plan." Neither Republic nor any Republic Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in
Section 3(2) of ERISA, ever maintained by any Republic Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the Republic Disclosure Memorandum.

(b) Republic has delivered or made available to Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Republic Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Republic Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Republic Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Republic Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Each Republic ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Republic is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of qualification of such Republic Benefit Plan under Section 401(a) of the Internal Revenue Code. Each trust created under any Republic ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Republic is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Republic Benefit Plan to the Knowledge of Republic, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Republic. There is no Material pending or, to the Knowledge of Republic, threatened Litigation relating to any Republic ERISA Plan.

(d) No Republic Company has engaged in a transaction with respect to any Republic Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Republic Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Neither Republic nor, any administrator or fiduciary of any Republic Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Republic Benefit Plan which could subject Republic to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Republic. No oral or written representation or communication with respect to any aspect of the Republic Benefit Plans has been made to employees of any Republic Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Republic. Each Republic ERISA Plan which is intended to be part of a voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Internal Revenue Code has (i) received an opinion letter from the Internal Revenue Service recognizing its exempt status under
Section 501(c)(9) of the Internal Revenue Code and (ii) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Internal Revenue Code, and Republic is not aware of circumstances likely to result in the loss of the exempt status of such Republic ERISA Plan under Section 501(c)(9) of the Internal Revenue Code.

(e) No Republic Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Republic Pension Plan, (ii) no change in the actuarial assumptions with respect to any Republic Pension Plan, and (iii) no increase in benefits under any Republic

Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Neither any Republic Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Republic Company, or the single-employer plan of any entity which is considered one employer with Republic under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Republic ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA and no Republic ERISA Affiliate has an outstanding funding waiver. All required contributions with respect to an Republic Pension Plan or any single-employer plan of an Republic ERISA Affiliate have been timely made and there is no lien or expected to be a lien under Internal Revenue Code
Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code
Section 4971. No Republic Company has provided, or is required to provide, security to an Republic Pension Plan or to any single-employer plan of an Republic ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Republic, except to the extent any failure to timely pay would not have a Material Adverse Effect on Republic.

(f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Republic Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Republic ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Republic). Except as set forth in Section 5.13 of the Republic Disclosure Memorandum, no notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Republic Pension Plan or any Republic ERISA Affiliate within the 12-month period ending on the date hereof.

(g) Except as set forth in Section 5.13 of the Republic Disclosure Memorandum, no Republic Company has any obligations for retiree health and retiree life benefits under any of the Republic Benefit Plans other than with respect to benefit coverage mandated by applicable Law. Except as set forth in Section 5.13 of the Republic Disclosure Memorandum, the Republic Companies may amend or terminate such Republic Benefit Plans without incurring any liability thereunder.

(h) Except as set forth in Section 5.13 of the Republic Disclosure Memorandum, there has been no amendment to, announcement by Republic or any Republic Company relating to, or change in employee participation or coverage under, any Republic Benefit Plan that would increase materially the expense of maintaining such Republic Benefit Plan above the level of expense incurred therefor for the most recent fiscal year. Except as disclosed in Section 5.13 of the Republic Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (1) entitle any employees of Republic or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (2) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Republic Benefit Plans, (3) cause Republic to record additional compensation expense on its income statement with respect to any stock option or other equity award, or (4) result in any payments under any of the Republic Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Internal Revenue Code.

(i) The aggregate dollar amount to be paid immediately prior to the Effective Time pursuant to paragraphs 1, 2, 6 and 7 of Section 7.2(b) of the Republic Disclosure Memorandum will not exceed $20 million (excluding the cost of any continuing obligations and excluding any payments resulting from compensating any officer or director of Republic for any excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties that are incurred with respect to such excise tax).

         5.14 MATERIAL CONTRACTS. Except as set forth in the Republic Disclosure Memorandum and except for Contracts filed as exhibits to Republic's Form 10-K for the fiscal year ended December 31,

1999 (or as an exhibit to another Republic SEC Report filed before the date of this Agreement and which Contract has been identified to Buyer), as of the date of this Agreement, none of the Republic Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Republic Company or the guarantee by any Republic Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any exclusive dealing Contract or other Contract that materially limits the ability of any Republic Company to compete in any line of business or with any Person or in any area or that would so limit its ability (or the ability of the Surviving Corporation or any of its Affiliates) after the Effective Time and (iv) any other Contract or amendment thereto that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's regulation S-K (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Republic Contracts"). With respect to each Republic Contract: (i) the Contract is in full force and effect; (ii) no Republic Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic; (iii) no Republic Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Republic, in Default in any Material respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances or as set forth in Section 5.14 of the Republic Disclosure Memorandum, all of the indebtedness of any Republic Company for money borrowed is repayable at any time by such Republic Company without penalty or premium.

         5.15 LEGAL PROCEEDINGS.

(a) There is no Litigation instituted or pending, or, to the Knowledge of Republic, threatened against any Republic Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Republic Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic.

(b) Section 5.15(b) of the Republic Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Republic Company is a party and which names a Republic Company as a defendant or cross-defendant.

         5.16 REPORTS. Since December 31, 1996, or the date of organization if later, each Republic Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

         5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof regarding Republic or such Affiliate for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Republic Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Republic's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of Republic, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Republic Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         5.18 TAX AND REGULATORY MATTERS. No Republic Company or any Affiliate thereof has taken or agreed to take any action, and as of the date hereof Republic has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. As of the date hereof, to the Knowledge of Republic there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

         5.19 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of Republic and the Republic Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Republic, there currently are not, any Defaults thereunder by Republic or a Republic Subsidiary, where such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Republic. Republic or a Republic Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Republic nor any of the Republic Subsidiaries nor, to the Knowledge of Republic, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Republic, none of the Intellectual Property rights as used in the business conducted by Republic or the Republic Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Except as disclosed in Section
5.19 of the Republic Disclosure Memorandum, neither Republic nor the Republic Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Republic or a Republic Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Republic or the Republic Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or, except as disclosed in Section 5.19 of the Republic Disclosure Memorandum, which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Republic or any of the Republic Subsidiaries.

         5.20 STATE TAKEOVER LAWS. Each Republic Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Termination Fee Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws") including Sections
607.0901 and 607.0902 of the FBCA.

         5.21 CHARTER PROVISIONS. Each Republic Company has taken all action so that the entering into of this Agreement and the Termination Fee Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Termination Fee Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Republic Company or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Republic Company that may be directly or indirectly acquired or controlled by it.

5.22 RIGHTS AGREEMENT. Republic has taken all necessary action (including, if required, redeeming all of the outstanding stock purchase rights or amending or terminating the Republic Rights Agreement) so that the entering into of this Agreement and the Termination Fee Agreement, and consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in any Person becoming able to exercise any stock purchase rights under the Republic Rights Agreement or enabling or requiring the stock purchase rights to be separated from the shares of Republic Common Stock to which they are attached or to be triggered or to become exercisable. Republic has approved the amendment to the Republic Rights Agreement substantially in the form of Exhibit 2 hereto.

         5.23 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Republic's own account, or for the account of one or more of the Republic Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

         5.24 FAIRNESS OPINION. Republic has received an opinion of Sandler O'Neill & Partners LP, dated as of the date of this Agreement, to the effect that, in the opinion of such firm, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Republic.

         5.25 NO BROKERS. No action has been taken by Republic that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement other than the Contract with Sandler O'Neill & Partners LP, a copy of which has been previously delivered to Buyer.

         5.26 REPUBLIC INDENTURE. No "Default" or "Event of Default" has occurred under the Indenture (as defined in Section 9.2(f)), as such terms are used in the Indenture.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Republic as follows:

         6.1 ORGANIZATION, STANDING, AND POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina. Following its formation, Newco will be a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Buyer has, and Newco will have, the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Buyer is, and Newco will be, duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         6.2 AUTHORITY; NO BREACH OF AGREEMENT.

(a) Buyer has, and Newco will have, the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Newco. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and upon its execution and delivery by Newco, this Agreement will represent a legal, valid and binding obligation of Newco, enforceable against Newco in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer or Newco, nor the consummation by Buyer or Newco of the transactions contemplated hereby, nor compliance by Buyer or Newco with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer's Articles of Incorporation or By-laws or Newco's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Company under, any Contract, Order or Permit of any Buyer Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Buyer Company or any of their respective Material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws (including with respect to the listing on the New York Stock Exchange of Buyer Common Stock to be issued in the Merger), applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Buyer or Newco of the Merger and the other transactions contemplated in this Agreement.

         6.3 CAPITAL STOCK. The authorized capital stock of Buyer consists, as of the date of this Agreement, of 1,000,000,000 shares of Buyer Common Stock, of which not more than 204,000,000 (exclusive of treasury stock) shares were issued and outstanding as of September 30, 2000, and 50,000,000 shares of preferred stock, par value $5.00 per share, of Buyer, of which no shares were outstanding as of September 30, 2000. All of the issued and outstanding shares of Buyer Common Stock are, and all of the shares of Buyer Common Stock to be issued in exchange for shares of Republic Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Buyer Common Stock has been, and none of the shares of Buyer Common Stock to be issued in exchange for shares of Republic Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Buyer.

         6.4 BUYER SUBSIDIARIES. Other than as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (i) Buyer or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock of each Buyer Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act), (ii) no equity securities of any such Buyer Subsidiary are or may become required to be issued (other than to Buyer or a wholly owned Buyer Subsidiary) by reason of any Rights, (iii) there are no Contracts by which any such Buyer Subsidiary is bound to issue (other than to Buyer or a wholly owned Buyer Subsidiary) additional shares of its capital stock or Rights or by which any such Buyer Company is or may be bound to transfer any shares of the capital stock of any Buyer Subsidiary (other than to Buyer or a wholly owned Buyer Subsidiary), (iv) there are no Contracts relating to the rights of any Buyer Company to vote or to dispose of any shares of the capital stock of any such Buyer Subsidiary and (v) all of the shares of capital stock of each such Buyer Subsidiary held by a Buyer Company are fully paid and nonassessable (except pursuant to 12 U.S.C. ss.55) and are owned by the Buyer Company free and clear of any Lien. Each Buyer Subsidiary is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Buyer Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         6.5 SEC FILINGS; FINANCIAL STATEMENTS.

(a) Buyer has filed all of Buyer's SEC Documents required to be filed with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports
(i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

         6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1999, except as disclosed in the Buyer Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         6.7 COMPLIANCE WITH LAWS. Buyer is duly registered as a financial holding company under the BHC Act. Each Buyer Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer. None of the Buyer Companies:

(a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer; and

(b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Buyer Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, or (iii) requiring any Buyer Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends (and no Buyer Company has entered into, consented to or adopted any of the preceding). To Buyer's Knowledge, no grounds for any of the foregoing in this Section 6.7(b) exist.

         6.8 LEGAL PROCEEDINGS. Other than as set forth in the Buyer SEC Reports filed on or before the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened against any Buyer Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Buyer Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         6.9 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Buyer Company or any Affiliate thereof regarding Buyer or such Affiliate for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Buyer Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Republic's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of Republic, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Buyer Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         6.10 TAX AND REGULATORY MATTERS. No Buyer Company or any Affiliate thereof has taken or agreed to take any action, and as of the date hereof Buyer has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. As of the date hereof, to the Knowledge of Buyer there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 AFFIRMATIVE COVENANTS OF REPUBLIC. Unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein or set forth in Section 7.1 or Section 7.2 of the Republic Disclosure Memorandum, Republic shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course,
(ii) preserve intact its business organization and Assets and maintain its rights and franchises and(iii) use its reasonable efforts to maintain its current employee relationships.

         7.2 NEGATIVE COVENANTS OF REPUBLIC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Republic covenants and agrees that, except as set forth in Section 7.2 of the Republic Disclosure Memorandum, it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Republic Company, or

(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Republic Company to Republic or wholly owned Republic Subsidiary) in excess of an aggregate of $500,000 (for the Republic Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include, for Republic Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities, to the extent each are conducted in the ordinary course and consistent with past practice), or impose, or suffer the imposition, on any Asset of any Republic Company of any Material Lien or permit any such Material Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business consistent with past practice, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Republic Disclosure Memorandum); or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any Rights with respect to any shares, of the capital stock of any Republic Company, or make, declare, pay or set aside for payment any dividend or other distribution in respect of any capital stock of any Republic Company; provided that (i) Republic may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the Republic Common Stock in an amount per share not to exceed $.06 and (ii) Republic Subsidiaries that are wholly owned by Republic or another wholly owned Republic Subsidiary may pay dividends to Republic or such other wholly owned Republic Subsidiary; and provided, further, that, notwithstanding the provisions of Section 1.3 after December 31, 2000, the Board of directors of Republic shall cause its regular quarterly dividend record dates and payment dates for Republic Common Stock to be the same as Buyer's regular quarterly dividend record dates and payment dates for Buyer's Common Stock, and Republic shall not thereafter change its regular dividend payment dates and record dates (it being the intention of the Parties hereto that holders of Republic Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter); or

(d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Republic Common Stock or any capital stock of any Republic Company or any Rights with respect to any of the preceding (including any stock appreciation right, and any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock); or

(e) adjust, split, combine, or reclassify any capital stock of any Republic Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of such capital stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Republic Subsidiary (unless any such shares of stock are sold or otherwise transferred to Republic or a wholly owned Republic Subsidiary) or (ii) any Asset other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration; or

(f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Republic Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

(g) enter into or amend or renew any employment, consulting, severance or similar Contract or arrangements with any director, officer, employee or consultant of any Republic Company, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except
(i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by Law, (iii) as expressly provided in

Section 7.2 of the Republic Disclosure Memorandum, or (iv) for grants of awards to newly hired employees consistent with past practice; or

(h) enter into, establish, adopt or amend (except (i) as may be required by Law, (ii) as, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any of the following or (iii) as expressly provided in
Section 7.2 of the Republic Disclosure Memorandum) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of any Republic Company, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; or

(i) make or change any Material Tax election, change any Material annual Tax accounting period, adopt or change any Material method of Tax accounting, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that (i) are not Material and which are taken in the ordinary and usual course of business consistent with past practice or (ii) are required to conform to changes in Tax Laws; or

(j) implement or adopt any change in its accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in regulatory accounting requirements or GAAP; or

(k) commence any Litigation (other than as necessary for the prudent operation of its business or as Republic may deem necessary to enforce its rights under this Agreement) or settle any Litigation (other than any Litigation involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not Material and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be Material; or

(l) except in the ordinary course of business, enter into, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

(m) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any Material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a Material violation of any provision of this Agreement or (iv) a delay in the Effective Time beyond the date set forth in
Section 10.1(e) of this Agreement, except, in each case, as may be required by Law; or

(n) except as required by Law, (i) implement or adopt any Material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         7.3 NEGATIVE COVENANTS OF BUYER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Buyer covenants and agrees that it will not, or permit any of its Subsidiaries to, without the prior written consent of Republic, which consent shall not be unreasonably withheld, knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any Material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a Material violation of any provision of this Agreement or (iv) a delay in the Effective Time beyond the date set forth in Section 10.1(e) of this Agreement; except, in each case, as may be required by Law.


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


         7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. Buyer agrees to prepare the Registration Statement (including the Proxy Statement and all related documents). Each of the Parties agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Republic and its Subsidiaries have cooperated as required above, Buyer agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of the Parties shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as promptly as practicable after the filing thereof, and Buyer shall use its reasonable efforts to take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Buyer Common Stock upon consummation of the Merger. Republic shall furnish all information concerning it, its directors and officers and the holders of its capital stock as Buyer may reasonably request for inclusion in the Registration Statement. Republic shall call and cause to be convened a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) the Board of Directors of Republic shall recommend to its stockholders the approval of the matters submitted for approval, and (ii) the Board of Directors and officers of Republic shall use their reasonable efforts to obtain such stockholders' approval, provided that Republic may withdraw, modify, or change in an adverse manner to Buyer its recommendations if the Board of Directors of Republic, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of Republic's Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall (i) prohibit accurate disclosure by Republic of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD or (ii) relieve Republic from its obligation to call and convene the Stockholders' Meeting. Each of Buyer and Republic further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         8.2 APPLICATIONS. Buyer and Republic and their respective Subsidiaries shall promptly prepare and file, and cooperate with each other in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Each Party will have the right to review in advance, and to the extent practicable each will consult with each other, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to all Regulatory Authorities, and will provide the other with copies of written communications received by it from any Regulatory Authorities, in each case with respect to the transactions contemplated hereby.

         8.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Buyer shall cause Newco to execute and file the North Carolina Articles of Merger with the Secretary of State of the State of North Carolina and the Florida Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

         8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, (i) using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement and (ii) if necessary, the filing of any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition or business combination of Buyer or any of its Subsidiaries; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. Each Party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application by or on behalf of such other Party with respect to any such Consent.

         8.5 INVESTIGATION AND CONFIDENTIALITY.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with, confidentiality agreements between the Parties, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

(d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, Order or Contract entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

         8.6 PRESS RELEASES. Prior to the Effective Time, Buyer and Republic shall consult with each other as to the form and substance of any press release materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law or by the rules of the New York Stock Exchange.

         8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Republic Company nor any Affiliate thereof nor any Representative thereof retained by any Republic Company shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Republic and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that
(a) Republic's Board of Directors concludes in good faith and consistent with its fiduciary duties to Republic's stockholders under applicable Law that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Republic's Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Republic Confidentiality Agreement, and (c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Republic's Board of Directors notifies Buyer promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Republic agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Republic agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall
(i) permit Republic to terminate this Agreement (except as specifically provided in Article 10 of this Agreement) or (ii) affect any other obligation of Buyer or Republic under this Agreement.

         8.8 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.9 STATE TAKEOVER LAWS. Each Republic Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, and if necessary, the Parties shall challenge the validity or applicability of, any applicable Takeover Laws.


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


         8.10 CHARTER PROVISIONS. Each Republic Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Republic Company or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Republic Company that may be directly or indirectly acquired or controlled by it.

         8.11 RIGHTS AGREEMENT. Republic shall take all necessary action (including, if required, redeeming all of the outstanding stock purchase rights or amending or terminating the Republic Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any stock purchase rights under the Republic Rights Agreement or enabling or requiring the stock purchase rights to be separated from the shares of Republic Common Stock to which they are attached or to be triggered or to become exercisable. Republic shall use all reasonable efforts to enter into an amendment to the Republic Rights Agreement as soon as practicable after the date hereof (and in any event prior to the Effective Time) in substantially the form of Exhibit 2.

         8.12 AGREEMENT OF AFFILIATES. Republic has disclosed in Section 8.12 of the Republic Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Republic for purposes of Rule 145 under the 1933 Act. Republic shall use its reasonable efforts to cause each Person who may be deemed to be an "affiliate" of Republic for purposes of Rule 145 under the 1933 Act as of the date of the Stockholders' Meeting to deliver to Buyer not later than the Effective Time, a written agreement, in substantially the form of
Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Republic Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Buyer Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of Buyer Common Stock issued to such affiliates of Republic in exchange for shares of Republic Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and Buyer shall be entitled to place restrictive legends upon certificates for shares of Buyer Common Stock issued to affiliates of Republic pursuant to this Agreement to enforce the provisions of this Section 8.12), except as provided herein. Buyer shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Buyer Common Stock by such affiliates.

         8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Buyer shall provide generally to officers and employees of the Republic Companies, who at or after the Effective Time become employees of a Buyer Company ("Continuing Employees"), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Buyer Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Buyer Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of any Republic Company or any of its predecessors shall be treated as service under Buyer's qualified defined benefit plans, (ii) service under any qualified defined contribution plans of any Republic Company or any of its predecessors shall be treated as service under Buyer's qualified defined contribution plans, and (iii) service under any other employee benefit plans of any Republic Company or any of its predecessors shall be treated as service under any similar employee benefit plans maintained by Buyer. Buyer shall cause the Buyer welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded under Republic's welfare benefit plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Republic's welfare benefit plans to be credited to such Continuing Employees under the Buyer welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the

Continuing Employees under the Buyer welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefits plans maintained by Republic and/or any Republic Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of Buyer and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the Republic employee benefit plans. Buyer shall and shall cause Republic and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Sections
7.2 or 8.13 of the Republic Disclosure Memorandum to Buyer between any Republic Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Republic Benefit Plans. Except as expressly provided in this Section 8.13, nothing contained herein shall in any way limit or restrict the ability of Buyer to amend, modify, or terminate any employee benefit plan, including any Republic Benefit Plan, following the Effective Time. Buyer shall be responsible for the fees related to the termination of the Republic Benefit Plans.

         8.14 INDEMNIFICATION.

(a) From and after the Effective Time and for a period of six years thereafter, Buyer shall indemnify, defend and hold harmless the present directors and officers of the Republic Companies (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Republic is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the Republic's Articles of Incorporation and Republic's Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Florida law, such Articles of Incorporation and such Bylaws shall be made by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Florida judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Buyer shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard. All rights to indemnification in respect of any claim assertion or made within the six-year period referred to above shall continue until the final disposition of such claim.

(b) For a period of three years from the Effective Time, Buyer shall use its reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Republic or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Republic) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Republic; provided, however, that in no event shall Buyer be required to expend more than 150 percent of the current amount expended by Republic (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 8.14(b), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Republic or any Subsidiary may be required to make application and provide customary representations and warranties to Buyer's insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 8.14(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 8.14(a) unless and to the extent that Buyer is actually prejudiced as a result of such failure.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 8.14.

(e) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

         8.15 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). If Republic delivers to Buyer in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of Republic subject to the reporting requirements of Section 16(a) of the 1934 Act (the "Republic Insiders"), the number of shares of Republic Common Stock held or to be held by each such Republic Insider expected to be exchanged for the Buyer Common Stock in the Merger, and the number and description of the options to purchase shares of Republic Common Stock held by each such Republic Insider and expected to be converted into options to purchase the Buyer Common Stock in the Merger, the Board of Directors of Buyer, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the Republic Insiders of the Buyer Common Stock in exchange for shares of Republic Common Stock, and of options to purchase shares of the Buyer Corporation Common Stock upon conversion of options to purchase Republic Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the information provided by Republic, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from Liability pursuant to Section 16(b) of the 1934 Act, such that any such receipt shall be so exempt. Republic shall take all such steps as may be required to cause the transactions contemplated by Section 3.5 and any other dispositions of Republic equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Republic to be exempt under Rule 16b-3 promulgated under the 1934 Act.

         8.16 ASSUMPTION OF REPUBLIC DEBENTURES. Newco agrees to assume all obligations under the Indenture, including executing any supplemental indenture thereto.

         8.17 ACCOUNTANTS' LETTERS. Republic shall use its reasonable efforts to cause to be delivered to Buyer, and to Buyer's directors and officers who sign the Registration Statement, a letter of Ernst & Young LLP independent auditors with respect to Republic, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to Buyer, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

         8.18 CERTAIN POLICIES. Prior to the Effective Time, Republic shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Buyer, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Buyer; provided, however, that Republic shall not be obligated to take any such action pursuant to this Section 8.18 unless and until Buyer acknowledges that all conditions to its obligation to consummate the Merger have been satisfied or waived and all rights to terminate this Agreement have been waived.

         8.19 LOCAL ADVISORY BOARD. From the Effective Time until the earlier of time that (i) the Subsidiary Combination is consummated or (ii) Buyer otherwise determines to replace the directors of Republic Security Bank, Buyer shall permit the non-employee directors of Republic Security Bank as of the date of this Agreement to continue as directors thereof. From the earlier of (i) and
(ii) in the preceding sentence, Buyer will cause Wachovia Bank, N.A. to create a local advisory board for Palm Beach, Florida and to appoint to the advisory board each such non-employee director who is willing to serve. The local advisory board and each director's appointment will continue in accordance with Wachovia Bank, N.A.'s customary practices for a minimum period of two years from the Effective Time. From the Effective Time, each continuing member of Republic Security Bank's Board of directors or of the advisory board shall receive fees in accordance with Buyer's usually and customary practices, but in no event less than $1,200 annually (with an appropriate reduction in fees for unattended meetings). Service on the Board of Directors of Republic Security Bank and the advisory board shall be treated as service with Buyer for purposes of any Republic Rights outstanding at the Effective Time under Republic's 1991 Director Stock Option Plan, 1993 Director Stock Option Plan, 1997 Performance Incentive Plan, or the plans of any company previously acquired by Republic. Notwithstanding any other provision in this Section 8.19, Buyer shall not be obligated to permit any person to continue as a director of Republic Security Bank or to serve on the advisory board unless such director shall have exercised on or prior to the Effective Time each of the options and warrants that are beneficially owned by him or her and that would be in-the-money at the Effective Time.

         8.20 AMENDMENT OF INDENTURE. As promptly as practicable after the date hereof, Republic shall use reasonable efforts to amend the Indenture in such manner as shall be necessary to permit either Buyer's counsel or Republic's counsel to render the opinion contemplated by Section 9.1(g).

         8.21 FORMATION OF NEWCO. As soon as practicable following the date of this Agreement, Buyer shall cause Newco to be duly organized as a wholly owned subsidiary of Buyer and to become a party to this Agreement by executing and delivering a supplement hereto.

         8.22 DEFEASANCE OF REPUBLIC SENIOR DEBENTURE. At the request of Buyer, Republic agrees that it will use all reasonable efforts promptly to take each of the actions contemplated by Section 11.05 of the Indenture, provided that Republic is not required to make the deposit contemplated by Section 11.05(a) of the Indenture unless Buyer has agreed (pursuant to an agreement reasonably satisfactory to Republic) to lend Republic the funds necessary therefor on terms that are substantially equivalent to the remaining terms of the Senior Debenture except (1) the use of proceeds would be limited to making the deposit contemplated by Section 11.05(a) of the Indenture and (2) the loan would need to be repaid before any change in control of Republic.

                                   ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

(a) STOCKHOLDER APPROVAL. The stockholders of Republic shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any governing instruments.

(b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, all waiting periods required by Law shall have expired and no such Consent shall contain any conditions, restrictions or requirements which would, individually or in the aggregate, have a Material Adverse Effect on Buyer or Republic.

(c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract, Order or Permit of such Party which in the case of non-governmental Consents, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party, and no such Consent shall contain any conditions, restrictions or requirements which would, individually or in the aggregate, have a Material Adverse Effect on Buyer or Republic.

(d) LEGAL PROCEEDINGS. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

(e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Buyer Common Stock issuable pursuant to the Merger shall have been received.

(f) LISTING. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

         9.2 CONDITIONS TO OBLIGATIONS OF BUYER AND NEWCO. The obligations of Buyer and Newco to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 11.6(a) of this
Agreement:

(a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Republic set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Republic set forth in Sections 5.3 and 5.26 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Republic set forth in Sections 5.13(h), 5.13(i), 5.17, 5.20, 5.21, 5.22, 5.24, and 5.25 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Republic set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.13(h), 5.13(i), 5.17, 5.20, 5.21, 5.22, 5.24, 5.25 and 5.26) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Republic; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material, " Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Republic or to a matter being "known" by Republic shall be deemed not to include such qualifications.

(b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Republic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) CERTIFICATES. Republic shall have delivered to Buyer (i) a certificate, dated as of the Effective Time and signed on Republic's behalf by its duly authorized officers, to the effect that the conditions set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Republic's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Buyer and its counsel shall request.

(d) BUYER'S TAX OPINION. Buyer shall have received a written opinion from Sullivan & Cromwell ("Buyer's Counsel"), in a form reasonably satisfactory to Buyer ("Buyer's Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Republic Common Stock who exchange all of their Republic Common Stock solely for Buyer Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Buyer Common Stock), (iii) the tax basis of the Buyer Common Stock received by holders of Republic

Common Stock who exchange all of their Republic Common Stock solely for Buyer Common Stock in the Merger will be the same as the tax basis of the Republic Common Stock surrendered in exchange for the Buyer Common Stock (reduced by an amount allocable to a fractional share interest in Buyer Common Stock for which cash is received), and (iv) the holding period of the Buyer Common Stock received by holders who exchange all of their Republic Common Stock solely for Buyer Common Stock in the Merger will be the same as the holding period of the Republic Common Stock surrendered in exchange thereof, provided that such Republic Common Stock is held as a capital asset at the Effective Time. In rendering Buyer's Tax Opinion, Buyer Counsel shall be entitled to rely upon representations of officers of Republic and Buyer reasonably satisfactory in form and substance to such counsel.

(e) EMPLOYMENT AGREEMENTS. The Employment Agreement entered into with Rudy E. Schupp shall be in full force and effect (other than as a consequence of death or disability). The Noncompetition Agreements entered into with the non-employee directors of Republic shall be in full force and effect (other than as a consequence of death or disability).

(f) INDENTURE. Either Buyer's Counsel (as defined in Section 9.2(d)) or Republic's Counsel (as defined in Section 9.3(d)), or other counsel reasonably acceptable to Buyer, shall have delivered, or shall be prepared to deliver, the opinion contemplated by Section 11.05(d) of the Indenture, dated as of June 30, 1997 between First Palm Beach Bancorp, Inc. and The Bank of New York, as trustee (the "Trustee"), relating to the 10.35% Senior Debentures due 2002 of Republic (the "Indenture") in form satisfactory to the Trustee, and no event or circumstance shall have occurred that would cause the conditions contained in
Section 11.05 of the Indenture to be not able to be satisfied as of the Effective Time.

         9.3 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligations of Republic to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Republic pursuant to Section 11.6(b) of this Agreement:

(a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Buyer set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Buyer set forth in Section 6.9 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.9) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Buyer; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Buyer or to a matter being "known" by Buyer shall be deemed not to include such qualifications.

(b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) CERTIFICATES. Buyer shall have delivered to Republic (i) a certificate, dated as of the Effective Time and signed on Buyer's behalf by its duly authorized officers, to the effect that the conditions set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Buyer's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Republic and its counsel shall request.

(d) REPUBLIC'S TAX OPINION. Republic shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP ("Republic's Counsel"), in a form reasonably satisfactory to Republic ("Republic's Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering Republic's Tax Opinion, Republic's Counsel may require and rely upon representations and covenants, including those contained in certificates of Buyer, Republic, and others, reasonably satisfactory in form and substance to Republic's Counsel.

                                   ARTICLE 10
                                   TERMINATION

10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Republic, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of Buyer and the Board of Directors of Republic; or

(b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) of this Agreement in the case of Buyer or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) of this Agreement in the case of Buyer; or

(c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Republic and Section 9.3(a) in the case of Buyer or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

(d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the stockholders of Republic fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

(e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(e); or

(f) At any time prior to the Stockholders' Meeting, by the Board of Directors of Buyer if the Board of Directors of Republic shall have failed to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer.

10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of Buyer, Republic, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(b), this Section 10.2,
Section 10.3, and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement. The Termination Fee Agreement shall be governed by its terms as to its termination.

         10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 DEFINITIONS.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

"ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

"AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

"AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

"ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"AVERAGE CLOSING PRICE" shall mean the average of the daily closing prices of Buyer Common Stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the fifteen consecutive trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the day preceding the Effective Time. If the price of Buyer Common Stock is adjusted at any time following the first day of such period and prior to the Effective Time by reason of any action by Buyer of the nature described in the second sentence of Section 3.2, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

"BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

"BUYER COMPANIES" shall mean, collectively, Buyer and all Buyer Subsidiaries.

"BUYER CONFIDENTIALITY AGREEMENT" that certain Confidentiality Agreement, dated October 25, 2000, by and between Buyer and Republic.

"BUYER FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Buyer as of June 30, 2000 and as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000 and for each of the three years ended December 31, 1999, 1998, and 1997, as filed by Buyer in SEC Documents, and (ii) the consolidated statements of condition of Buyer (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

"BUYER SUBSIDIARIES" shall mean the Subsidiaries of Buyer.

"CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

"CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

"DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

"EMPLOYMENT AGREEMENT" means the employment agreement between Buyer and Rudy E. Schupp dated the date of this Agreement and in the form provided by Buyer.

"ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"FBCA" shall mean the Florida 1989 Business Corporation Act.

"FLORIDA ARTICLES OF MERGER" shall mean the Articles of Merger executed by Newco and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

"GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

"HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

"HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

"INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person, after due investigation.

"LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

"LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

"LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

"LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

"LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

"MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby, and (d) compliance with the provisions of this Agreement (in accordance with its terms and including, without limitation, the fees and expenses described in this Article
11) on the operating performance of the Parties.

"NASD" shall mean the National Association of Securities Dealers, Inc.

"NCBCA" shall mean the North Carolina Business Corporation Act.

"1933 ACT" shall mean the Securities Act of 1933, as amended.

"1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

"NONCOMPETITION AGREEMENTS" shall mean the noncompetition agreements between Buyer and each of the non-employee directors of Republic, each dated the date of this Agreement and in the form provided by Buyer.

"NORTH CAROLINA ARTICLES OF MERGER" shall mean the certificate of merger to be executed by Newco and filed with the Secretary of State of the State of North Carolina, relating to the Merger as contemplated by Section 1.1 of this Agreement.

"ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

"PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

"PARTY" shall mean either Republic or Buyer (and, where necessary or appropriate, Newco), and "PARTIES" shall mean both Republic and Buyer (and, where necessary or appropriate, Newco).

"PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

"PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

"PROXY STATEMENT" shall mean the proxy statement used by Republic to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Buyer relating to the issuance of the Buyer Common Stock to holders of Republic Common Stock.

"REASONABLE EFFORTS" shall mean the reasonable best efforts of a Party, but shall not require any Party to take any commercially unreasonable action.

"REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by

Buyer under the 1933 Act with respect to the shares of Buyer Common Stock to be issued to the stockholders of Republic in connection with the transactions contemplated by this Agreement.

"REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

"REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

"REPUBLIC COMMON STOCK" shall mean the $.01 par value common stock of Republic.

"REPUBLIC COMPANIES" shall mean, collectively, Republic and all Republic Subsidiaries.

"REPUBLIC CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated September 1, 2000 by, and between Republic and Wachovia.

"REPUBLIC DISCLOSURE MEMORANDUM" shall mean the written information entitled "Republic Disclosure Memorandum" delivered prior to the execution of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

"REPUBLIC FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Republic as of June 30, 2000, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2000, (ii) the consolidated statements of condition (including related notes and schedules, if any) of Republic for each of the three years ended December 31, 1999, 1998, and 1997, filed by Republic in SEC documents and (iii) the consolidated statements of condition of Republic (including related notes and schedules, if any) and related statement of income, change in stockholders equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2000.

"REPUBLIC PREFERRED STOCK" shall mean the $.01 par value preferred stock of Republic.

"REPUBLIC RIGHTS AGREEMENT" shall mean the Rights Agreement by and between Republic and IBJ Schroder Bank and Trust Company, dated as of April 14, 1995.

"REPUBLIC STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Republic, including, without limitation, the stock option plans and programs of any Persons acquired by Republic or a Republic Subsidiary.

"REPUBLIC SUBSIDIARIES" shall mean the Subsidiaries of Republic.

"RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to (or the value of which is wholly or partially derived from), or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

"SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

"STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Republic to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

"SUBSIDIARIES" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC; provided, there shall not be included any entity acquired through foreclosure in the ordinary course of business or any entity the equity securities of which are owned or controlled in a fiduciary capacity in the ordinary course of business.

"SUPERIOR PROPOSAL" means, with respect to Republic, any written Acquisition Proposal made by a Person other than Buyer which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Republic as a result of which either (1) Republic's stock-holders prior to such transaction (by virtue of their ownership of Republic's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Republic prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of Republic and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of Republic whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Republic in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal (including the impact of the exercise of the Termination Fee Agreement) and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

"SURVIVING CORPORATION" shall mean Newco as the surviving corporation resulting from the Merger.

"TAX" OR "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

"TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

"TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

"TERMINATION FEE AGREEMENT" means the letter agreement between Buyer and Republic, dated the date of this Agreement and providing for the payment of a fee by Republic under certain circumstances in connection with or following the termination of this Agreement.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Closing                                         Section 1.2
Continuing Employees                            Section 8.13
Covered Parties                                 Section 8.13(b)
Effective Time                                  Section 1.3
Exchange Agent                                  Section 4.1
Exchange Ratio                                  Section 3.1(b)
Indemnified Parties                             Section 8.14(a)
Merger                                          Section 1.1
Buyer SEC Reports                               Section 6.5(a)
Buyer's Counsel                                 Section 9.2(d)
Buyer's Tax Opinion                             Section 9.2(d)
Republic Benefit Plans                          Section 5.13(a)
Republic Contracts                              Section 5.14
Republic ERISA Affiliate                        Section 5.13(e)
Republic ERISA Plan                             Section 5.13(a)
Republic Insiders                               Section 8.15
Republic Pension Plan                           Section 5.13(a)
Republic Rights                                 Section 3.5(a)
Republic SEC Reports                            Section 5.5(a)
Republic's Counsel                              Section 9.3(d)
Republic's Tax Opinion                          Section 9.3(d)
Takeover Laws                                   Section 5.20
Tax Opinion                                     Section 9.1(f)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 EXPENSES.

(a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Buyer shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and that Buyer and Republic each shall bear and pay one half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

(b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 WAIVER OF JURY TRIAL. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no Representative of the other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.3.

         11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the Republic Disclosure Memorandum) together with the Republic Confidentiality Agreement, the Buyer Confidentiality Agreement and the Termination Fee Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, which shall remain in effect. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.19 of this Agreement and Section 7.2 of the Republic Disclosure Memorandum.

         11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Republic Common Stock will be exchanged for Buyer Common Stock shall not be amended (except in accordance with Section 3.1(b) of this Agreement) after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Republic Common Stock entitled to vote thereon.

         11.6 WAIVERS.

(a) Prior to or at the Effective Time, Buyer, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Republic, to waive or extend the time for the compliance or fulfillment by Republic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

(b) Prior to or at the Effective Time, Republic, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Republic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Republic except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Republic:                  REPUBLIC SECURITY FINANCIAL CORPORATION
                           450 S. Australian Avenue
                           West Palm Beach, Florida  33401
                           Telecopy Number:   (561) 650-2336
                           Attention:  Rudy E. Schupp
                                       Chairman, President, and Chief Executive
                                       Officer

Copy to Counsel:           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           Four Times Square
                           New York, New York  10036-6522
                           Telecopy Number:  (212) 735-2000
                           Attention:  William S. Rubenstein

Buyer:                     WACHOVIA CORPORATION
                           100 North Main Street
                           P.O. Box 3099
                           Winston-Salem, North Carolina  27150
                           Telecopy Number:  (336) 732-6630
                           Attention:  General Counsel

Copy to Counsel:           SULLIVAN & CROMWELL
                           125 Broad Street
                           New York, New York  10004
                           Telecopy Number:  (212) 558-3588
                           Attention:  Mark J. Menting

         11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable principles of conflicts of Laws, except to the extent that the Laws of the State of Florida relate to the consummation of the Merger.

         11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

         11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

REPUBLIC SECURITY FINANCIAL CORPORATION



By: /s/ Alisaa E. Ballot                    By:  /s/ Rudy E. Schupp
    -----------------------                      ---------------------
      Alissa E. Ballot                             Rudy E. Schupp
      Secretary                                    Chairman, President, and
                                                   Chief Executive Officer

[CORPORATE SEAL]


WACHOVIA CORPORATION


By: /s/ Stanhope A. Kelly
    -----------------------
      Stanhope A. Kelly
      Senior Executive Vice President

                                                                       Exhibit 1
                                                                       ---------


                             FORM OF PLAN OF MERGER


         PLAN OF MERGER (this "Plan") of Republic Security Financial Corporation, a Florida corporation ("Republic"), ___________________, a North Carolina Corporation ("Newco"), and Wachovia Corporation, a North Carolina corporation ("Buyer").

                                   DEFINITIONS

         Certain Definitions. The following terms are used in this Plan with the meanings set forth below:

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Average Closing Price" shall mean the average of the daily closing prices of Buyer Common Stock as reported on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source) for the fifteen consecutive trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the day preceding the Effective Time. If the price of Buyer Common Stock is adjusted at any time following the first day of such period and prior to the Effective Time by reason of any action by Buyer of the nature described in the second sentence of Section 3.2, then all prices preceding such adjustment shall themselves be adjusted so as to be comparable with those following such adjustment.

         "Buyer" shall have the meaning set forth in the preamble of this Plan.

         "Buyer Common Stock" shall have the meaning set forth in Section 3.1(b) of this Plan.

         "Buyer Companies" means, collectively, Buyer and all Buyer
Subsidiaries.

         "Closing" shall have the meaning set forth in Section 1.2 of this Plan.

         "Exchange Ratio" shall have the meaning set forth in Section 3.1 of this Plan.

         "Effective Time" shall have the meaning set forth in Section 1.3 of this Plan.

         "Exchange Agent" shall have the meaning set forth in Section 4.1 of this Plan.

         "FBCA" means the Florida Business Corporation Act.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Maximum Exchange Ratio" shall have the meaning set forth in Section
3.1 of this Plan.

         "Merger" shall have the meaning set forth in Section 1.1 of this Plan.

         "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 29, 2000, by and between Republic and Buyer.

         "Minimum Exchange Ratio" shall have the meaning set forth in Section
3.1 of this Plan.

         "Newco" shall have the meaning set forth in the preamble of this Plan.

         "NCBCA" means the North Carolina Business Corporation Act.

         "Party" shall mean either Republic or Buyer (and, where necessary or appropriate, Newco), and "Parties" shall mean both Republic and Buyer (and, where necessary or appropriate, Newco).

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

         "Republic" shall have the meaning set forth in the preamble to this Plan.

         "Republic Common Stock" means the $0.01 par value common stock of Republic.

         "Republic Companies" means, collectively, Republic and all Republic Subsidiaries.

         "Republic Rights" shall have the meaning set forth is Section 3.5 of this Plan.

         "Republic Stock Plans" means the existing stock option and other stock-based compensation plans of Republic, including, without limitation, the stock option plans and programs of any Person acquired by Republic or a Republic Subsidiary.

         "Subsidiaries" shall have the meaning ascribed to such term in Rule 1-02 of the Securities and Exchange Commission's Regulation S-X; provided, there shall not be included any entity acquired through foreclosure in the ordinary course of business or any entity the equity securities of which are owned or controlled in a fiduciary capacity in the ordinary course of business.

         "Surviving Corporation" means Buyer, as the surviving corporation resulting from the Merger.

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 MERGER. Subject to the terms and conditions of this Plan, at the Effective Time, Republic shall be merged with and into Newco in accordance with the provisions of Section 607.1107 of the FBCA and Section 55-11-07 of the NCBCA and with the effect provided in Section 607.1106 of the FBCA and Section 55-11-06 of the NCBCA, respectively (the "Merger"). Newco shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North

Carolina. The Merger shall be consummated pursuant to the terms of this Plan, which has been approved and adopted by the respective Boards of Directors of Republic, Newco and Buyer.

         1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 6:00 P.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

         1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Plan shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida and the North Carolina Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by Buyer within the fifth business day to occur after the last of the conditions set forth in
Article 5 (other than the conditions relating to items to be delivered on the day of the Closing) shall have been satisfied or waived in accordance with the terms of this Plan (or, at the election of Buyer, on the first business day of the month immediately succeeding the month in which such day occurs).


                                   ARTICLE 2
                                 TERMS OF MERGER

         2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of Newco in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.2 BYLAWS. The Bylaws of Newco in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.3 DIRECTORS AND OFFICERS. The directors of Newco in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Newco in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Newco or Republic, or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

(a) Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of Republic Common Stock (including any associated stock purchase rights but excluding shares held by any Republic Company or any Buyer Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall by virtue of the Merger Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares (the "Exchange Ratio") of the common stock, par value $5.00 per share of Buyer ("Buyer Common Stock"), rounded to the nearest ten-thousandth of a share, determined by dividing 7.00 by the Average Closing Price; provided that (i) if the Average Closing Price is equal to or greater than $56.2375, the Exchange Ratio shall be .1245 (the "Minimum Exchange Ratio") and (ii) if the Average Closing Price is equal to or less than $46.0125, the Exchange Ratio shall be .1521 (the "Maximum Exchange Ratio").

         3.2 ANTI-DILUTION PROVISIONS. In the event Republic changes the number of shares of Republic Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio, the Minimum Exchange Ratio and the Maximum Exchange Ratio shall be proportionately adjusted. In the event Buyer changes the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the formula for calculating the Minimum Exchange Ratio and the Maximum Exchange Ratio shall be adjusted appropriately.

         3.3 SHARES HELD BY REPUBLIC OR BUYER. Each of the shares of Republic Common Stock held by any Republic Company or by any Buyer Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, each holder of shares of Republic Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of Buyer Common Stock multiplied by the market value of one share of Buyer Common Stock at the Effective Time. The market value of one share of Buyer Common Stock at the Effective Time shall be the closing price of Buyer Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Buyer) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         3.5 CONVERSION OF STOCK RIGHTS.

(a) Except as provided in Section 3.5(d), at the Effective Time, each award, option, or other right to purchase or acquire shares of Republic Common Stock pursuant to stock options, stock appreciation rights ("SAR's"), or stock awards and awards or other rights the value of which is determined by reference to the value of shares of Republic Common Stock ("Republic Rights"), in each case granted by Republic under the Republic Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Republic Right, in accordance with the terms of the Republic Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Buyer and its Compensation Committee shall be substituted for Republic and the Committee of Republic's Board of Directors (including, if applicable, the entire Board of Directors of Republic) administering such Republic Stock Plan, (ii) each Republic Right assumed by Buyer may be exercised solely for shares of Buyer Common Stock (or cash in the case of stock appreciation rights),
(iii) the number of shares of Buyer Common Stock subject to such Republic Right shall be equal to the number of shares of Republic Common Stock subject to such Republic Right immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Republic Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Republic Right by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Republic Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. At or prior to the Effective Time, Republic shall take all action, if any, necessary with respect to the Republic Stock Plans to permit the foregoing provisions of this Section 3.5(a) and the proviso to the first sentence of Section 3.5(b).

(b) At the Effective Time, Buyer shall assume the Republic Stock Plans; provided that such assumption shall be only in respect of the Republic Rights assumed pursuant to Section 3.5(a) and that Buyer shall have no obligation to make any additional grants or awards under assumed Republic Stock Plans.


                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer and Republic shall cause EquiServe Trust Company, N.A. or another exchange agent selected by Buyer (the "Exchange Agent") to mail to the former stockholders of Republic appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Republic Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, together with properly completed transmittal materials, shall receive in exchange therefor the consideration provided in Section 3.1 of this Plan, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan. To the extent required by Section 3.4 of this Plan, each holder of shares of Republic Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Buyer Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of Republic Common Stock shall be deemed for all purposes, other than as provided below with respect to voting and the payment of dividends or other distributions, to represent the consideration into which the number of shares of Republic Common Stock represented thereby prior to the Effective Time shall have been converted. Buyer shall not be obligated to deliver the consideration to which any former holder of Republic Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Republic Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Republic Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan notwithstanding, neither the Surviving Corporation, Republic, nor the Exchange Agent shall be liable to a holder of Republic Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 RIGHTS OF FORMER REPUBLIC STOCKHOLDERS. At the Effective Time, the stock transfer books of Republic shall be closed as to holders of Republic Common Stock immediately prior to the Effective Time and no transfer of Republic Common Stock by any such holder shall thereafter be made or recognized. Until exchanged in accordance with the provisions of Section 4.1 of this Plan, each certificate theretofore representing shares of Republic Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan in exchange therefor. Former stockholders of record of Republic shall not be entitled to vote after the Effective Time at any meeting of Buyer stockholders until such holders have exchanged their certificates representing Republic Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this

Plan. Whenever a dividend or other distribution is declared by Buyer on the Buyer Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Buyer Common Stock issuable pursuant to this Plan, but no dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Republic Common Stock issued and outstanding at the Effective Time until such certificate is exchanged as provided in Section 4.1 of this Plan. However, upon exchange of such Republic Common Stock certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Republic Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate, the shares of Buyer Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan.


                                    ARTICLE 5
                            CONDITIONS TO THE MERGER

         5.1. Consummation of the Merger is subject to the conditions set forth in Article 9 of the Merger Agreement.


                                    ARTICLE 6
                                   TERMINATION

         6.1. This Plan may be terminated, and the Merger may be abandoned prior to the Effective Time as provided in Article 10 of the Merger Agreement.

                                                                       Exhibit 2
                                                                       ---------


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         AMENDMENT NO. 1, dated as of October 29, 2000 (this "Amendment"), to the Rights Agreement, dated as of April 14, 1995 (the "Rights Agreement"), between Republic Security Financial Corporation, a Florida corporation (the "Company"), and IBJ Schroder Bank & Trust Company, as rights agent (the "Rights Agent").

                                   WITNESSETH

         WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

         WHEREAS, no Distribution Date (as defined in Section 1(h) of the Rights Agreement) has occurred as of the date of this Amendment; and

         WHEREAS, Section 26 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement in accordance with the terms of Section 26; and

         WHEREAS, the Company and Wachovia Corporation, a North Carolina corporation ("Wachovia") have entered into an Agreement and Plan of Merger, dated as of October 29, 2000 (the "Merger Agreement"), pursuant to which a subsidiary of Wachovia will merge (the "Merger") with and into the Company with the Company as the surviving corporation in the Merger; and

         WHEREAS, the Board of Directors has determined that the transactions contemplated by the Merger Agreement are in the best interests of the Company and its stockholders; and

         WHEREAS, the Board of Directors has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Rights Agreement to provide for the termination of the Rights upon consummation of the Merger; and

         WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

         1. The last sentence of subsection (d) of Section 13 of the Rights Agreement is hereby amended in its entirety to read as follows:

         "Upon consummation of the earlier of (A) any such transaction contemplated by this section (d), or (B) the merger of the Company and a subsidiary of Wachovia Corporation, a North Carolina corporation ("Wachovia") as contemplated by the Agreement and Plan of Merger, dated as of October 29, 2000 (the "Merger Agreement"), by and between the Company and Wachovia, all Rights hereunder shall expire."

         2. Section 15 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

         "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the Merger Agreement."

         3. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         4. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

         5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         6. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested as of the day and year first above written.


ATTEST:                                   REPUBLIC SECURITY FINANCIAL
                                          CORPORATION


By:                                       By:
   ------------------------------            ------------------------------
   Name:                                     Name:
   Title:                                    Title:


ATTEST:                                   IBJ SCHRODER BANK & TRUST COMPANY


By:                                       By:
   ------------------------------            ------------------------------
   Name:                                     Name:
   Title:                                    Title:

                                                                       Exhibit 3
                                                                       ---------


                                                     October __, 2000


Wachovia Corporation
100 North Main Street
Winston-Salem, NC  27101

Republic Security Financial Corporation
450 S. Australian Avenue
West Palm Beach, FL 33401

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Republic Security Financial Corporation, a Florida corporation ("Republic"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2000 (the "Merger Agreement"), by and between Republic and Wachovia Corporation, a North Carolina corporation ("Buyer"), Republic plans to merge with and into a subsidiary of Buyer (the "Merger") and that the Merger is intended to be accounted for under the "purchase" accounting method.

         I further understand that as a result of the Merger, I may receive shares of common stock, par value $5.00 per share, of Buyer ("Buyer Common Stock") (i) in exchange for shares of common stock, par value $0.01 per share, of Republic ("Republic Common Stock") or (ii) as a result of the exercise of Rights (as defined in the Merger Agreement).

         I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Buyer Common Stock and Republic Common Stock, to the extent I felt necessary, with my counsel or counsel for Republic.

          I represent, warrant and covenant with and to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

         1. I shall not make any sale, transfer, or other disposition of such Buyer Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Buyer, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.


         2. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of shares of Buyer Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         3. I understand that stop transfer instructions will be given to Buyer's transfer agent with respect to shares of Buyer Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

                    "The shares represented by this certificate were issued as a result of the merger of Republic Security Financial Corporation with and into a subsidiary of Wachovia Corporation on _______, 2000, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Wachovia Corporation, a copy of which agreement is on file at the principal offices of Wachovia Corporation."

         4. I understand that, unless transfer by me of the Buyer Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Buyer reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

                    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Republic Security Financial Corporation with and into a subsidiary of Wachovia Corporation on ______, 2000, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs
(3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Buyer (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Buyer that Buyer Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).



         I further understand and agree that this letter agreement shall apply to all shares of Republic Common Stock and Buyer Common Stock that I am deemed to beneficially own pursuant to applicable federal securities law and I further represent, warrant and covenant with and to Buyer that I will have, and will cause each of the other parties whose shares are deemed to be beneficially owned by me to have, all shares of Republic Common Stock or Buyer Common Stock owned by me or such parties registered in my name or the name of such parties, as applicable, prior to the effective date of the Merger and not the name of any bank, broker or dealer, nominee or clearing house.


                                             Very truly yours,


                                            By
                                               --------------------------------
                                               Name:

Accepted this ____ day of October 2000.


REPUBLIC SECURITY FINANCIAL CORPORATION


By
  --------------------------------------
     Name:
     Title:



WACHOVIA CORPORATION


By
  --------------------------------------
     Name:
     Title:

                                                                      APPENDIX B


                     REPUBLIC SECURITY FINANCIAL CORPORATION
                           450 South Australian Avenue
                         West Palm Beach, Florida 33401

                                October 29, 2000



Attention:


Ladies and Gentlemen:

         We refer to the Agreement and Plan of Merger (the "Agreement") of even date herewith between Wachovia Corporation ("Buyer") and Republic Security Financial Corporation ("Republic"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

         In order to induce Buyer to enter into the Agreement, and in consideration of Buyer's undertaking of efforts in furtherance of the transactions contemplated thereby, Republic agrees as follows:

         1. Representations and Warranties. Republic hereby represents and warrants to Buyer that Republic has all requisite corporate power and authority to enter into this letter agreement (the "Letter Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Letter Agreement have been duly and validly authorized by all necessary corporate action on the part of Republic. This Letter Agreement has been duly executed and delivered by Republic and is a valid and legally binding obligation of Republic.

         2. Termination Fee. (a) In the event that:

                     (i) Either (x) the Agreement shall have been terminated pursuant to Sections 10.1(b) or 10.1(c) thereof, in either case by Buyer by virtue of a willful breach by Republic that remains uncured after written notice of such breach shall have been provided to Republic by Buyer or (y) the Agreement shall have been terminated pursuant to any provision of Section 10.1 thereof and prior to or concurrently with such termination, a First Trigger Event shall have occurred; and

                     (ii) prior to, concurrently with or within 12 months after the termination of the Agreement an Acquisition Event (as such term is defined below) shall have occurred,

Republic shall pay to Buyer a cash fee of $15 million. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of such Acquisition Event.

              (b) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

                     (i) Republic's Board of Directors shall have failed to approve or recommend the Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

                     (ii) Republic or any Significant Subsidiary (as such term is defined below), or the Board of Directors of Republic or a Significant Subsidiary, shall have recommended that the stockholders of Republic approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

                     (iii) the Agreement shall not have been approved at a meeting of Republic stockholders which has been held for that purpose prior to termination of the Agreement in accordance with its terms or such meeting shall not have been held in violation of the Agreement or shall have been cancelled before termination of the Agreement, if prior thereto it shall have been publicly announced that any person (other than Buyer or any of its subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

                     (iv) any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) other than Buyer and its subsidiaries shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 10% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Republic or a Significant Subsidiary;

                     (v) following the making of an Acquisition Proposal, Republic shall have intentionally breached any covenant or agreement contained in the Agreement such that Buyer would be entitled to terminate the Agreement under Section 10.1(c) thereof (without regard to any grace period provided for therein) unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Agreement; or

                     (vi) any person other than Buyer or any of its subsidiaries shall have made an Acquisition Proposal and such Acquisition Proposal shall have been publicly announced.

              (c) As used herein, "Acquisition Event" shall mean (i) the execution by Republic of a definitive agreement providing for, or the consummation of, any transaction described in clauses (A), (B), or (C) of the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 30% instead of 10% or (ii) the acquisition by any person (together with its affiliates and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act) other than Republic, Buyer and any of their respective subsidiaries of beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of more than 30% of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Republic or a Significant Subsidiary.

              (d) As used herein, "Acquisition Proposal" shall mean after the date hereof any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form), (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Buyer or any of its subsidiaries: (A) a merger or consolidation, or any similar transaction, involving Republic or any Significant Subsidiary (other than mergers, consolidations or similar transactions involving solely Republic and/or one or more wholly-owned subsidiaries of Republic and other than a merger or consolidation as to which the common stockholders of Republic immediately prior thereto in the aggregate own at least 60% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Republic or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Republic or any Significant Subsidiary.

              (e) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Republic.

         3. To the extent that Republic is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Republic herein in full, it shall immediately so notify Buyer and thereafter deliver or cause to be delivered, from time to time, to Buyer, the portion of the payments required to be paid by it herein that it is no longer prohibited from paying, within five business days after the date on which Republic is no longer so prohibited; provided, however, that if Republic at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Buyer with copies of the same, and (iii) keep Buyer advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

         4. In the event of an Acquisition Event and the payment by Republic of the fee provided for in Section 2 hereof, Buyer shall have the right to no further remedy from Republic as a result of the termination of the Agreement and the consummation of an Acquisition Event.

         5. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of North Carolina without regard to conflicts of laws principles thereof.

         6. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7. Nothing contained herein shall be deemed to authorize Republic or Buyer to breach any provision of the Agreement.

         8. The provisions of this Letter Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

         Please confirm your agreement with the understanding set forth herein by signing and returning to us the enclosed copy of this Letter Agreement.

                                          Very truly yours,

                                          REPUBLIC SECURITY
                                          FINANCIAL CORPORATION


                                          By: /s/ Rudy E. Schupp
                                              -------------------------------
                                              Rudy E. Schupp
                                              Chairman, President, and
                                              Chief Executive Officer


Accepted and agreed to as of the date first above written:

WACHOVIA CORPORATION


By: /s/ Stanhope A. Kelly
    ---------------------------------------
    Stanhope A. Kelly
    Senior Executive Vice President

                                                                     APPENDIX C



______________, 2000


Board of Directors
Republic Security Financial Corporation
450 S. Australian Avenue
West Palm Beach, FL  33401


Ladies and Gentlemen:

         Republic Security Financial Corporation ("Republic") and Wachovia Corporation ("Wachovia") have entered into an Agreement and Plan of Merger, dated as of October 29, 2000 (the "Agreement"), pursuant to which Republic will be merged with and into a wholly-owned subsidiary of Wachovia (the "Merger"). Upon consummation of the Merger, each share of Republic common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (together with the associated stock purchase rights issued pursuant to the Rights Agreement dated as of April 14, 1995 by and between Republic and IBJ Schroder, as Rights Agent, the "Republic Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive that number of shares (the "Exchange Ratio") of Wachovia common stock, par value $5.00 per share, as shall be equal to the quotient of $7.00 divided by the Average Closing Price (as defined in the Agreement); provided, however, that if the Average Closing Price is less than $46.0125, the Exchange Ratio shall be 0.1521, and if the Average Closing Price is greater than $56.2375, the Exchange Ratio shall be 0.1245. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Republic Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto, including the form of Plan of Merger; (ii) the Termination Fee Agreement dated October 29, 2000 by and between Republic and Wachovia; (iii) certain publicly available financial statements and other historical financial information of Republic that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of Wachovia that we deemed relevant; (v) certain internal financial analyses and forecasts of Republic for the years ending December 31, 2000 and 2001 prepared by management of Republic, consensus earnings per share estimates for Republic for the years ending December 31, 2000 and 2001 published by First Call Corporation and the views of senior management of Republic, based on limited discussions with members of senior management, regarding Republic's past and current business, financial condition, results of operations and future prospects; (vi) consensus earnings per share estimates for Wachovia for the years ending December 31, 2000 and 2001 published by First Call Corporation and the views of senior management of Wachovia, based on limited discussions with members of senior management of Wachovia, regarding Wachovia's past and current business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger, including the relative contributions of Republic and Wachovia to the resulting institution; (viii) the publicly reported historical price and trading activity for Republic's and Wachovia's common stock, including a comparison of certain financial and stock market information for Republic and Wachovia with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Board of Directors
Republic Security Financial Corporation
October 29, 2000
Page 2


         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Republic or Wachovia or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Republic or Wachovia or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Republic or Wachovia nor have we reviewed any individual credit files relating to Republic or Wachovia. We have assumed that the respective aggregate allowances for loan losses for both Republic and Wachovia are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Republic and Wachovia for the accuracy and completeness of the financial statements made available to us. With respect to the financial projections and earnings estimates prepared by and/or reviewed with the respective managements of Republic and Wachovia, we have assumed that they have been reasonably prepared and that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of Republic and Wachovia and that such performances will be achieved, and we express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Republic's or Wachovia's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Republic and Wachovia will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Wachovia's common stock will be when issued to Republic's shareholders pursuant to the Agreement or the prices at which Republic's or Wachovia's common stock will trade at any time.

         We have acted as Republic's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Republic and have received compensation for such services.

         In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Republic and Wachovia. We may also actively trade the debt and equity securities of Republic and Wachovia for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Republic Security Financial Corporation
October 29, 2000
Page 3


         Our opinion is directed to the Board of Directors of Republic in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Republic as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Republic's and Wachovia's Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of Republic Shares.

                                          Very truly yours,